As filed with the Securities and Exchange Commission on September
          30, 1994
                                   Registration No. 33-

================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          FIRST COMMERCE CORPORATION
              (Exact name of registrant as specified in its charter)

      Louisiana                   6711                      72-0701203
    (State or other      (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of       Classification Code Number)     Identification
     incorporation or                                          Number)
     organization)

                             210 Baronne Street
                       New Orleans, Louisiana  70112
                               (504) 561-1371
              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


      Copy to:                                      DAVID B. KELSO                             Copy to:
ANTHONY J. CORRERO, III                           210 Baronne Street                        CATHY E. CHESSIN
  Correro, Fishman &                         New Orleans, Louisiana 70112                Gordon, Arata, McCollam
   Casteix, L.L.P.                                  (504) 561-1371                          & Duplantis, L.L.P.
     47th Floor                             (Name, address, including zip                        40th Floor
201 St. Charles Avenue                      telephone number, including area              201 St. Charles Avenue
New Orleans, Louisiana 70170-4700             code, of agent for service)              New Orleans, Louisiana 70170




     APPROXIMATE  DATE  OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
       Upon the effective date of the mergers described in this registration statement.

                           _________________________________
                If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the
          following box. [   ]

                           CALCULATION OF REGISTRATION FEE
==============================================================================
                                    Proposed    Proposed
                                     Maximum     Maximum
 Title of Each      Number of       Offering    Aggregate
Class of Securities Shares to be    Price Per   Offering     Amount of
to be Registered    registered<FN1>  Share<FN2> Price<FN2>  Registration<FN2>
______________________________________________________________________________
Common Stock
$5 Par value         562,500         $78.79    $7,879,000     $2,717


<FN1>   Based on the minimum closing sales price of a share of First Commerce
        Corporation ("FCC") Common Stock, $5 par value per share of $24.00 that may be applied pursuant to the pricing formula described herein.

<FN2>   Calculated in accordance with Rule 457(f)(2), based on the aggregate book value as of August 31, 1994 of the shares of common stock, $5 par value per share, of Bancorp to be converted in connection with the mergers, all as described in the registration statement, and computed by multiplying the book value per share of Bancorp Common Stock on August 31, 1994 of $78.79 by 100,000 representing the number of issued and outstanding shares of Bancorp Common Stock on
        August 31, 1994.
                      ________________________________

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
==============================================================================

                              FIRST COMMERCE CORPORATION
                                CROSS REFERENCE SHEET


          Item of Form S-4                   Location in Prospectus
      ___________________________          ___________________________

                        A.  Information About the Transaction

     1.   Forepart  of Registration           Cover Page
          Statement   and   Outside
          Front   Cover   Page   of
          Prospectus

     2.  Inside  Front and Outside            Inside Cover; Table of Contents
         Back Cover Pages of Prospectus


     3.  Risk Factors, Ratio of Earnings                  *
         to Fixed Charges and Other
         Information

     4.  Terms of the Transaction             Summary; The Plan

     5.  Pro Forma Financial                  First Commerce Corporation Pro
         Information                          Forma Condensed Combined
                                              Financial Statements (Unaudited)

     6.  Material Contacts with                           *
         the Company Being
         Acquired

     7.  Additional Information                           *
         Required for Reoffering
         by Persons and Parties
         Deemed to be Underwriters

     8.  Interests of Named                               *
         Experts and Counsel

    9.   Disclosure of Commission                         *
         Position on Indemnification
         for Securities Act Liability


                         B.  Information About the Registrant

   10.   Information  with Respect            Information about FCC
         to S-3 Registrants

   11.   Incorporation  of Certain            Information about FCC
         Information by Reference

   12.   Information with  Respect                        *
         to S-2 or S-3 Registrants

   13.   Incorporation  of Certain                        *
         Information by Reference

   14.   Information with  Respect                        *
         to Registrants other than
         S-2 or S-3 Registrants


                   C.  Information About the Company Being Acquired

   15.   Information  with Respect                        *
         to S-3 Companies

   16.   Information with  Respect                        *
         to S-2 or S-3 Companies

   17.   Information with Respect             Information about Bancorp
         to Companies other  than
         S-2 or S-3 Companies


                   D.  Voting and Management Information

   18.   Information if Proxies,
         Consents or Authorizations
         are to be Solicited

         (1) Date, Time and Place             Introductory Statement-General
             Information

         (2) Revocability of Proxy            Introductory Statement-
                                              Solicitation, Voting and
                                              Revocation of Proxies

         (3) Dissenters' Rights               Dissenters' Rights
             of Appraisal

         (4) Persons Making Solicitation      Introductory Statement-General

         (5) Interests of Certain             Summary-Interest of Certain
             Persons in Matters               Persons in the Mergers; The
             to be Acted upon;                Plan - Interest of Certain
             Voting Securities                Persons in the Mergers; The
             and Principal Holders            Plan   -   Employee  Benefits;
             Thereof                          Information  About  Bancorp  -
                                              Security  Ownership  of
                                              Principal Shareholders  and
                                              Management

         (6) Vote Required for Approval       Introductory  Statement-Shares
                                              Entitled to Vote; Quorum; Vote
                                              Required

         (7) Directors and Executive          Information About Bancorp;
             Officers; Executive              Information About FCC
             Compensation; Certain
             Relationships  and
             Related Transactions

  19.  Information if Proxies,                           *
       Consents or Authorizations
       are not to be  Solicited
       or in an Exchange Offer


          _______________

          *  Not applicable or answer is in the negative.

                               CITY BANCORP, INC.
                               712 Center Street
                          New Iberia, Louisiana  70560


                               ____________, 1994


          Dear Shareholder:

               You are invited to attend a special meeting of shareholders of City Bancorp, Inc. ("Bancorp") to be held on ____________, ____________, 1994 at ________ __.m., local time at Bancorp's main office, 712 Center Street, in the City of New Iberia, Louisiana.

               At the meeting, you will be asked to approve an Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan") pursuant to which, among other things, City Bank & Trust Company, New Iberia, Louisiana ("City Bank"), the wholly-owned banking subsidiary of Bancorp, will merge into The First National Bank of Lafayette ("FNBL"), a wholly-owned banking subsidiary of First Commerce Corporation ("FCC") (the "Bank Merger") and, immediately thereafter, Bancorp will merge into FCC (the
          "Holding Company Merger" which, together with the Bank Merger, are collectively called the "Mergers"). The terms of the Plan provide that, on the effective date of the Holding Company Merger, each outstanding share of common stock of Bancorp will be converted into shares of FCC common stock as more fully described in the attached Proxy Statement. You are urged carefully to read the Proxy Statement in its entirety for a more complete description of the terms of the Plan and the proposed Mergers.

               The Plan has been approved unanimously by your Board of Directors. The Board believes that the proposed Mergers are in the best interests of Bancorp's shareholders. As a result of the proposed Mergers, you, as a new shareholder of FCC, will own common stock in a bank holding company whose stock is publicly traded on the Nasdaq National Market. Through its wholly-owned bank subsidiary FNBL, FCC will be better able to offer a broad range of banking services to Iberia and St. Martin Parishes and to compete more effectively with bank holding companies and other financial institutions in the changing economic and legal environment facing all financial institutions. The Board also believes that the Plan provides fair financial terms to Bancorp's shareholders.

               The Board of Directors recommends that you vote FOR the Plan and urges you to execute the enclosed proxy and return it promptly in the accompanying envelope.

                                             Very truly yours,



                                             Richard L. Delhomme
                                             President

                               CITY BANCORP, INC.
                               712 Center Street
                          New Iberia, Louisiana  70560

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON ____________, 1994

          New Iberia, Louisiana
          ____________, 1994

               A special meeting of shareholders of City Bancorp, Inc. ("Bancorp") will be held on ____________, ____________, 1994 at ________ __.m. local time at Bancorp's main office, 712 Center Street, New Iberia, Louisiana, to vote upon the following matters:

                    1.   A proposal to approve an Agreement  and  Plan
               of Merger and two related merger agreements (collectively, the "Plan") pursuant to which, among other things: (a) City Bank & Trust Company, New Iberia, Louisiana, the wholly-owned bank subsidiary of Bancorp, will merge into The First National Bank of Lafayette, a wholly-owned bank subsidiary of First Commerce Corporation ("FCC"), (b) immediately thereafter, Bancorp will merge into FCC (the "Holding Company Merger"), and (c) on the effective date of the Holding Company Merger, each outstanding share of common stock of Bancorp will be converted into a number of shares of FCC common stock as determined in accordance with the terms of the Plan.

                    2. Such other matters as may properly come before the meeting or any adjournments thereof.

               Only shareholders of record at the close of business on ____________, ____________, 1994 are entitled to notice of and to vote at the special meeting.

               Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the Holding Company Merger is effected upon approval by less than eighty percent (80%) of the total voting power of Bancorp.

               Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice of Bancorp's Secretary at any time prior to the voting thereof.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      ______________________________
                                      Beldon E. Fox, Sr.
                                      Chairman of the Board

                                      ________________________
                                      Patrick D. Burke
                                      Secretary

                           FIRST COMMERCE CORPORATION

                         Common Stock, $5.00 par value

                    ________________________________________

                               City Bancorp, Inc.
          Special  Meeting  of  Shareholders  to be held ____________,
          1994


               First Commerce Corporation ("FCC") has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 562,500 shares of common stock, $5 par value, of FCC ("FCC Common Stock") which may be issued in connection with a proposed merger of City Bancorp, Inc. ("Bancorp") into FCC as determined on the basis of the operation of the pricing formula described herein. This document constitutes a Proxy Statement of Bancorp in connection with the transactions described herein and a Prospectus of FCC with respect to the shares of FCC Common Stock to be issued if the merger is consummated. The actual number of shares of FCC Common Stock to be issued will be determined in accordance with the terms of the Agreement and Plan of Merger described herein.

                    ________________________________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMIS-SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ________________________________________


               No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement and Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by FCC or Bancorp. This Proxy Statement and Prospectus shall not constitute an offer by FCC to sell or the solicitation of an offer by FCC to buy nor shall there be any sale of the securities offered by this Proxy Statement and Prospectus in any state in which, or to any person to whom, it would be unlawful prior to registration or qualification under the laws of such state for FCC to make such an offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of FCC or Bancorp since the date hereof.
                    ________________________________________

          This  Proxy  Statement and Prospectus is dated ____________,
          1994

                                AVAILABLE INFORMATION


               FCC is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by FCC, can be inspected at, and copies thereof may be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and from the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

               FCC has filed with the  Commission  a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act with respect to the common stock offered by this Proxy Statement and Prospectus. This Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Proxy Statement and Prospectus as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to FCC, reference is made to the Registration Statement, including the exhibits thereto.

               As more fully set forth under the heading captioned "Information about FCC" elsewhere herein, certain information with respect to FCC has been incorporated by reference into this Proxy Statement and Prospectus. FCC hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement and Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information or documents which have been incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed to Mr. Thomas L. Callicutt, Jr., Senior Vice President and Controller, First Commerce Corporation, P. O. Box 60279, 925 Common Street, 7th Floor, New Orleans, Louisiana 70160, telephone (504) 582-2900. In order to ensure timely delivery of the documents, any request should be made by ____________, 1994.

                                  TABLE OF CONTENTS

                                                                       Page

          SUMMARY                                                         i
               The Companies                                              i
               The Banks                                                  i
               The Special Meeting                                       ii
               Purpose of the Special Meeting                            ii
               Vote Required                                             ii
               Reasons for the Plan; Recommendation of
                 Bancorp's Board of Directors                            ii
               Opinion of Chaffe & Associates, Inc.                     iii
               Conversion of Bancorp Common Stock                       iii
               Exchange of Certificates                                  iv
               Conditions to Consummation of the Mergers                  v
               Waiver, Amendment and Termination                          v
               Interests of Certain Persons in the Mergers               vi
               Joinder of Shareholders                                   vi
               Employee Benefits                                        vii
               Certain Federal Income Tax Consequences                  vii
               Dissenters' Rights                                       vii
               Selected Financial Data of Bancorp                      viii
               Selected Financial Data of FCC                            ix
               Comparative Per Share Data (Unaudited)                     x
               Market Prices and Dividends                              xii

          INTRODUCTORY STATEMENT                                          1
               General                                                    1
               Purpose of the Special Meeting                             1
               Shares Entitled to Vote; Quorum; Vote Required             1
               Solicitation, Voting and Revocation of Proxies             2

          THE PLAN                                                        2
               General                                                    2
               Background of and Reasons for the Plan                     3
               Opinion of Chaffe & Associates, Inc.                       3
               Conversion of Bancorp Common Stock                         5
               Effective Date                                             6
               Exchange of Certificates                                   6
               Regulatory Approvals and Other Conditions of the Mergers   7
               Conduct of Business Prior to the Effective Date            8
               Waiver, Amendment and Termination                          9
               Interests of Certain Persons in the Mergers               10
               Joinder of Shareholders                                   11
               Employee Benefits                                         11
               Expenses                                                  13
               Status Under Federal Securities Laws; Certain
                 Restrictions on Resales                                 13
               Accounting Treatment                                      13

          CERTAIN FEDERAL INCOME TAX CONSEQUENCES                        14

          DISSENTERS' RIGHTS                                             15

          INFORMATION ABOUT BANCORP                                      17
               Principal Business                                        17
               Market Prices and Dividends                               17
               Property                                                  18
               Employees                                                 19
               Security Ownership of Principal
                 Shareholders and Management                             19

          BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          FOR THE TWO YEARS ENDED DECEMBER 31, 1993 and 1992             21
               Overview                                                  21
               Results of Operations                                     22
               Analysis of Financial Condition                           27

          BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR
          THE SIX MONTHS ENDED JUNE 30, 1994 AND 1993                    34
               Overview                                                  34
               Results of Operations                                     34
               Analysis of Financial Condition                           36

          INFORMATION ABOUT FCC                                          38

          COMPARATIVE RIGHTS OF SHAREHOLDERS                             38
               Preferred Stock                                           38
               Preemptive Rights                                         39
               Shareholder Action by Consent                             39
               Limitation of Personal Liability of Directors
                 and Officers                                            39
               Special Meetings of Shareholders                          40

          LEGAL MATTERS                                                  40

          EXPERTS                                                        40

          OTHER MATTERS                                                  41

          FIRST COMMERCE CORPORATION PRO FORMA
          CONDENSED COMBINED FINANCIAL
          STATEMENTS (UNAUDITED)                                        F-1
          CITY BANCORP, INC. CONSOLIDATED FINANCIAL
          STATEMENTS TABLE OF CONTENTS                                 F-18

          Appendix A - Selected Portions of Agreement and
          Plan of Merger                                                A-1

          Appendix B - Fairness Opinion of Chaffe & Associates, Inc.    B-1

          Appendix C - Excerpt from Section 131 of the
          Louisiana Business Corporation Law                            C-1

                                       SUMMARY

               The  following  summary  is  necessarily  incomplete  and is qualified in its entirety by the more detailed information appearing elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

          The Companies

               First Commerce Corporation, a Louisiana corporation ("FCC"), is a multi-bank holding company with five wholly-owned bank subsidiaries in New Orleans, Baton Rouge, Alexandria, Lake Charles and Lafayette, Louisiana. FCC and its subsidiaries are referred to collectively herein as "FCC's consolidated group." At June 30, 1994, FCC had total consolidated assets of approximately $6.3 billion and total consolidated deposits of approximately $5.2 billion. FCC's principal executive offices are at 210 Baronne Street, New Orleans, Louisiana 70112, and its telephone number is (504) 561-1371. See "Information About FCC."

               City Bancorp, Inc.,  a Louisiana corporation ("Bancorp"), is a one bank holding company that owns all of the outstanding stock of City Bank & Trust Company, New Iberia, Louisiana ("City Bank"). At June 30, 1994, Bancorp had total consolidated assets of approximately $85.9 million and total consolidated deposits of approximately $70.9 million. Bancorp's principal executive offices are at 712 Center Street, New Iberia, Louisiana 70560, and its telephone number is (318) 369-6311. Bancorp and City Bank are referred to herein collectively as "Bancorp's consolidated group." See "Information about Bancorp."

               FCC and Bancorp are collectively referred to herein as the "Companies."

          The Banks

               The First National Bank of Lafayette ("FNBL"), a national banking association that is a wholly-owned subsidiary of FCC, is a full service commercial bank offering consumer and commercial banking services in Lafayette, St. Landry, Vermilion and Iberia Parishes. At June 30, 1994, FNBL had total assets of approximately $646 million and total deposits of approximately $552 million. In addition to its main banking facility in
          Lafayette, Louisiana, FNBL operates full service branches in Abbeville, Carencro, New Iberia, Opelousas, Port Barre, Scott and Sunset, Louisiana.

               City Bank, a Louisiana state chartered bank that is a wholly-owned subsidiary of Bancorp, is a full service commercial bank offering consumer and commercial banking services in Iberia and St. Martin Parishes. At June 30, 1994, City Bank had total assets of approximately $85.9 million and total deposits of approximately $70.9 million. In addition to its main banking facility in New Iberia, Louisiana, City Bank operates five other full service branches and three ATM locations in Iberia Parish, Louisiana and an ATM location in St. Martin Parish.

               FNBL and City Bank are collectively referred to herein as the "Banks."

          The Special Meeting

               A special meeting of the shareholders of Bancorp will be held on ____________, 1994 at the time and place set forth in the accompanying Notice of Special Meeting of Shareholders (the "Special Meeting"). Only record holders of the common stock, $5 par value, of Bancorp ("Bancorp Common Stock") on ____________, ____________, 1994 are entitled to notice of and to vote at the Special Meeting. On that date, there were 100,000 shares of Bancorp Common Stock issued and outstanding, each of which is entitled to one vote on each matter properly to come before the Special Meeting.

          Purpose of the Special Meeting

               The purpose of the Special Meeting is to vote upon a proposal to approve an Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan"), selected portions of which are attached hereto as Appendix A, pursuant to which, among other things, City Bank will merge into FNBL (the "Bank Merger") and, immediately thereafter, Bancorp will merge into FCC (the "Holding Company Merger" which, together with the Bank Merger, are collectively called the "Mergers"), with the result that the business and properties of City Bank will become the business and properties of FNBL, the business and properties of Bancorp will become the business and properties of FCC and shareholders of Bancorp will receive the consideration described below under "Conversion of Bancorp Common Stock." See "Introductory Statement - Purpose of the Special Meeting."

          Vote Required

               The Plan must be approved by the affirmative vote of two-thirds of the total voting power of Bancorp. Directors, executive officers and certain principal shareholders of Bancorp beneficially owning an aggregate of 51,341 shares, or approximately 51.34% of the outstanding Bancorp Common Stock have executed agreements pursuant to which they each agreed, subject to certain conditions, to vote in favor of the Plan. Under Louisiana law, shareholders of FCC are not required to approve the Plan. See "Introductory Statement - Shares Entitled to Vote; Quorum; Vote Required."

          Reasons for  the  Plan;  Recommendation  of  Bancorp's  Board  of
          Directors

               The  Board of Directors of Bancorp believes that approval of the Plan is in the best interests of Bancorp and its shareholders. Among the factors considered by the Board in recommending the Plan, in addition to the financial terms, were
          (i) the likelihood that recent changes in the law and recent mergers and acquisitions would result in increased competition for City Bank in its market area from banking and other financial institutions having greater resources than City Bank, (ii) the liquidity afforded to shareholders of Bancorp through the ownership of a publicly traded stock, and (ii) a review of the business and prospects of FCC's consolidated group.

               The financial and other terms of the Plan were arrived at through arm's length negotiations between representatives of the Companies and the Banks. Determination of the consideration to be received by Bancorp's shareholders in exchange for their stock was based upon various factors considered by the Boards of Directors of FCC and Bancorp, including primarily the comparative financial condition, historical results of operations, current business and future prospects of the Companies and the Banks, the market price and historical earnings per share of the common stock of the Companies, and the desirability of combining the financial and managerial resources of FNBL and City Bank to pursue available consumer and commercial banking business in Iberia and St. Martin Parishes.

               The Board of Directors of Bancorp has unanimously approved the Plan and recommends that its shareholders vote FOR approval of the Plan. See "The Plan - Background of and Reasons for the Plan."

          Opinion of Chaffe & Associates, Inc.

               Chaffe & Associates, Inc. ("Chaffe") was engaged as an independent financial expert to render an opinion as to the fairness to Bancorp and its shareholders from a financial point of view of the consideration to be received by Bancorp's shareholders pursuant to the Holding Company Merger. Chaffe was selected because of its experience, reputation and expertise in the financial services industry and its familiarity with the financial condition of Bancorp and City Bank. A copy of the fairness opinion is attached as Appendix B and should be read in its entirety. The opinion concludes that, as of the date of such opinion, and based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the proposed Exchange Ratio (as defined in the fairness opinion) is fair to Bancorp and its shareholders from a financial point of view. Chaffe's opinion is directed only to the fairness of the Exchange Ratio from a financial point of view and does not constitute a recommendation to any shareholder on how to vote at the Special Meeting.

          Conversion of Bancorp Common Stock

               Under the terms of the Plan, on the date the Holding Company Merger becomes effective (the "Effective Date"), each issued and outstanding share of Bancorp Common Stock will be converted into a number of shares of common stock, $5.00 par value per share, of FCC ("FCC Common Stock") equal to the quotient of (a) (i) $13.5 million less the Deductible Amount, as defined below, divided by
          (ii) the "Average Sales Price", as defined below, of a share of FCC Common Stock; provided that if the Average Sales price is less than $24, then the divisor will be $24, and if the Average Sales Price is greater than $30, then the divisor will be $30, divided by (b) the number of outstanding shares of Bancorp Common Stock on the Effective Date.

               The "Deductible Amount" is defined in the Plan as the excess over $150,000 of the legal, accounting, investment banking, printing and filing fees and expenses incurred by Bancorp's consolidated group in connection with the Plan and the Mergers.

               The "Average Sales Price" is defined as the average of the closing sales prices of a share of FCC Common Stock reported on the National Association of Securities Dealers Automated Quotation System for securities listed for trading on the Nasdaq National Market for the five trading days ending on the last trading day immediately prior to the Effective Date.

               The following table sets forth examples of the number of shares of FCC Common Stock into which each share of Bancorp Common Stock would be converted on the Effective Date, assuming that on such date the Average Sales Price for FCC Common Stock is as specified below and there is no Deductible Amount. As of ____________, 1994, the legal, accounting and investment banking fees and expenses that had been incurred by Bancorp's consolidated group in connection with the Plan totalled approximately $_______. [It is not certain whether, as of the Effective Date, these fees and expenses (plus printing costs) will exceed $150,000.]


                 Assumed Average                     Number of FCC
          Sales Price of FCC Common Stock       Shares Per Bancorp Share

                      $ 22                                5.63
                        24                                5.63
                        26                                5.19
                        28                                4.82
                        30                                4.50
                        32                                4.50


          On ____________, 1994, the actual closing sales price for a share of FCC Common Stock was $_____, and if such date had been the Effective Date of the Mergers, the Average Sales Price would have been $_____.

               In lieu of the issuance of any fractional share of FCC Common Stock to which a holder of Bancorp Common Stock may be entitled, each shareholder of Bancorp, upon surrender of the certificate or certificates which immediately prior to the Effective Date represented Bancorp Common Stock held by such shareholder, shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Average Sales Price. See "The Plan - Conversion of Bancorp Common Stock."

          Exchange of Certificates

               Upon consummation of the Mergers, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Bancorp Common Stock for certificates representing shares of FCC Common Stock will be mailed to each person who was a shareholder of record of Bancorp on the Effective Date of the Mergers. Shareholders are requested not to send in their Bancorp Common Stock certificates until they have received a letter of transmittal and further written instructions.

               Bancorp shareholders who cannot locate their certificates are urged to contact promptly Patrick D. Burke, City Bancorp, Inc., 712 Center Street, New Iberia, Louisiana 70560, telephone number (318) 369-6311. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and an agreement to indemnify Bancorp and FCC against any claim that may be made against Bancorp or FCC by the owner of the certificate(s) alleged to have been lost or destroyed. Bancorp or FCC may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify Bancorp and FCC. See "The Plan - Exchange of Certificates."

          Conditions to Consummation of the Mergers

               In  addition  to  approval  by  the shareholders of Bancorp, consummation of the Mergers is conditioned upon, among other things, (i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group, (ii) the receipt by FCC and FNBL of required regulatory approvals, (iii) the receipt by FCC of assurances that the Mergers may be accounted for as a pooling-of-interests, (iv) the receipt by FCC and Bancorp of opinions as to the qualification of the Mergers as tax-free reorganizations under applicable law, (iv) termination of certain litigation against City Bank and (v) certain other conditions. The Companies intend to consummate the Mergers as soon as practicable after all of the conditions to the Mergers have been met or waived.

               On September 8, 1994, FCC filed an application seeking approval of the Bank Merger of the Office of the Comptroller of the Currency (the "Comptroller") and on September 26, 1994, filed an application seeking the prior approval of the Board of Governors of the Federal Reserve System (the "Reserve Board"). FCC expects to receive such approvals by December 15, 1994; however, there can be no assurance that the approvals will be obtained, or that the other conditions to consummation of the Mergers will be satisfied by such date or at all. See "The Plan
          - Regulatory Approvals and Other Conditions of the Mergers."

          Waiver, Amendment and Termination

               The Plan provides that each of the parties to the Plan may waive any of the conditions to its obligation to consummate the Mergers other than approval by the shareholders of Bancorp, the receipt of all necessary regulatory approvals and the satisfaction of all requirements prescribed by law for consummation of the Mergers.

               The Plan may be amended, at any time before or after its approval by the shareholders of Bancorp, by the mutual agreement of the Boards of Directors of the parties to the Plan; provided that, under the Louisiana Business Corporation Law any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which Bancorp Common Stock will be converted, alter any term of the Articles of Incorporation of FCC, or alter any term or condition of the Plan in a manner that would adversely affect any shareholder of Bancorp.

               The Plan may be terminated at any time prior to the Effective Date of the Mergers by (i) the mutual consent of the parties, (ii) the Board of Directors of either FCC or Bancorp in the event of a material breach by any member of the consolidated group of the other of them of any representation, warranty or covenant in the Plan which cannot be cured by the earlier of 10 days after written notice of such breach or March 31, 1995; (iii) the Board of Directors of either FCC or Bancorp if by March 31, 1995 all the conditions to closing required by the Plan have not been met or waived, cannot be met or the Mergers have not occurred, (iv) the Board of Directors of FCC or FNBL if the number of shares of Bancorp Common Stock as to which holders thereof have perfected dissenters' rights exceeds 5% of the total number of shares of Bancorp Common Stock issued and outstanding on the date of the closing or (v) the Board of Directors of either FCC or FNBL if Bancorp's Board of Directors (A) withdraws, modifies or changes its recommendation to its shareholders as contained herein or resolves to do so, (B) recommends to its shareholders any other merger, consolidation, share exchange, business combination or other similar transaction, any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Bancorp's consolidated group or any acquisition of 15% or more of any class of Bancorp's capital stock or (C) makes any announcement of an intention or agreement to do any of the foregoing. See "The Plan - Waiver, Amendment and Termination."

          Interests of Certain Persons in the Mergers

               FCC and FNBL have agreed that, following the Effective Date, they will indemnify each person who served as an officer or director of Bancorp or City Bank on August 12, 1994 or who previously served as an officer or director of Bancorp or City Bank during the period beginning May 1, 1992, from and against all damages, liabilities, judgments and claims based upon or arising out of such person's service in such capacity to the same extent as he would have been indemnified under the applicable articles of incorporation or bylaws of Bancorp or City Bank, as appropriate, as they were in effect on the date the Plan was executed. With certain exceptions, the aggregate amount of indemnification payments required to be made by FCC and FNBL to such persons is $3.5 million. See "The Plan - Interests of Certain Persons in the Mergers." Directors and officers who do not execute a Joinder of Shareholders will not be entitled to the indemnification set forth in the Plan.

          Joinder of Shareholders

               As a condition to the consummation of the Mergers, each director and executive officer of Bancorp and each shareholder who beneficially owns 9% or more of the outstanding shares of Bancorp Common Stock has executed an individual agreement pursuant to which such shareholder has agreed (i) to vote as a shareholder in favor of the Plan and against any other proposal relating to the sale or disposition of City Bank or Bancorp, (ii) not to transfer any shares of Bancorp Common Stock, except under certain conditions, (iii) not to trade in FCC Common Stock in violation of the federal securities laws or to affect the market price thereof prior to the Effective Date, (iv) to release FCC and FNBL from any indemnification obligations that either of them may have to indemnify him in his capacity as an officer, director or employee of any member of Bancorp's consolidated group except as set forth in the Plan, and (v) that for a period of one year following the Effective Date, he will not assume a significant proprietary or managerial position with a financial institution that competes in Iberia and Lafayette Parishes with the business of City Bank as continued by FNBL, except that Ms. Moore and Mr. Burke have executed a joinder agreement that does not contain an agreement not to compete. See "The Plan - Joinder of Shareholders."

          Employee Benefits

               Pursuant to the Plan, FCC has agreed that, from and after the Effective Date, FCC or FNBL will offer to all persons who were employees of Bancorp or City Bank immediately prior to the Effective Date and who become employees of FNBL following the Mergers, the same employee benefits as are offered by FCC or FNBL to employees of FNBL, except that there will not be a waiting period for coverage under the First Commerce Corporation Flexible Benefit Plan or any of its constituent plans, including the First Commerce Corporation Medical and Dental Care Plan, and no employee of Bancorp or City Bank who is an active employee on the Effective Date will be denied such benefits under such plans for a pre-existing condition. Full credit will be given for prior service by such employees with Bancorp or City Bank for eligibility and vesting purposes under all of FCC's benefit plans and policies, except that credit for prior service will not be given for eligibility, vesting or benefit accrual purposes under FCC's retirement plan. FCC has agreed to pay certain additional benefits accrued under plans of Bancorp and City Bank. See "The Plan - Employee Benefits."

               City Bank's Dividend/Bonus Plan shall remain in effect until, and shall terminate on, the Effective Date, except that the calculation of amounts payable and the timing of payments under the bonus plan shall be determined in accordance with the Plan.

          Certain Federal Income Tax Consequences

               Consummation of the Mergers is conditioned upon receipt by the Companies of an opinion from Arthur Andersen LLP to the effect that, among other things, each of the Mergers will qualify as a tax-free reorganization under applicable law and that each Bancorp shareholder who receives FCC Common Stock pursuant to the Holding Company Merger will not recognize gain or loss except with respect to the receipt of cash (i) in lieu of fractional shares of FCC Common Stock or (ii) pursuant to the exercise of dissenters' rights. Because of the complexity of the tax laws, each shareholder should consult his tax advisor concerning the applicable federal, state and local income tax consequences of the Mergers. See "Certain Federal Income Tax Consequences."

          Dissenters' Rights

               Under certain conditions, and by complying with the specific procedures required by statute and described herein, shareholders of Bancorp will have the right to dissent from the Holding Company Merger, in which event, if the Holding Company Merger is consummated, they may be entitled to receive in cash the fair value of their shares of Bancorp Common Stock. See "Dissenters' Rights."

          Selected Financial Data of Bancorp

               Although not required to be provided  by  a  "small business issuer" as defined in Regulation S-B under the Securities Act of 1933, Bancorp has provided the following selected financial data with respect to each of the fiscal years in the two-year period ended December 31, 1993 and for the six-month periods ended June 30, 1994 and 1993, respectively, which has been derived from the consolidated financial statements of Bancorp's consolidated group. The selected financial data for the six months ended June 30, 1994 and 1993, respectively, are unaudited but, in the opinion of Bancorp's management, reflect all adjustments which are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the six-month period ended June 30, 1994 are not necessarily indicative of the results to be expected for the entire year. The information set forth below should be read in conjunction with Bancorp's consolidated financial statements and notes thereto appearing elsewhere in this Proxy Statement and Prospectus.


                                                    (In thousands of dollars, except per share data)
                                                              Six Months             Year Ended
                                                             Ended June 30,           December 31,
                                                        _______________________  ____________________
                                                           1994        1993       1993        1992
                                                        __________  ___________  _________  _________
   Average Balance Sheet Data:
     Total assets                                        $85,757      $82,480     $82,957   $75,038
     Earning assets                                       78,398       74,858      75,469    66,821
     Loans and leases, net of unearned income             44,880       42,202      42,665    41,303
     Investment securities                                26,633       28,740      27,440    21,498
     Interest bearing deposits                            55,564       56,275      56,126    51,039
     Noninterest bearing deposits                         14,608       14,802      14,413    14,179
     Long-term debt                                          -0-          -0-         -0-       -0-
     Stockholders' equity                                  7,909        7,132       7,416     6,519

   Income Statement Data:
     Total interest income                               $ 2,981      $ 3,044     $ 6,033   $ 6,086
     Net interest income                                   2,059        2,152       4,245     4,013
     Provision for loan losses                                65           90         205       236
     Other income (exclusive of securities transactions)     331          393         808       692
     Operating expenses                                    1,521        1,503       3,224     3,113
     Net income                                              529          628       1,071     1,166

   Per Share Data:
     Primary earnings per share                          $  5.29      $  6.28    $  10.71  $  11.66
     Cash dividends                                         0.00         0.00        2.57      2.78
     Book value (period end)                               79.15        74.34       76.20     68.06

   Key Ratios:
     Net income as a percent of average assets<FN1>        1.23%        1.52%      1.29%     1.55%
     Net income as a percent of average equity<FN1>       13.39%       17.62%     14.45%    17.88%
     Net interest margin                                   5.26%        5.75%      5.62%     6.01%
     Allowance for loan losses as a percent of loans
       and leases at period-end                            1.38%        1.42%      1.48%     1.32%
     Average equity as a percent of average total
       assets                                              9.22%        8.65%      8.94%     8.69%
     Dividend payout ratio                                 0.00%        0.00%     24.00%    23.84%
   _________________
   <FN1>  Annualized.


   Selected Financial Data of FCC

               The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1993 and for the six-month periods ended June 30, 1994 and 1993, respectively, has been derived from the consolidated financial statements of FCC's consolidated group and should be read in conjunction with FCC's 1993 Report on Form 10-K and FCC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, that have been incorporated by reference in this Proxy Statement and
          Prospectus. The selected financial data reflect all adjustments which are, in the opinion of FCC's management, necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the six-month period ended June 30, 1994 are not necessarily indicative of the results to be expected for the entire year.

                  (In thousands of dollars, except per share data)


                                      Six Months
                                    Ended June 30,                      Years Ended December 31,
                                ______________________    _______________________________________________________
                                   1994        1993         1993        1992       1991        1990       1989
                                ___________ __________  __________ __________ ___________ __________ _____________
Average Balance
  Sheet Data:
   Total assets                 $6,463,157 $6,250,125   $6,335,669 $5,741,399 $4,671,478  $4,482,019  $4,202,912
   Earning assets                5,899,182  5,732,759    5,812,761  5,280,347  4,257,388   4,035,104   3,719,972
   Loans and leases*             2,670,621  2,322,521    2,407,231  2,184,584  2,323,018   2,402,541   2,232,213
   Securities                    3,151,608  3,085,904    3,110,544  2,734,925  1,515,299   1,290,487   1,061,206
   Deposits                      5,238,291  5,197,948    5,176,873  4,953,572  3,931,612   3,552,578   3,343,223
   Long-term debt                   89,520     95,577       95,238     97,154    101,246     103,033     104,863
   Stockholders'
     equity                        511,207    450,046      469,694    355,716    235,385     239,011     231,097

Income Statement
  Data:
   Total interest
     income                       $193,891  $ 197,017    $ 393,334  $ 398,701  $ 393,922    $408,996   $ 392,769
   Net interest
     income                        124,736    126,026      250,010    235,353    191,862     168,021     156,005
   Provision for
     loan losses                    (8,664)    (1,671)      (4,504)     22,040     43,734     47,425      26,220
   Other income
     (exclusive of
       securities
      transactions)                 54,610     51,586      102,844     96,369     83,419      73,213      64,215
   Operating expense               115,483    107,121      221,080    203,781    185,963     165,325     155,397
   Net income                       45,211     48,515       95,214     72,475     34,029      22,038      28,197

Per Share Data:
  Fully diluted
    earnings
    per share                     $   1.51   $   1.62    $    3.18  $    2.70  $    1.56    $    .94    $   1.20
  Primary earnings
    per share                         1.63       1.78         3.48       2.88       1.56         .94        1.20
  Cash dividends<FN1>                  .50        .40          .85        .70        .64         .64         .64
    Book value
     (period - end)                  16.56      16.01        17.28      14.57      11.38       10.45       10.14
  High stock price                   30.00      32.20        32.20      27.86      18.14       12.54       12.74
  Low stock price                    23.50      25.33        23.90      16.94       7.20        6.66        9.27

                                      Six Months
                                    Ended June 30,                      Years Ended December 31,
                                ______________________    _______________________________________________________
                                   1994        1993         1993        1992       1991        1990       1989
                                ___________ __________  __________ __________ ___________ __________ _____________
Key Ratios:
  Net income as a
    percent of
    average assets                  1.41%       1.57%        1.50%      1.26%       .73%       .49%         .67%
  Net income as a
    percent of
    average total
    equity                         17.83%      21.74%       20.27%     20.37%     14.46%      9.22%       12.20%
  Net income as a
    percent of
    average common
    equity                         18.73%      23.96%       22.18%     22.85%     14.46%      9.11%       12.37%
  Net interest
    margin                          4.34%       4.52%        4.40%      4.58%      4.69%      4.37%        4.42%
  Allowance for loan
    losses to loans
    and leases*                     2.09%       3.09%        2.55%      3.44%      3.11%      2.44%        1.91%
  Leverage ratio                    8.31%       7.31%        7.63%      6.76%      4.87%      4.66%        5.06%
  Dividend payout
    ratio                          30.67%      22.47%       24.27%     25.78%     41.03%     68.09%       53.33%

  ______________________
  *Net of unearned income.

<FN1>    On  July 18, 1994, the Board of   Directors  declared  its   regular
         third quarter dividend to be paid on October 3, 1994 to shareholders of record on September 16, 1994, and increased the regular quarterly dividend to $.30 per share.


               Comparative Per Share Data (Unaudited)

     The following table presents certain net income, cash dividend and book value per common share information for FCC and Bancorp on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the Companies and adjustments directly attributable to the proposed Holding Company Merger based on estimates derived from information currently available. They do not purport to be indicative of the results that would actually have been obtained if the Holding Company Merger had been in effect on the date or for the periods indicated below, or the results that may be obtained in the future.

     (In addition to the Mergers, FCC has several other acquisitions pending. There can be no assurance that any or all of these transactions will be completed. Pro forma information giving effect to all of these acquisitions is included beginning at page F-1 of this Proxy Statement and Prospectus.)


                                           Historical
                                       _________________    Pro Forma         Bancorp
                                        FCC    Bancorp   Combined<FN1><FN2>  Equivalent
                                      _______ __________ __________________  ___________
Primary earnings per
  common share<FN3>:

  Years ended:
    December 31, 1993                 $ 3.48   $10.71          $ 3.44          $19.37
    December 31, 1992                   2.88    11.66            2.86           16.10
    December 31, 1991                   1.56     7.83            1.56            8.78

  Six months ended:
    June 30, 1994                     $ 1.63    $5.29          $ 1.62          $ 9.12

Dividends declared per
  common share<FN4>:

  Years ended:
    December 31, 1993                 $  .85    $2.57          $  .84          $ 4.79
    December 31, 1992                    .70     2.78             .70            3.94
    December 31, 1991                    .64     1.80             .63            3.60

  Six months ended:
    June 30, 1994                     $  .50    $   -          $  .49          $ 2.82

Book value per
  common share<FN5>:

  As of December 31, 1993             $17.28   $76.20          $17.20          $96.84

  As of June 30, 1994                 $16.56   $79.15          $16.50          $92.90

 ____________

<FN1>   In  accordance with generally accepted  accounting
        principles, FCC will account for the Mergers using the pooling-of-interests method.

<FN2>   To  calculate   pro   forma   combined  per  share
        information, it has been assumed  that  the number
        of outstanding shares of FCC Common Stock includes
        shares  to  be issued by FCC upon consummation  of
        the Holding Company  Merger.   Under  the terms of
        the Plan, the number of shares of FCC Common Stock
        to be delivered will be determined at the time the
        Holding  Company Merger is effected based  on  the
        closing sales  price  of  FCC  Common Stock with a
        maximum number of shares of 562,500.  For purposes
        of  this  table,  it  has  been assumed  that  the
        maximum  number  of  shares  issuable   under  the
        Holding Company Merger will result in an assumed conversion rate of 5.63 (the "Assumed Conversion
        Rate").

<FN3>   Pro forma primary earnings  per  common  share was
        calculated  by  dividing  the combined net income,
        adjusted for preferred stock dividends, of FCC and
        Bancorp  during  the  periods   presented  by  the
        weighted average outstanding shares  of FCC Common
        Stock during such periods, after adjustment for shares of FCC Common Stock to be issued in connection with the Holding Company Merger. The
        Bancorp equivalent data presented is the product of the pro forma combined per share information multiplied by the Assumed Conversion Rate.

<FN4>   Pro forma dividends were calculated by multiplying
        FCC's  and  Bancorp's   dividend   rates   by  the
        applicable weighted average outstanding shares  of
        FCC and Bancorp Common Stock.  Pro forma dividends
        per  common share were then calculated by dividing
        pro forma  total dividends by the weighted average
        outstanding shares of FCC Common Stock during such
        periods, after adjustment for shares of FCC Common
        Stock to be  issued in connection with the Holding
        Company  Merger.    The  Bancorp  equivalent  data
        presented  was  calculated   by   multiplying  the
        historical per share FCC Common Stock dividend by the Assumed Conversion Rate. On July 18, 1994, the Board of Directors of FCC declared its regular third quarter dividend to be paid on October 3, 1994 to shareholders of record on September 16, 1994, and increased the regular quarterly dividend to $.30 per share.

<FN5>   Pro forma combined book value per common share was
        calculated  by  dividing  the  total  of FCC's and
        Bancorp's common stockholders' equity by the total
        shares  of  FCC  Common  Stock outstanding  as  of
        December 31, 1993 and June 30, 1994, respectively,
        after  adjustment  for  unearned   shares  of  FCC
        restricted  stock  and  for  shares of FCC  Common
        Stock to be issued in connection  with the Holding
        Company  Merger.   The  Bancorp  equivalent   data
        presented is the product of the pro forma combined per share information multiplied by the Assumed
        Conversion Rate.

               ______________________________

               Market Prices and Dividends

                    Market Prices.  On August  11,  1994, the day preceding
               the date that the Companies entered into the Plan, the closing sales price for a share of FCC Common Stock, as quoted on the Nasdaq National Market, was $26.50. No assurance can be given as to the market price of FCC Common Stock on the Effective Date. On _____________, 1994, the closing per share sales price for a share of FCC Common Stock was $_____ and, if such date had been the Effective Date of the Mergers the Average Sales Price would have been $_____.

                    Bancorp Common Stock is not traded on any exchange, and
               there is no established public trading market for the stock. There are no bid or asked prices available for Bancorp Common Stock. There is, however, very limited and sporadic trading of Bancorp Common Stock in its local area. Based on the limited information available to management, sales were effected during the last two fiscal years at $45.00 per share, but there can be no assurance that such trades were effected on an arm's-length basis. See "Information About Bancorp - Market Prices and Dividends."


                             INTRODUCTORY STATEMENT

          General

               This Proxy Statement and Prospectus is furnished to the shareholders of City Bancorp, Inc. ("Bancorp") in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of shareholders of Bancorp (the "Special Meeting") to be held on the date and at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any adjournments thereof.

               Bancorp and First Commerce Corporation (collectively, the "Companies") have each supplied all information included herein with respect to it and its consolidated subsidiaries. Bancorp and its subsidiary are collectively referred to herein as "Bancorp's consolidated group" and First Commerce Corporation ("FCC") and its subsidiaries are collectively referred to herein as "FCC's consolidated group."

               This Proxy Statement and Prospectus was mailed to shareholders of Bancorp on approximately ____________, 1994.

          Purpose of the Special Meeting

               The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger between FCC and its wholly owned subsidiary, The First National Bank of Lafayette ("FNBL"), on the one hand, and Bancorp, and its wholly owned subsidiary, City Bank & Trust Company, New Iberia, Louisiana ("City Bank"), on the other, and a related Agreement of Merger between FNBL and City Bank (the "Bank Merger Agreement") and Joint Agreement of Merger between FCC and Bancorp (the "Company Merger Agreement" and, together with the Bank Merger Agreement and the Agreement and Plan of Merger, the "Plan"). Pursuant to the Plan, City Bank will merge into FNBL (the "Bank Merger") and, immediately thereafter, Bancorp will merge into FCC (the "Holding Company Merger" which, together with the Bank Merger, are collectively called the "Mergers") and each outstanding share of common stock, $5.00 par value, of Bancorp ("Bancorp Common Stock") will be converted into a number of shares of common stock, $5.00 par value, of FCC ("FCC Common Stock") as described under the heading captioned "The Plan - Conversion of Bancorp Common Stock."

          Shares Entitled to Vote; Quorum; Vote Required

               Only holders of record of Bancorp Common Stock at the close of business on ____________, 1994 are entitled to notice of and to vote at the Special Meeting. On that date, there were 100,000 shares of Bancorp Common Stock outstanding, each of which is each entitled to one vote on each matter properly brought before the Special Meeting.

               With respect to consideration of the Plan and any other matter properly brought before the Special Meeting, the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Bancorp Common Stock is necessary to constitute a quorum.

               The Plan must be approved by the affirmative vote of two-thirds of the total number of shares outstanding of Bancorp. An abstention will have the effect of a vote against the Plan but will cause a shareholder otherwise entitled to dissenters' rights to forfeit any claim to such rights. Directors, executive officers and certain principal shareholders of Bancorp beneficially owning an aggregate of 51,341 shares, or approximately 51.34% of the outstanding Bancorp Common Stock, have executed agreements pursuant to which they have agreed to vote in favor of the Plan.

               Louisiana law does not require that shareholders of FCC approve the Plan.

          Solicitation, Voting and Revocation of Proxies

               In addition to soliciting proxies by mail, directors, officers and employees of Bancorp, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Bancorp Common Stock, and Bancorp will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. The cost of soliciting proxies is being paid for by Bancorp.

               The proxies that accompany this Proxy Statement and Prospectus permit each holder of record of Bancorp Common Stock on the record date to vote on all matters that properly come before the Special Meeting. Where a share-holder specifies his choice on the proxy with respect to the proposal to approve the Plan, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares will be voted in favor of the Plan. If a shareholder does not sign and return a proxy and specify on the proxy an instruction to vote against the Plan, he will not be able to exercise dissenters' rights with respect to the Holding Company Merger unless he attends the Special Meeting in person and votes against the Plan and gives written notice of his dissent from the Plan at or prior to the Special Meeting. See "Dissenters' Rights." A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to Patrick D. Burke, City Bancorp, Inc., 712 Center Street, New Iberia, Louisiana 70560, (ii) executing and delivering to Mr. Burke at any time before its exercise a later dated proxy or (iii) attending the Special Meeting and voting in person.


                                    THE PLAN


          General

               The transactions contemplated by the Plan are to be effected in accordance with the terms and conditions set forth in the Plan, which is incorporated herein by reference. The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of selected portions of which is attached hereto as Appendix A.

               The ultimate result of the transactions contemplated by the Plan will be that the business and properties of City Bank will become the business and properties of FNBL, the business and properties of Bancorp will become the business and properties of FCC and the shareholders of Bancorp will become shareholders of FCC. The steps taken to achieve this result involve the following transactions: (i) City Bank will merge into FNBL and the separate existence of City Bank will cease; (ii) Bancorp will merge into FCC and the separate existence of Bancorp will cease and (iii) shareholders of Bancorp will receive the consideration described below under the heading captioned "The Plan -
           Conversion of Bancorp Common Stock."

          Background of and Reasons for the Plan

               The Board of Directors of Bancorp believes that approval of the Plan is in the best interests of Bancorp and its shareholders. Among the factors considered by the Board in recommending the Plan, in addition to the financial terms, was the likelihood that City Bank would continue to face significant additional competitive pressures in its market area from larger banking and other financial institutions capable of offering a broad array of financial services. Given City Bank's relatively small size and market position, the Board believes that this increasing competition could adversely impact the performance of City Bank. Other factors considered by the Board were the liquidity that would be afforded to Bancorp's shareholders by the ownership of a publicly traded stock and a review of the business and prospects of FCC's consolidated group.

               The financial and other terms of the Plan were arrived at through arm's length negotiations between representatives of the Companies and the Banks. Determination of the consideration to be received by Bancorp' shareholders in exchange for their stock was based upon various factors considered by the Boards of Directors of FCC and Bancorp, including primarily the comparative financial condition, historical results of operations, current business and future prospects of the Companies and the Banks, the market price and historical earnings per share of the common stock of the Companies, and the desirability of combining the financial and managerial resources of FNBL and City Bank to pursue available consumer and commercial banking business in Iberia and St. Martin Parishes and surrounding areas.

               The Board of Directors of Bancorp unanimously approved the Plan and recommends that its shareholders vote FOR approval of the Plan.

          Opinion of Chaffe & Associates, Inc.

               Chaffe & Associates, Inc. ("Chaffe") was engaged as an independent financial expert to render an opinion as to the fairness of the Exchange Ratio (as defined in the opinion) to Bancorp and Bancorp's shareholders from a financial point of view. Chaffe is a recognized investment banking firm and is experienced in the securities industry, in investment analysis and appraisal and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalizations and valuations for estate, corporate and other purposes. It is frequently retained to perform similar services for other banks and bank holding companies. Chaffe was selected to render the fairness opinion because of its experience, reputation and expertise in the financial services industry and its familiarity with the financial condition of Bancorp and City Bank. Chaffe was also engaged by Bancorp to provide a valuation of the outstanding stock of Bancorp, and Chaffe assisted Bancorp in negotiating the consideration to be paid pursuant to the Plan.

               Bancorp has paid Chaffe a fee of $8,000 plus out of pocket expenses for the valuation and has paid or will pay Chaffe a fee of $8,000 plus out of pocket expenses for the fairness opinion. For other services requested of Chaffe by Bancorp, including participating in negotiations in connection with the Mergers, Bancorp has agreed to pay Chaffe on an hourly basis. Bancorp expects to pay Chaffe approximately $48,000 for the valuation, the fairness opinion and other services in connection with the Mergers. According to Chaffe, this amount is insignificant when compared to Chaffe's total gross revenues. Chaffe has no interest in the securities of Bancorp or FCC, nor is the compensation to Chaffe dependent upon the approval or disapproval of the Plan or the Mergers by shareholders or regulatory authorities.

               Bancorp  has  agreed  to indemnify  and  hold  harmless
          Chaffe, its subsidiaries and affiliates, the officers, directors, shareholders, employees, attorneys, agents and representatives of such companies and their heirs, legatees, legal representatives, successors and assigns from liability or costs arising directly or indirectly from or in any way related to the fairness opinion or certain other related services performed by Chaffe, provided that such persons were not guilty of willful misconduct in connection with the opinion or such services.

               In  rendering  its  opinion,  Chaffe  reviewed  certain
          materials bearing upon the transaction and upon the financial and operating condition of FCC and Bancorp, as well as certain historical market information and current market conditions and trading levels of the Common Stocks of FCC and Bancorp, and certain statistical and financial information for comparable companies. Chaffe analyzed the historical performances of FCC and Bancorp and considered the current financial conditions, operations and prospects of both Companies. Chaffe held discussions with the management of both Companies about these matters. Chaffe analyzed information and data provided by the management of Bancorp concerning the loans, other real estate, securities portfolio, fixed assets and operations of Bancorp's consolidated group, although it did not perform an independent review of the assets and liabilities of Bancorp's consolidated group. Chaffe relied solely on FCC and Bancorp for information as to the adequacies of their respective loan loss reserve and the values of their respective other real estate held.

               In its review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and other information reviewed by it for purposes of its opinion. Chaffe expressed no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value received by the holders of Bancorp Common Stock.

               A copy of the fairness opinion is attached as Appendix B and should be read in its entirety. The opinion concludes that, as of the date of such opinion, and based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the proposed Exchange Ratio is fair to Bancorp and its shareholders from a financial point of view. Chaffe's opinion is directed only to the fairness of the proposed Exchange Ratio from a financial point of view and does not constitute a recommendation to any shareholder on how to vote at the Special Meeting.


          Conversion of Bancorp Common Stock

               In consideration of the Mergers, each share of Bancorp Common Stock outstanding on the date the Mergers become effective (the "Effective Date") will be converted into a number of shares of FCC Common Stock equal to the quotient of (a) (i) $13.5 million less the Deductible Amount, as defined below, divided by (ii) the Average Sales Price, as defined below, of a share of FCC Common Stock; provided, that if the Average Sales Price is less than $24, then the divisor will be $24, and if the Average Sales Price is greater than $30, then the divisor will be $30, divided by
          (b) the number of shares of Bancorp Common Stock outstanding on the Effective Date.

               As defined in the Plan, the term "Deductible Amount" means the excess over $150,000 of the legal, accounting, investment banking, printing and filing fees and expenses incurred by Bancorp's consolidated group in connection with the Plan. As defined in the Plan, the "Average Sales Price" is the average of the closing per share sales prices of FCC Common Stock for the five trading days, ending on the last trading day immediately prior to the closing date for the Mergers, for which sales of FCC Common Stock were reported on the National Association of Securities Dealers Automated Quotation System for securities listed for trading on the Nasdaq National Market.

               The following table sets forth examples of the number of shares of FCC Common Stock into which each share of Bancorp Common Stock would be converted on the Effective Date, assuming that on such date the Average Sales Price for FCC Common Stock is as specified below and there is no Deductible Amount. As of ____________, 1994, the legal, accounting and investment banking fees and expenses that had been incurred by Bancorp's consolidated group in connection with the Plan totalled approximately $_______. [It is not certain whether, as of the Effective Date, these fees and expenses (plus printing costs) will exceed $150,000.]


                 Assumed Average                     Number of FCC
          Sales Price of FCC Common Stock       Shares Per Bancorp Share
          _________________________________  _____________________________

                       $22                                5.63
                        24                                5.63
                        26                                5.19
                        28                                4.82
                        30                                4.50
                        32                                4.50



          On ____________, 1994, the actual closing sales price for a share of FCC Common Stock was $_____ and, if such date had been the Effective Date of the Mergers the Average Sales Price would have been $_____.

               Shareholders who perfect dissenters' rights will not receive FCC Common Stock but instead will be entitled to receive the "fair cash value" of their shares as determined under Section 131 of the Louisiana Business Corporation Law (the "LBCL"). See "Dissenters' Rights."

               In lieu of the issuance of any fractional share of FCC Common Stock to which a holder of Bancorp Common Stock may be entitled, each shareholder of Bancorp, upon surrender of the certificate or certificates which immediately prior to the Effective Date represented Bancorp Common Stock held by such shareholder, shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Average Sales Price.

               For information regarding restrictions on the transfer of securities received pursuant to the Mergers applicable to certain Bancorp shareholders, see "- Status under Federal Securities Laws; Certain Restrictions on Resales."

          Effective Date

               The Company Merger Agreement and the Bank Merger Agreement have been executed by the Boards of Directors of the Companies and the Banks, respectively. The Bank Merger Agreement has been filed with the Office of the Comptroller of the Currency (the "Comptroller"), and will be filed for recordation with the Louisiana Commissioner of Financial Institutions (the "Commissioner"), and the Bank Merger will be effective at the time and date specified in a certificate or other written record issued by the Comptroller or in the Certificate of Merger issued by the Commissioner, whichever date is later. The Company Merger Agreement will be filed for recordation with the Secretary of State of Louisiana as soon as practicable after shareholder approval is obtained and all other conditions to the consummation of the Mergers have been satisfied or waived and the Holding Company Merger will be effective at the date and time specified in a certificate issued by the Secretary of State. It is in-tended that the Bank Merger will be consummated immediately prior to consummation of the Holding Company Merger. FCC and Bancorp are not able to predict the effective date of the Bank Merger or the Holding Company Merger and no assurance can be given that the transactions contemplated by the Plan will be effected at any time. See "- Regulatory Approvals and Other Conditions of the Mergers."

          Exchange of Certificates

               On the Effective Date, each Bancorp shareholder will cease to have any rights as a shareholder of Bancorp and his sole rights will pertain to the shares of FCC Common Stock into which his shares of Bancorp Common Stock have been converted pursuant to the Holding Company Merger, except for any such shareholder who exercises statutory dissenters' rights and except for the right to receive cash for any fractional shares. See "Dissenters' Rights."

               Upon the consummation of the Mergers, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Bancorp Common Stock for certificates representing shares of FCC Common Stock will be mailed to each person who was a shareholder of record of Bancorp on the Effective Date of the Mergers. Shareholders are requested not to send in their Bancorp Common Stock certificates until they have received a letter of transmittal and further written instructions.

               After the Effective Date and until surrendered, certificates representing Bancorp Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of FCC Common Stock, to represent the number of whole shares of FCC Common Stock into which such shares of Bancorp Common Stock have been converted. FCC, at its option, may decline to pay former shareholders of Bancorp who become holders of FCC Common Stock pursuant to the Holding Company Merger any dividends or other distributions that may have become payable to holders of record of FCC Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of Bancorp Common Stock. Any dividends not paid after one year from the date of payment will revert in ownership to FCC and FCC will have no further obligation to pay such dividends.

               Bancorp shareholders who cannot locate their certificates are urged to contact promptly Patrick D. Burke, City Bancorp, Inc., 712 Center Street, New Iberia, Louisiana 70560, telephone number (318) 369-6311. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify Bancorp and FCC against any claim that may be made against Bancorp or FCC by the owner of the certificate(s) alleged to have been lost or destroyed. Bancorp or FCC may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify Bancorp and FCC.

          Regulatory Approvals and Other Conditions of the Mergers

               In addition to shareholder approval, consummation of the Mergers will require the approvals of the Board of
          Governors of the Federal Reserve System (the "Reserve Board") and the Comptroller. On September 8, 1994, FCC filed an application seeking the approval of the Bank Merger of the Comptroller and on September 26, 1994 filed an application seeking the prior approval of the Reserve Board with respect to the Holding Company Merger. FCC expects to receive the approvals by December 15, 1994; however, there can be no assurance that the waiver and approval will be obtained by that time or at all.

               The obligations of the parties to the Plan are also subject to other conditions set forth in the Plan, including, among others: (i) the receipt of an opinion of Arthur Andersen LLP as to certain tax aspects of the Mergers; (ii) the receipt of customary legal opinions; (iii) that prior to the Effective Date there not have been a material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group; and (iv) that on the date of closing the representations and warranties made in the Plan by each party are true and correct in all material respects.

               The obligation of FCC and FNBL to consummate the Mergers is also conditioned upon, among other things, (i) the receipt by FCC of satisfactory assurance from its independent public accountants, Arthur Andersen LLP, that FCC is permitted to account for the Mergers as a pooling-of-interests; (ii) receipt of a comfort letter from Bancorp's independent public accountants; (iii) confirmation from the directors, executive officers and certain principal shareholders of Bancorp as to certain representations and covenants previously made by them in certain Joinders of Shareholders discussed further herein (see "The Plan - Joinder of Shareholders"); and (iv) termination of certain litigation against City Bank.

               The Companies intend to consummate the Mergers as soon as practicable after all of the conditions to the Mergers have been met or waived; however, there can be no assurance that the conditions to the Mergers will be satisfied.

          Conduct of Business Prior to the Effective Date

               Bancorp and City Bank have agreed pursuant to the Plan that, prior to the Effective Date, each will conduct its business only in the ordinary course and that, without the prior written consent of the chief executive officer of FCC or his duly authorized designee, and except as otherwise provided in the Plan, each will not, among other things, (a) declare or pay any dividend or pay any bonuses to employees, other than Bancorp's regular dividends and regular employee bonuses, which will not exceed in the aggregate $380,000, unless the Effective Date is after December 31, 1994 and then only to the extent described in the Plan, or change the number of outstanding shares of its capital stock; (b) amend its articles of incorporation or bylaws or adopt or amend any resolution or agreement concerning indemnification of its directors and officers; (c) merge or consolidate with another entity, or sell or dispose of a substantial part of its assets, or except in the ordinary course of business and as otherwise provided in the Plan, sell any of its assets;
          (d) dispose of investment securities having an aggregate market value greater than $500,000, acquire investment securities, other than investment grade securities having an aggregate market value not exceeding $500,000 and having a maturity not exceeding five years and other than securities acquired from First National Bank of Commerce or make investments in noninvestment grade securities; (e) charge off (except as required by law or regulatory authorities or generally accepted accounting principles consistently applied) or sell (except for a price not less than the book value thereof) any loans, discounts or financing leases, other than sales of mortgage loans in a manner consistent with past practices; or sell any asset held by City Bank as other real estate or other foreclosed assets other than assets having a book value of $15,000 or less as of March 31, 1994 sold for an amount equal to at least 50% of such asset's book value as of March 31, 1994 and other than cars and trucks sold upon foreclosure in a manner consistent with past practices; (f) enter into or modify any agreement pertaining to compensation arrangements with its present or former directors, officers or employees or increase the compensation of such persons whose annual compensation would, following such increase, exceed $25,000 (other than increases resulting from City Bank's Bonus Plan); (h) except in the ordinary course of business consistent with past practices, place any mortgage, pledge or other encumbrance on any of its assets (except as allowed under the Plan) or cancel any material indebtedness in excess of $10,000 owing to it or any claims in excess of $10,000 which it may possess, or waive any right of substantial value in excess of $10,000 or discharge or satisfy any material noncurrent liability; (i) make any extension of new credit which, together with all other extensions of credit to the borrower and its affiliates, would exceed $200,000, or, without reasonable prior notice to FCC, commit to make any extensions of new credit in excess of $200,000; (j) fail to pay, or make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established; (k) take or cause to be taken any action that would disqualify the Mergers as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or (l) enter into any new line of business.

               In addition, Bancorp and City Bank  have  agreed  that,
          without the prior approval of the chief executive officer of FCC or his designee, they will not solicit or initiate inquiries or proposals with respect to, or, except as may be necessary as advised in writing by its counsel to discharge its fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions
          concerning,  any  acquisition  or  purchase  of  all   or  a
          substantial portion of the assets of, or a substantial equity interest in, or any business combination with Bancorp or City Bank, other than as contemplated by the Plan. Each of Bancorp and City Bank has also agreed to instruct its officers, directors, agents and affiliates to refrain from doing any of the above and to notify FCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its officers, directors, agents and affiliates.

               Further, Bancorp has committed that, except as may be necessary as advised in writing by its counsel to discharge its fiduciary duties, neither Bancorp's Board of Directors nor any committee thereof will (i) withdraw or modify or propose to withdraw or modify in a manner adverse to FCC the approval or recommendation to its shareholders of the Plan and the Mergers, (ii) approve or recommend, or propose to recommend any takeover proposal with respect to Bancorp or City Bank, except such action that its counsel advises in writing is necessary to discharge its fiduciary duties to Bancorp's consolidated group and its shareholders, or (iii) modify, or waive or release any party from any material provision of or fail to enforce any material provision of, if enforcement is requested by FCC, any confidentiality agreement entered into by Bancorp or City Bank with any prospective acquiror after the date of the Plan or during the two years prior to such date.

          Waiver, Amendment and Termination

               The Plan provides that the parties thereto may waive any of the conditions to their respective obligations to consummate the Mergers other than the receipt of necessary regulatory approvals and shareholder approval of the Plan as prescribed by law. A waiver must be in writing.

               The Plan, including all related agreements, may be amended or modified at any time, before or after its approval by the shareholders of Bancorp, by the mutual agreement in writing of the Boards of Directors of the parties to the Plan; provided that, under the LBCL any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which Bancorp's stock will be converted, alter any term of the Articles of Incorporation of FCC, or alter any term or condition of the Plan in a manner that would adversely affect any shareholder of Bancorp. Additionally, the Plan may be amended at any time by the sole action of the chief executive officers of the respective parties to the Plan to correct typographical errors or other misstatements which are not material to the substance of the transaction contemplated by such parties.

               The Plan may be terminated at any time prior to the Effective Date by (i) the mutual consent of the respective Boards of Directors of FCC and Bancorp, (ii) the Board of Directors of either FCC or Bancorp in the event of a material breach by any member of the consolidated group of the other of them of any representation, warranty or covenant contained in the Plan which cannot be cured by the earlier of 10 days after written notice of such breach or March 31, 1995; (iii) the Board of Directors of either FCC or Bancorp if by March 31, 1995 all conditions to consummating the Mergers required by the Plan have not been met or waived, cannot be met, or the Mergers have not occurred, (iv) the Board of Directors of FCC or FNBL if the number of shares of Bancorp Common Stock as to which holders thereof have perfected dissenters' rights exceeds 5% of the total number of issued and outstanding shares of Bancorp Common Stock on the date of the closing, or (v) the Board of Directors of either FCC or FNBL if the Board of Directors of Bancorp (A) withdraws, modifies or changes its recommendation to its shareholders regarding the Plan and the Mergers or shall have resolved to do any of the foregoing, (B) recommends to its shareholders (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than transactions contemplated by the Plan), (b) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Bancorp's consolidated group, or (c) any acquisition, by any person or group, of beneficial ownership of 15% or more of any class of Bancorp capital stock, or (C) makes any announcement of a proposal, plan or intention to do any of the foregoing or agreement to engage in any of the foregoing.

          Interests of Certain Persons in the Mergers

               Pursuant to the Plan, FCC and FNBL have agreed that, following the Effective Time, they will indemnify each person who as of August 12, 1994 served as an officer or director of Bancorp or City Bank or who has previously served as an officer or director of Bancorp or City Bank during the period beginning May 1, 1992 (an "Indemnified Person") from and against all damages, liabilities, judgments and claims, and related expenses, based upon or arising out of such person's capacity as an officer or director of Bancorp or City Bank to the same extent as he would have been indemnified under the Articles of Association (or Articles of Incorporation) or Bylaws of Bancorp or City Bank, as appropriate, as such Articles or Bylaws were in effect on August 12, 1994.

               The aggregate amount of indemnification payments required to be made by FCC and FNBL pursuant to the Plan is $3.5 million; however, this limit does not apply to damages, liabilities, judgments and claims arising out of or based upon (i) a misstatement by FCC or FNBL of a material fact in the registration statement of which this Proxy Statement and Prospectus is a part; or (ii) any omission by FCC or FNBL of a material fact required to be stated in the registration statement of which this Proxy Statement and Prospectus is a part or necessary in order to make a statement therein not misleading. Indemnification otherwise required to be paid by FCC or FNBL will be reduced by any amounts that the Indemnified Person recovers by virtue of the claim for which indemnification is sought and no Indemnified Person is entitled to indemnification for any claim made prior to the closing of the Mergers of which the Indemnified Person, Bancorp or City Bank was aware but did not disclose FCC or FNBL. Receipt of the indemnification benefits set forth in the Plan by directors and officers of Bancorp and City Bank is conditioned upon their execution of the agreements described in more detail under the heading captioned "- Joinder of Shareholders" or similar agreements. Any claim for indemnification pursuant to the Plan must be submitted in writing to FCC's chief executive officer on or before ten years and one day from the Effective Date.

               Pursuant to Bancorp's severance plan, provided certain conditions are met Mr. Schexnayder, Chief Executive Officer of Bancorp, will be entitled upon consummation of the Mergers to a severance payment of his base pay, payable in twelve equal monthly installments, with the last such payment due on the first anniversary of the consummation of the Mergers. See "- Employee Benefits."

          Joinder of Shareholders

               As a condition to consummation of the Mergers, each Bancorp director and executive officer and each shareholder owning 9% or more of Bancorp Common Stock has executed an individual agreement (the "Joinder Agreement") pursuant to which he has agreed solely in his capacity as a shareholder of Bancorp (i) to vote in favor of the Plan and against any other proposal relating to the sale or disposition of City Bank or Bancorp unless FCC or FNBL is in breach or default in any material respect of any covenant, representation or warranty contained in the Plan; (ii) not to transfer any of the shares of Bancorp Common Stock over which he has dispositive power, or grant any proxy thereto not approved by FCC, until the earlier of the Effective Date or the date that the Plan has been terminated, except for transfers by operation of law or transfers in connection with which the transferee agrees to be bound by the Joinder of Shareholders; (iii) not to deal in FCC Common Stock or other securities of FCC in violation of the federal securities laws or to affect the market price of FCC Common Stock until the earlier of the Effective Date or the date the Plan has been terminated; (iv) to release, as of the Effective Date, FCC and FNBL from any obligation that either of them may have to indemnify such shareholder for acts taken as an officer, director or employee of any member of Bancorp's consolidated group, except to the extent set forth in the Plan; and (v) for a period of one year following the Effective Date not to serve as a director, officer, employee or advisor of, or have any investment in any financial institution that competes with the business of City Bank as continued by FNBL in Iberia and Lafayette Parishes; however, such person may continue to hold any investment that he held on the date of the Joinder Agreement and may make an investment in any such financial institution if the investment does not materially enhance the ability of the financial institution to compete with FNBL; except that Ms. Moore and Mr. Burke have executed a Joinder Agreement that does not contain an agreement not to compete.

          Employee Benefits

               Pursuant to the Plan, FCC has agreed that, from and after the Effective Date, FCC or FNBL will offer to all persons who were employees of Bancorp or City Bank immediately prior to the Effective Date and who become employees of FNBL following the Mergers, the same employee benefits as are offered by FCC or FNBL to employees of FNBL, except that there will not be a waiting period for coverage under the First Commerce Corporation Flexible Benefit Plan or any of its constituent plans, including the First Commerce Corporation Medical and Dental Care Plan, and no employee of City Bank who is an active employee on the Effective Date will be denied such benefits for a pre-existing condition. Full credit will be given for prior service by such employees with Bancorp or City Bank for eligibility and vesting purposes under all of FCC's benefit plans and policies, except for FCC's Retirement Plan. In addition, all benefits accrued through the Effective Date under Bancorp's and City Bank's benefit plans will be paid by FCC or FNBL to the extent such benefits are not otherwise provided to such employees under the benefit plans of FCC or FNBL.

               City Bank's Dividend/Bonus Plan shall remain in effect until, and shall be terminated on the Effective Date, except that the time of payments of amounts due and the calculation of the amounts payable under the bonus plan shall be determined in accordance with the Plan.

               As a condition to consummation of the Mergers, Bancorp and City Bank have adopted a severance plan. Benefits are payable under the severance plan only upon consummation of the Mergers and only if the triggering events described below occur. The triggering events are:

                    1. Consummation of the Mergers if (a) the employee remains employed full time by City Bank until the Mergers take place and (b) prior to the Mergers, such employee did not receive an offer of employment from FNBL
          (i) that would begin immediately following the Mergers, (ii) that was for a position other than a temporary position and that was at a rate of base pay of at least 100% of the employee's rate of pay in effect on June 30, 1994 (without including bonuses, overtime or other additional compensation) (defined as the "Base Pay") and (iii) that was within the market area served by City Bank or FNBL; or

                    2. Consummation of the Mergers if the employee's employment is terminated (a) by City Bank without "Cause" prior to the Mergers (provided that FNBL notifies City Bank in writing that it is satisfied that the termination is not for the purpose of providing severance benefits to the employee) or (b) by FNBL without "Cause" within one year after the Mergers. The term "Cause" means the employee's misconduct or malfeasance, commission of a felony or a crime involving moral turpitude, unexcused absence from work for one or more days (excluding approved periods of vacation or excused or protected absences), or failure adequately to perform the duties assigned to him or her as determined in the good faith judgment of his or her supervisor.

               Anyone whose employment terminates for any reason other than those described above as triggering events is not entitled to any benefit under the severance plan. Anyone whose employment terminates for a triggering event as described above is entitled to receive within 30 days after the event a cash lump sum (subject to withholding) in an amount equal to the number of full years of service of the employee (with City Bank and FNBL) multiplied by his Weeks Pay (his Base Pay divided by 52).

               The severance plan also provides with respect to the Chief Executive Officer of City Bank that if he has executed the Joinder Agreement requested by FCC, remains in the full time employ of City Bank until consummation of the Mergers, performs his duties in a manner satisfactory to the Board of Directors of City Bank and has supported the Mergers to the employees of City Bank and to the public, he will be entitled to a severance payment of his Base Pay, payable in twelve equal monthly installments with the last such payment due on the first anniversary of the consummation of the Mergers.

               The severance plan will be administered by the Board of Directors of Bancorp prior to the Mergers and by FCC after the Mergers or a duly constituted committee thereof (the "Administrator"). The severance plan automatically terminates if the Mergers are abandoned or otherwise terminate.

               Other  than  as  specified  in   the   above  described
          severance plan, employees of Bancorp and City Bank are not entitled to severance payments.

          Expenses

               The Plan provides that regardless of whether the Mergers are consummated, expenses incurred in connection with the Plan and the transactions contemplated thereby shall be borne by the party that has incurred them, except for expenses that are included in the Deductible Amount.

          Status Under Federal Securities Laws; Certain Restrictions on Resales

               The shares of FCC Common Stock to be issued to share-holders of Bancorp pursuant to the Plan have been registered under the Securities Act of 1933 (the "Securities Act") thereby allowing such shares to be freely traded without re-striction by persons who will not be "affiliates" of FCC or who were not "affiliates" of Bancorp, as that term is de-fined in the Securities Act.

               Directors and certain officers of Bancorp may be deemed to be "affiliates" within the meaning of the Securities Act. Such persons will not be able to resell the FCC Common Stock received by them pursuant to the Holding Company Merger unless such stock is registered for resale under the Securities Act or an exemption from the registration re-quirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act prior to effecting any resales of FCC Common Stock. Bancorp has agreed to use its best efforts to cause all such affiliates to enter into agreements not to sell shares of FCC Common Stock received by them in violation of the Securities Act.

               Further, in accordance with  the requirements for using
          the pooling-of-interests method of accounting, Bancorp shareholders who are deemed "affiliates" will not be permitted to sell the shares of FCC Common Stock received by them in consideration of the Mergers until at least 30 days of combined earnings of FCC and Bancorp have been published by FCC.

          Accounting Treatment

               It is a condition to FCC's obligation to consummate the Mergers that it receive assurances from its independent public accountants that the Mergers may be accounted for as a pooling-of-interests under the requirements of Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the published rules and regulations of the Securities and Exchange Commission (the "Commission") for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, after certain adjustments necessary to conform the basis of presentation of the FCC and Bancorp information, the recorded assets and liabilities of FCC and Bancorp will be carried forward to FCC's consolidated financial statements at their recorded amounts, the consolidated earnings of FCC will include earnings of FCC and Bancorp for the entire fiscal year in which the Mergers occur and the reported earnings of FCC and Bancorp for prior periods will be combined and restated as consolidated earnings of FCC. See "- Regulatory Approvals and Other Conditions of the Mergers" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


               The following discussion is a summary of material federal income tax consequences to holders of Bancorp Common Stock resulting from the Mergers. The discussion set forth below is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

               Consummation of the Mergers is conditioned upon receipt by the Companies of an opinion from Arthur Andersen LLP to the following effects, among others:

               (a) Each of the Mergers qualifies as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code (the "Code"), and Bancorp, City Bank, FCC and FNBL each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

               (b) No material gain or loss will be recognized by Bancorp, City Bank, FCC or FNBL as a result of the Mergers.

               (c)  No  gain  or  loss   will   be   recognized  by  a
          shareholder of Bancorp on the receipt solely of FCC Common Stock in exchange for his shares of Bancorp Common Stock.

               (d) The basis of the shares of FCC Common Stock to be received by Bancorp's shareholders pursuant to the Holding Company Merger will, in each instance, be the same as the basis of the shares of Bancorp Common Stock surrendered in exchange therefor, increased by any gain recognized on the exchange.

               (e) The holding period of the shares of FCC Common Stock to be received by Bancorp's shareholders pursuant to the Holding Company Merger will, in each instance, include the holding period of the respective shares of Bancorp Common Stock exchanged therefor, provided that the shares of Bancorp Common Stock are held as capital assets on the date of the Holding Company Merger.

               (f) The payment of cash to Bancorp's shareholders in lieu of fractional share interests of FCC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FCC. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of FCC Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

               (g) A Bancorp shareholder who perfects his statutory right to dissent to the Holding Company Merger and who receives solely cash in exchange for his Bancorp Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of Bancorp Common Stock, subject to the provisions and limitations of
          Section 302 of the Code. After such distribution, if the former Bancorp shareholder does not actually or construc-tively own any Bancorp Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the Bancorp Common Stock redeemed.

               The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

               As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of Bancorp consult his personal tax advisor concerning the applicable federal, state and local income tax consequences of the Mergers.


                               DISSENTERS' RIGHTS


               Unless the Plan is approved by the holders of at least 80% of the total voting power of Bancorp, Section 131 of the LBCL allows a shareholder of Bancorp who objects to the Holding Company Merger and who complies with the provisions of that section to dissent from the Holding Company Merger and to have paid to him in cash the fair cash value of his shares of Bancorp Common Stock as of the day before the Special Meeting, as determined by agreement between the shareholder and FCC or by the state district court for the Parish of Orleans if the shareholder and FCC are unable to agree upon the fair cash value.

               To exercise the right of dissent, a shareholder (i) must file with Bancorp a written objection to the Plan prior to or at the Special Meeting and (ii) must also vote his shares (in person or by proxy) against the Plan at the Special Meeting. Neither a vote against the Plan nor a specification in a proxy to vote against the Plan will in and of itself constitute the necessary written objection to the Plan. Moreover, by voting in favor of, or abstaining from voting on, the Plan, or by returning the enclosed proxy without instructing the proxy holders to vote against the Plan, a shareholder waives his rights under Section 131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent to the Holding Company Merger should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.

               If the Plan is approved by less  than  80% of the total
          number of shares of Bancorp Common Stock outstanding, then promptly after the Effective Date written notice of the consummation of the Holding Company Merger will be given by FCC by registered mail to each former shareholder of Bancorp who filed a written objection to the Plan and voted against it at such shareholder's last address on Bancorp's records. Within 20 days after the mailing of such notice, the share-holder must file with FCC a written demand for payment for his shares at their fair cash value as of the day before the Special Meeting and must state the amount demanded and a post office address to which FCC may reply. He must also deposit the certificate(s) formerly representing his shares of Bancorp Common Stock in escrow with a bank or trust com-pany located in Orleans Parish, Louisiana. The certificates must be duly endorsed and transferred to FCC upon the sole condition that they be delivered to FCC upon payment of the value of the shares in accordance with Section 131. With the above-mentioned demand, the shareholder must also deliver to FCC the written acknowledgment of such bank or trust company that it holds the certificate(s), duly endorsed as described above.

               Unless the shareholder objects to and votes against the Holding Company Merger, demands payment, endorses and deposits his certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Mergers and will forfeit any right to seek payment pursuant to
          Section 131.

               If FCC does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowl-edgment, notify such shareholder in writing at the designated post office address of either (i) the value it will agree to pay or (ii) its belief that no payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with FCC's assertion that no payment is due, he must, within 60 days after receipt of such notice, file suit against FCC in the Civil District Court for the Parish of Orleans for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against FCC by another former shareholder of Bancorp for a judicial determination of the fair cash value of such other share-holder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to accept FCC's statement that no payment is due or, if FCC does not contend that no payment is due, to accept the amount specified by FCC in its notice of disagreement.

               If upon the filing of any such suit or intervention FCC deposits with the court the amount, if any, which it speci-fied in its notice of disagreement, and if in that notice FCC offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against FCC.

               Upon  filing  a  demand  for the value of his shares, a
          shareholder ceases to have any rights of a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before FCC gives its notice of disagreement, but thereafter only with the written consent of FCC. If his demand is properly withdrawn, or if the shareholder otherwise loses his dis-senters' rights, he will be restored to his rights as a shareholder as of the time of filing of his demand for fair cash value.

               Prior to the Effective Date, dissenting shareholders of Bancorp should send any communications regarding their rights to Patrick D. Burke, City Bancorp, Inc., 712 Center Street, New Iberia, Louisiana 70560. On or after the Effective Date, dissenting shareholders should send any communications regarding their rights to Thomas L. Callicutt, Jr., Senior Vice President and Controller, First Commerce Corporation, 210 Baronne Street, New Orleans, Louisiana 70112. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Bancorp. FCC has the right to terminate the Plan if the number of shares of Bancorp Common Stock as to which the holders thereof have perfected dissenters' rights exceeds 5% of the total number of outstanding shares of Bancorp Common Stock on the date of closing. See "The Plan - Waiver, Amendment and Termination."

               The foregoing summary of Section 131 of the LBCL is necessarily incomplete and is qualified in its entirety by reference to excerpts from that section set forth herein as Appendix C.

                           INFORMATION ABOUT BANCORP


          Principal Business

               Bancorp, a business corporation organized under the laws of Louisiana and a registered bank holding company under the Federal Bank Holding Company Act of 1956, was incorporated in May 1982 to acquire all of the stock of City Bank pursuant to a reorganization that was consummated that year (the "Reorganization"). From that date to the present, City Bank has been Bancorp's only subsidiary. At June 30, 1994, Bancorp had total consolidated assets of approximately $85.9 million and total consolidated deposits of approximately $70.6 million. Bancorp's executive offices are at 712 Center Street, P.O. Box 10210, New Iberia, Louisiana 70562-0210.

               City Bank, a Louisiana banking association that opened for business in 1958, is a full service commercial bank offering consumer and commercial banking services in Iberia and St. Martin Parishes. It operates a main office in the central business district of New Iberia, Louisiana and has five other full service branches in Iberia Parish. It also has three ATM locations in Iberia Parish and one in St. Martin Parish. Major services provided by City Bank include consumer financing, commercial lending, credit card services, savings and checking accounts for individuals, businesses and public bodies and the offering of Series EE savings bonds, certificates of deposit and individual retirement accounts. All deposit accounts are insured by the FDIC to the maximum legal limits. Credit services offered by City Bank include secured and unsecured commercial loans, Small Business Administration loans, agricultural loans, real estate loans and consumer loans.

               City Bank's deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers other than school board funds. No significant portion of City Bank's loans is concentrated within a single industry or group of related industries. There are no material seasonal factors that would have any adverse effect on City Bank. City Bank does not rely on foreign sources of funds or income.

          Market Prices and Dividends

               Market Prices.  Bancorp  Common  Stock is not traded on
          any exchange or in any other established public trading market. There are no bid or asked prices available for Bancorp Common Stock. There is, however, very limited and sporadic trading of Bancorp Common Stock in its local area. Management has trading information available to it with respect to approximately 20 trades that were effected during the last two fiscal years. All of the trades of which management is aware were effected at $45 per share, but management is unable to assure that all of those trades, or any of them, were effected on an arm's-length basis.

               At ____________, 1994, there were 314 shareholders of Bancorp.

               Cash Dividends.  Bancorp declared  dividends  of  $2.78
          and $2.57 per share in 1992 and 1993, respectively. Bancorp has not declared any dividends in 1994. However, prior to the Mergers becoming effective, Bancorp intends to declare
          and  pay  a  dividend  for  1994   (assuming  funds  legally
          available therefor) in accordance with its current Dividend/Bonus plan. Bancorp has agreed in the Plan that it will not declare, set aside, increase or pay any dividend other than dividends in accordance with its current Dividend/Bonus plan in amounts consistent with past practices and Bancorp's current budget and that the aggregate of all dividends and bonuses paid shall not exceed $380,000 in the aggregate if the Mergers become effective on or before December 31, 1994.

               Substantially all of the funds used by Bancorp to pay dividends to its shareholders are derived from dividends paid to it by City Bank, which are subject to certain legal restrictions. With respect to City Bank, the prior approval of the Commissioner is required if the total of all divi-dends declared and paid in any calendar year will exceed the sum of its net profits of that year combined with the retained net profits of the immediately preceding year. The FDIC also has the power to restrict a state bank's dividend payments if such payments are deemed an unsafe or unsound banking practice or if the FDIC deems the bank's capital inadequate.

          Property

               City Bank owns the building and land (except with respect to the Torrido Village branch) where each of its branches is located, as well as certain related properties. City Bank leases the building and land where the Torrido Village branch is located. City Bank also leases its four non-branch ATM locations. The following table gives the location of City Bank's branches and related properties. None of the branches or related properties is subject to a mortgage.

          City Bank & Trust Company          Admiral Doyle Branch
          712 Center Street                  631 E. Admiral Doyle Drive
          New Iberia, LA  70560              New Iberia, LA  70560
          Iberia Parish                      Iberia Parish

          Coteau Branch                      Duperier Street Branch
          La. Hwy. 88                        154 Duperier Avenue
          New Iberia, LA  70560              New Ibernia, LA  70560
          Iberia Parish                      Iberia Parish

          St. Peter Street Branch            Torrido Village Branch
          142 W. St. Peter Street            910 E. Main Street
          New Iberia, LA  70560              New Iberia, LA  70560
          Iberia Parish                      Iberia Parish

          Vacant Lot<FN1>                     Parking Lot and Warehouse<FN1>
          724 Weeks Street                   725 Weeks Street
          New Iberia, LA  70560              New Iberia, LA  70560
          Iberia Parish                      Iberia Parish

          Vacant Lot<FN1>
          726 Weeks Street
          New Iberia, LA  70560
          Iberia Parish

          __________________

          <FN1>  These  properties  are  adjacent  to  City  Bank's main office  located  at  712  Center  Street in New Iberia,
               Louisiana.

                     ______________________________________


          Employees

               Bancorp and City Bank have, in the aggregate, approximately 62 full-time equivalent employees. Bancorp considers its relationship with all such employees to be good.


          Security Ownership of Principal Shareholders and Management

               Principal Shareholders. The following table reflects as of ____________, 1994 the only persons or entities known to Bancorp to own beneficially or of record more than five percent of the outstanding shares of Bancorp Common Stock.


               Name and Address of         Number of     Percent of
                 Beneficial Owner            Shares         Stock
               ___________________         __________    __________

          Richard L. Delhomme                21,717        21.72%
          P. O. Box 9662
          New Iberia, LA  70562-9662

          Beldon E. Fox, Sr.                  6,110         6.11%
          P. O. Box 10539
          New Iberia, LA  70562-0539

          Charles A. Dorsey                   9,649         9.65%
          P. O. Box 9008
          New Iberia, LA  70562-9008


               Management. The following table sets forth the number of shares and the percentage of outstanding Bancorp Common Stock beneficially owned by each director of Bancorp, the Chief Executive Officer of Bancorp and all directors and executive officers of Bancorp as a group as of ____________, 1994. Unless otherwise indicated, beneficial ownership consists of sole voting and investment power.

                                          Shares of Stock
             Name and Address of               Owned           Percent
               Beneficial Owner             Beneficially       of Class
             _____________________       __________________  _____________

            J. S. Brown, III
            105 W. Santa Clara                 4,666              4.67%
            New Iberia, LA  70560

            Patrick D. Burke
            1700 Loreauville Road              1,285<FN1>         1.29%
            New Iberia, LA  70560

            Beldon E. Fox, Sr.
            1021 Loreauville Road              6,110              6.11%
            New Iberia, LA  70560

            Daniel J. Gonsoulin
            2605 East Admiral
             Doyle Dr.                         1,130              1.13%
            New Iberia, LA  70560

            E. A. Dauterive, Jr.
            419 Duperier Ave.                    500                .50%
            New Iberia, LA  70560

            Richard L. Delhomme
            805 Loreauville Road              21,717             21.72%
            New Iberia, LA  70560

            Arthur L. Schexnayder, Jr.<FN2>    1,361              1.36%
            101 Candleglow Dr.
            New Iberia, LA  70560

            Norris Rader, Sr.
            1587 Jefferson Terrace             2,335<FN3>         2.34%
            New Iberia, LA  70560

            Preston Guillote
            2 Rue Du Verger                    1,165              1.17%
            New Iberia, LA  70560

            Rayward Fremin, Sr.
            2714 Valery Road                   1,404              1.40%
            New Iberia, LA  70560

            All Directors and
             Executive Officers as a          41,692             41.70%
             Group (11 persons)


          ____________________

          <FN1>  Includes  170  shares  held  jointly  with  spouse  and daughter.

          <FN2>  Mr. Schexnayder is both the Chief Executive Officer and a director of Bancorp. All of the other individuals listed are directors of Bancorp and some also hold positions as executive officers.

          <FN3>  Includes 990 shares  owned by Norris Rader, Inc. Profit
                 Sharing 401(k) Plan.

               _________________________________________________


           BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS FOR THE
                   TWO YEARS ENDED DECEMBER 31, 1993 AND 1992

               The following discussion  provides  certain information
          concerning the financial condition and results of operations of Bancorp for the two years ended December 31, 1993. The financial position and results of operations of Bancorp were due primarily to its banking subsidiary, City Bank. (For purposes of this discussion, Bancorp and City Bank are collectively referred to as Bancorp.) Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement and Prospectus.

          Overview

               Net income for 1993 totaled $1,071,000 compared to $1,166,000 for 1992. Return on average assets was 1.29% and return on average equity was 14.45% for 1993, compared to 1.55% and 17.88%, respectively, for 1992. The decrease in net income of $95,000 from 1992 to 1993 was caused by an increase in income tax expense of $326,000. Income tax expense in 1992 was reduced by the benefit of a net operating loss carryover in the amount of $247,000. No such benefit was available in 1993 and income tax expense as a percent of pre-tax income was at the full statutory rate of 34%. Pre-tax income in 1993 was $232,000 higher than in 1992, attributable primarily to an increase in net interest income of $232,000. Increases in other income of $79,000 and a decrease in the provision for loan losses of $31,000 were offset by an increase in other expenses of $110,000.

               Average assets in 1993 increased by $7,919,000, or 10.55%, from 1992 caused by an increase in customer deposits of $5,321,000, or 8.16%, and an increase in securities sold under agreements to repurchase of $1,491,000. The increase in deposits was caused by an increase in average deposits from a local governmental entity of $6,050,000 and other interest bearing deposit accounts of $2,152,000, offset partially by a decline in time deposits of $3,109,000. The increase in deposits and securities sold under agreements to repurchase helped to fund the increase in average investments of $5,942,000 and consumer loans of $2,573,000 and the changes in other asset accounts.

               The net interest margin, the percentage of net interest income to average earning assets, decreased slightly in 1993, from 6.01% to 5.62%, but the decline in interest income caused by the decreased net interest margin was offset by additional interest income generated from the increase in the volume of deposits. The net interest margin of 5.62% in 1993 is favorable to the bank and is a reflection of the continued low interest rates and healthy spread between rates on deposits and yields on investments and loans. Average earning assets comprised 90.97% and 89.05% of total average assets in 1993 and 1992, respectively.

          Results of Operations

               Net Interest Income. Net interest income for 1993 was $4,245,000, compared to $4,013,000 for 1992. The increase of $232,000 was caused by the increase in average net assets and was offset partially by the decrease in the net interest margin of 39 basis points. Average non-interest bearing deposits as a percent of total deposits remained level from 1992 to 1993. The shrinkage of certificates of deposit and the increase in interest bearing demand deposits at lower rates contributed to the lower costs of funds in 1993.

               Loans continued to be the largest component of earning assets. Average loans, including mortgage loans held for sale, for 1993, was $42,665,000, or 56.53% of average earning assets. Average investment securities totaled $27,439,000 and comprised 36.36% of average earning assets. The remaining earning asset of Bancorp was its position in federal funds sold. The net yield on loans declined .74% from 1992 to 1993. The net yield on investment securities declined 1.01% during that same time. This was caused primarily by management shortening the maturities of reinvestments from the investment portfolio. The net yield on total earning assets declined 1.12% from 1992 to 1993, and was partially offset by a .89% decrease in the rate paid on interest bearing liabilities, for a net decrease in the net interest spread of .23%.

               Table 1 presents the average balance sheets, net interest income and net yield for each category of assets for 1993 and 1992. Table 2 provides the components of
          changes   in  net  interest  income  in  the  format  of   a
          rate/volume analysis.

               Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the amount of interest bearing assets and interest bearing liabilities maturing in any given time frame. A primary objective of asset/liability management is to maximize net interest margin while not subjecting Bancorp to significant interest rate risk in periods of rising or falling interest rates. At December 31, 1993 Bancorp's one year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets, was -23.61%, i.e. more of Bancorp's liabilities than assets reprice within a one year time frame. However, Bancorp does have discretion in repricing the majority of liabilities that reprice in under a year. Because more liabilities reprice in the one year time frame, a rise in interest rates will cause a decrease in net interest income. Table 3 details Bancorp's interest rate sensitivity position at various time intervals.

               Provision for Loan Losses. The provision for loan losses charged to operating expense is the result of a continuing review and assessment of the loan portfolio, taking into consideration the history of chargeoffs in the loan portfolio by category, the current economic condition in the lending area, the payment history, ability to repay and strength of collateral of specific borrowers, and other relevant factors. The 1993 provision is $205,000, compared to $236,000 in 1992. Actual chargeoffs, net of recoveries, were $142,000 in 1993 and $187,000 in 1992. Since the provision exceeded net chargeoffs in both years, the result was an increase in the allowance for loan losses.

               Bancorp maintains an allowance for loan losses which it believes is adequate to absorb reasonably foreseeable losses in the loan portfolio. The allowance for loan losses increased $63,000 from December 31, 1992 to 1993, to $590,000 and was 1.48% of loans. The 1992 balance in the allowance for loan losses was $527,000 or 1.32% of loans.

               In May 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's market price or the fair value of the collateral if the loan is collateral dependent. Adoption of the new standard is required for fiscal years beginning after
          December 15, 1994. The standard is to be adopted prospectively with the effect of initially applying the standard to be reflected as an adjustment to the bank's provision for loan losses in the year of adoption. The effect, if any, the new standard may have on Bancorp's financial position and results of operations is not expected to be significant.

               Nox-Interest Income. Non-interest income in 1993 totaled $807,000 compared to $728,000 in 1992. The increase was caused mostly by an increase in overdraft charges of $30,000 and an increase in the gain on the sale of mortgage loans of $64,000.

                                                                   Table 1

Average Balance Sheets, Interest Income/Expense, Yields, Rates & Statistics for the Years 1993 and 1992

                                                                1993                              1992
                                                  ___________________________________  __________________________________
                                                                Interest    Average                 Interest     Average
                                                   Average      Income/      Yield/      Average    Income/       Yield
                                                   Balance      Expense      Rate        Balance    Expense       Rate
                                                 ____________ ____________ __________  ___________ ___________ ___________
Interest and average yields/rates

(Dollars in thousands)

ASSETS:
Earning Assets:
  Interest Bearing Deposits
    with other banks                               $ 1,280      $    52       4.06%     $ 2,356      $   123       5.22%
  U.S. Treasury Securities                           7,325          328       4.48%       3,527          187       5.30%
  Federal Agencies                                  13,627          731       5.36%      11,906          757       6.36%
  State & Municipal Obligations<FN1>                   529           42       7.94%         533           43       8.07%
  Other Securities                                   4,678          263       5.62%       3,175          216       6.80%
                                                    ______       ______     _______      ______       ______      ______
    Total Investment Securities                     27,439        1,416       5.16%      21,497        1,326       6.17%
  Federal Funds Sold and Securities
    Purchased under Agreements to
    Repurchase                                       5,365          153       2.85%       4,021          134       3.33%
  Loans (Net) <FN2><FN3>                            42,665        4,464      10.46%      41,303        4,626      11.20%
                                                    ______       ______     _______      ______       ______      ______
Total Earning Assets                                75,469        6,033       7.99%      66,821        6,086       9.11%
Allowance for Possible Loan Losses                    (540)                                (488)
Cash and Due From Banks                              5,013                                5,351
Premises and Equipment, Net                          2,076                                2,239
Other Real Estate                                       74                                  297
Other Assets                                           865                                  818
                                                    ______                               ______
  Total Assets                                     $82,957                              $75,038
                                                    ======                               ======
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest Bearing Liabilities:
  Money Market Deposits                            $ 2,859      $    77       2.69%     $ 2,585           76       2.94%
  NOW Deposits                                      20,142          580       2.88%      13,573          458       3.37%
  Savings Deposits                                   8,132          201       2.47%       6,779          207       3.05%
  Certificates of Deposit of
    $100,000 or more                                 8,988          302       3.36%       9,650          427       4.42%
  Other Time Deposits                               16,005          545       3.41%      18,452          839       4.55%
  Federal Funds Purchased and
    Securities Sold under
    Agreements to Repurchase                         4,254           83       1.95%       2,764           66       2.39%
                                                    ______       ______      ______      ______        _____      ______
Total Interest Bearing Liabilities                  60,380        1,788       2.96%      53,803        2,073       3.85%
Non-interest Bearing Deposits                       14,413                               14,179
Other Liabilities                                      748                                  537
                                                    ______                               ______
Total Liabilities                                   75,541                               68,519
Shareholders' Equity                                 7,416                                6,519
                                                    ______                               ______
  Total Liabilities and Shareholders'
    Equity                                         $82,957                              $75,038
                                                    ======                               ======

Net Interest Spread                                                           5.03%                                5.26%
                                                                             ======                               ======

Net Interest Income/Margin                                      $ 4,245       5.62%                  $ 4,013       6.01%
                                                                 ======      ======                   ======      ======

___________________

<FN1>     The yield on tax exempt securities is not on a tax  equivalent  basis  for this schedule.

<FN2>     Interest income includes loan fees of $400,000 and $393,000 for the years ended
          December 31, 1993 and 1992.  Loans  are   presented  net  of unearned discount.
          Nonaccrual loans are included in average balances and  income  on such loans is recognized on a cash basis.

<FN3>     Includes mortgage loans held for sale.


                                      Table 2

Rate/Volume Analysis

(Dollars in thousands)


                                                         1993/1992                         1992/1991
                                              _________________________________ ______________________________________
                                                  Change Attributable To             Change Attributable To
                                              _________________________________ ______________________________________
                                                                      Total                                   Total
                                                                     Increase                                Increase
                                               Rate      Volume     (Decrease)      Rate        Volume      (Decrease)
                                             __________ __________ ____________  ___________ ___________  ____________
Interest Earning Assets:
  Interest Bearing Deposits
    with Other Banks                            ($15)      ($56)      ($71)          ($55)     ($130)      ($185)
  Investment Securities (1)                     (280)       441        161           (216)       319         103
  FFS & Sec. Purc. w/Agree
    to Resell                                    (26)        45         19            (88)       (95)       (183)
  Loans                                         (316)       153       (163)          (449)       251        (198)
                                              __________ __________ __________   ___________ ___________  _________
      Total Interest Income                     (637)       583        (54)          (808)       345        (463)

Interest Bearing Liabilities:
  Money Market, NOW & Savings
    Deposits                                    (147)       265        118           (370)       320         (50)
  Certificates of Deposit
    $100,000 or more                             (95)       (29)      (124)          (209)       (59)       (268)
  Other time deposits                           (185)      (111)      (296)          (362)      (114)       (476)
  FFP and Securities sold under
    agmts. to repurchase                         (20)        36         16            (78)       (84)       (162)
                                              __________ __________ __________   ___________ ___________  _________
      Total Interest Expense                    (447)       161       (286)        (1,019)        63        (956)
                                              __________ __________ __________   ___________ ___________  _________

Net Interest Income                            ($190)      $422       $232         $  211       $282        $493
                                              ========== ========== ==========   =========== ===========  =========
____________________

<FN1>  Not presented on a tax equivalent basis for this schedule.

NOTE:  The charges in interest due to both volume and rate have been allocated proportionately between rate and volume.  Interest income includes loan
       fees of $400,000, $393,000 and $349,000 for the years  ended   December
       31, 1993, 1992 and 1991.   Nonaccrual   loans are  included in  average
       balances and income on such loans is recognized on a cash basis.

                                      Table 3

Interest Rate Sensitivity Analysis at December 31, 1993

(Dollars in thousands)

                                                                                      After         Non
                                                0-3         4-6        7-12            One        Interest
                                               Months      Months     Months           Year       Bearing      Total
                                             __________ ___________ __________      __________ _____________ _________
Assets
  Mortgage Loans Held for Sale                $ 5,631     $     0    $     0         $     0     $     0     $ 5,631
  Loans                                         8,227       2,243      2,352          26,514           0      39,336
  Investments                                   9,277       3,229      4,589           7,621           0      24,716
  Interest Bearing Deposits
   with Banks                                     198         198        198              99           0         693
  Fed Funds Sold                                2,425           0          0               0           0       2,425
  Other Assets                                      0           0          0               0       7,395       7,395
                                               ______      ______     ______          ______      ______      ______
    Total Assets                               25,758       5,670      7,139          34,234       7,395      80,196
                                               ______      ______     ______          ______      ______      ______
Sources of Funds
  Savings                                       8,096           0          0               0           0       8,096
  Money Market and NOW Accounts                21,681           0          0               0           0      21,681
  CDs over $100,000                             4,254       3,248        400             164           0       8,066
  Other Time Deposits                           7,646       5,498      1,768             732           0      15,644
  Fed Funds Purchased and Securities
    Sold under Agreements to
    Repurchase                                  4,114         800          0               0           0       4,914
  Non-interest Bearing Deposits                     0           0          0               0      13,565      13,565
  Other Liabilities                                 0           0          0               0         611         611
  Shareholders' Equity                              0           0          0               0       7,619       7,619
                                               ______      ______     ______           _____      ______      ______
    Total Sources of Funds                     45,791       9,546      2,168             896      21,795      80,196
                                               ______      ______     ______           _____      ______      ______
Rate Sensitivity Gap                          (20,033)     (3,876)     4,971          33,338     (14,400)
Cumulative Rate Sensitivity Gap               (20,033)    (23,909)   (18,938)         14,400           0
Cumulative Rate Sensitivity Gap
  as a Percentage of Total Asset               -24.98%     -29.81%    -23.61%          17.96%       0.00%

                                              ______________________________


          Non-Interest Expenses. Non-interest expenses increased by $110,000 or 3.57% from 1992 levels. Salaries and related benefits increased $67,000. Occupancy expense remained virtually unchanged from 1992 to 1993. Other operating expenses increased by $86,000, including an increase in service charges paid to correspondent banks of $50,000 due to a restructuring of the terms of the agreement. A summary of non-interest expenses for 1993 and 1992 is as follows:


          (Dollars in thousands)
                                                   Year Ended December 31,
                                                   _______________________
                                                    1993           1992
                                                  ________       ________

          Salaries and Benefits                   $1,593         $1,526
          Occupancy                                  593            600
          (Income) Loss on Foreclosed
          Real Estate, Net                          (13)             22
          Other Expenses                          $1,051         $  965
                                                  ________       ________

               Total                              $3,224         $3,113
                                                  ========       ========

               Statement of Financing Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other
          Than Pensions," which is effective for fiscal years beginning after December 15, 1992, requires recognition of estimated future postretirement costs over employees' periods of service. Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which is effective for fiscal years beginning after December 15, 1993, requires recognition of estimated future postemployment costs over employees' periods of service. Bancorp offers no postretirement health or medical benefits or postemployment benefits to any of its employees or former employees. The severance plan adopted by Bancorp in connection with the Mergers would result in payments by FCC, and not Bancorp, under certain circumstances if the Mergers take place.

          Analysis of Financial Condition

               Investment  Securities.   In  1993  average  investment
          securities increased by $5,942,000 from 1992. The total market value of investment securities at December 31, 1993 was $24,915,000, including gross unrealized gains of $286,000 and gross unrealized losses of $87,000. The investment securities portfolio is used as a source of liquidity and a means of managing interest rates and interest rate sensitivity. In addition, the portfolio serves as a source of collateral on certain deposits.

               Securities   Portfolio.    The   carrying   amount   of
          securities at the dates indicated is set forth in the table below:

          (Dollars in thousands)
                                                 December 31,
                                        _________________________________
                                            1993              1992
                                        ______________   ________________
                                        Amount Percent   Amount  Percent
                                        ______ _______   _______ ________
          U.S. Treasury                 $5,513  22.31%   $7,863   29.38%
          U.S. Government Agencies      13,135  53.15%   13,470   50.32%
          State and Municipals             525   2.12%      530    1.98%
          Other Securities                 453   1.83%      453    1.69%
          Mortgage Backed Securities     5,090  20.59%    4,450   16.63%
                                       _______ _______  ________ ________

               Total                   $24,716 100.00%  $26,766  100.00%
                                       ======== ======= ======== ========
                               ______________________________


          Investment Securities Maturity Distribution. The amortized cost and estimated market value of securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers may have the right to prepay obligations with or without penalties.

       (Dollars in thousands)

                              Maturity Breakdown as of December, 1993
                           ________________________________________________
                            One Year     1-5       5-10    Over 10
                             or Less    Years     Years     Years     Total
                           __________ _________ _________ _________ ________

          U.S. Treasury
          _____________

            Amount          $ 5,513   $    0    $    0    $    0    $5,513
            Yield           4.5450%  0.0000%   0.0000%   0.0000%

          U.S. Agencies
          _____________

            Amount          $ 4,958   $7,762    $  415    $    0    $13,135
            Yield           5.6211%  4.7528%   3.4580%   0.0000%

          Other Securities
          ________________

            Amount          $     0   $    0    $    0    $  253    $  253
            Yield           0.0000%  0.0000%   0.0000%   2.6619%

          State and Municipal
          ___________________

            Amount          $     5   $  520    $    0    $    0    $  525
            Yield<FN1>       8.4950%   8.0211%   0.0000%   0.0000%
                            _________ ________  ________  _________ ________
          Subtotal          $10,476   $8,282    $  415    $  253    19,426
                            ========= ========  ========  ========= ========

          Mortgage Backs                                             5,090

          Equity Securities                                            200
                                                                    ________
          Total Investment Securities                               $24,716
                                                                    ========
          ____________________

          <FN1>  The yield on  tax-exempt  securities is not on a  tax equivalent basis for this schedule.

                         ______________________________


               Bancorp's mortgage-backed securities and collateralized mortgage obligations consists of ownership interests in pools of residential mortgages guaranteed by U.S. government agencies with contract maturities up to 30 years. However, the underlying mortgages are subject to significant prepayments, particularly when the contract rates on the mortgages exceed the current market rates on such loans. The weighted average life of the mortgage backed securities portfolio, based on current prepayment assumptions, is approximately seven years.

               For a discussion of Financial Accounting Standards Board Statement No. 115, which Bancorp adopted effective January 1, 1994, see the accompanying footnotes to the December 31, 1993 financial statements.

               Loans. Loans outstanding at December 31, 1993, totaled $39,925,000. Mortgage loans held for sale at December 31, 1993 totaled $5,631,000. Total average loans in 1993, including mortgage loans held for sale, were $42,665,000, an increase of $1,362,000 from the average for 1992. Average consumer loans increased by $2,573,000 and average mortgage loans decreased $1,392,000 from 1992 to 1993.

               The  following  table  shows  the  amounts   of   loans
          outstanding according to the type of loan for each of the periods indicated:

          (Dollars in thousands)

                                                                        December 31,
                                                      ____________________________________________________
                                                                1993                       1992
                                                      ________________________  __________________________
                                                         Amount     Percent        Amount       Percent
                                                      ___________ ____________  ___________  _____________
          Commercial, Industrial and
            Agricultural                               $   5,933      14.86%    $   5,366      13,48%
          Real Estate - Construction                          15       0.04%          125       0.31%
          Real Estate - Mortgage                          11,587      29.02%       11,212      28.17%
          Consumer, Net of Unearned
            Income                                        22,390      56.08%       20,957      51.76%
          Term Federal Funds                           $       0       0.00%    $   2,500     100.00%
                                                     ____________ ____________  ___________  _____________

            Total Loans                                $  39,925     100.00%    $  39,800     100.00%
                                                     ============ ============  ===========  =============

          Allowance for Loan Losses:

          Commercial, Industrial and
            Agricultural                               $     185      31.35%    $     201      38.14%
          Real Estate - Mortgage                              12       2.04%            0       0.00%
          Consumer                                           336      56.95%          249      47.25%
          Unallocated                                         57       9.66%    $      77      14.61%
                                                     _____________ ___________  ____________  _____________
            Total                                      $     590     100.00%    $     527     100.00%
                                                     ============= ===========  ============  =============

                                                                    ______________________________


               Consumer loans is the largest category of loans, comprising 56.08% and 51.76% of total loans at December 31, 1993 and 1992, respectively.

               At  December  31,  1993,  fixed  rate   loans   totaled
          $31,755,000 and variable rate loans totaled $8,171,000.

               Mortgage Loans held for Sale. Bancorp originates mortgage loans for resale. The aggregate market value of loans held for sale at December 31, 1993 was $5,578,000. Bancorp is servicing approximately $33,169,000 of mortgage loans previously sold as of December 31, 1993. Servicing fees charged on loans serviced for others are included in interest income.

               Nonperforming Assets. Nonaccrual loans and foreclosed assets are included in nonperforming assets. Nonperforming assets increased $114,000 during 1993 to $436,000 at December 31, 1993. The increase is attributable to an increase in nonperforming loans.

               Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis. Interest income that would have been recognized on nonaccrual loans had those loans been on accrual status at contractual terms throughout 1993 was approximately $25,000. Interest income recognized on nonaccrual loans for 1993 was not significant.

               The table below  summarizes  nonperforming  assets  and
          includes   several   ratios   that   measure  the  level  of
          nonperforming assets.



                              ______________________________

(Dollars in thousands)
                                                      December 31,
                                             ________________________________
                                               1993                 1992
Nonperforming Loans:
  Nonaccrual loans                           $  354              $    209
                                            __________           __________
  Total Nonperforming Loans                     354                   209
Real Estate Acquired through
  Foreclosure                                    62                    84
Other Assets Acquired through
  Repossession                                   20                    29
                                            __________           __________
  Total Nonperforming Assets                 $  436              $    322
                                            ==========           ==========

Accruing Loans Past Due Ninety
  Days or More                               $   26              $    160
                                            ==========           ==========
Nonperforming loans as a % of
  total loans                                 0.89%                 0.53%
Nonperforming assets as a % of
  total loans and real estate
  and other property acquired
  by foreclosure                              1.09%                 0.81%
Allowance for loan losses as a
  % of nonperforming loans                  166.67%               252.15%

                           ______________________________

               Bancorp's management is not aware of any loans classified for regulatory purposes and excluded from the above table which: (1) represent or result from trends or uncertainties that will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes doubts as to the ability of such borrowers to comply with the loan repayment terms.

               Summary of Loan Loss Experience. The following table summarizes the loan loss experience for each of the periods indicated:


(Dollars in thousands)                        December 31,
                                  ___________________________________
                                     1993                 1992
                                  ___________          __________

Balance at beginning of year       $  527              $    478
Provision charged to expense          205                   236
Charge-offs:
  Real Estate                           0                    47
  Consumer                            159                   167
  Credit Cards                         12                    15
  Commercial and all other              1                    26
                                  ___________          ___________
  Total Charge-offs                   172                   255
                                  ___________          ___________
Recoveries:
  Real Estate                          16                    49
  Consumer                             11                    14
  Credit Cards                          2                     1
  Commercial and all other              1                     4
                                  ___________          ___________
  Total Recoveries                     30                    68
                                  ___________          ___________
Net Loan Charge-offs                  142                   187
                                  ___________          ___________
Balance at end of year             $  590              $    527
                                  ===========          ===========
Net loan charge-offs as a % of
  average loans                      0.33%                 0.45%
Recoveries as a % of charge-offs    17.44%                26.67%
Allowance for loan losses as a %
  of year-end loans                  1.48%                 1.32%

                          ______________________________

               Deposits. Total deposits at December 31, 1993 were $67,053,000, an increase of $2,524,000 from the December 31, 1992 total of $64,529,000. Average deposits in 1993 increased $5,321,000 from 1992. As noted earlier, an increase occurred in the average balance of interest bearing checking and was partially offset by a decrease in the average balance of certificates of deposit.

               Effective July 1, 1992, Bancorp became the fiscal agent of the local parish school board. All checking accounts, including interest bearing accounts, are maintained at Bancorp. Bancorp pays a variable interest rate on the interest bearing accounts at a rate equal to the average of the weekly auctions for six month US Treasury bills for the preceding six months, adjustable semi-annually. The initial term of the agreement expires on June 30, 1994 and automatically renews for three one-year periods unless cancelled in advance in writing. Bancorp has been able to use this deposit to allow more expensive deposits to leave the bank and is confident that it could be replaced, if necessary.

               Time deposits of $100,000 or more were $8,066,000 at December 31, 1993, which comprises 12.03% of total deposits. Bancorp had no brokered deposits at December 31, 1993.

               Deposit  Average Balances  and  Rates.   The  following
          table indicates the average daily amount of deposits and rates paid on such deposits for the periods indicated:


(Dollars in thousands)

                                                                          December 31,
                                                         __________________________________________________________

                                                                     1993                            1992
                                                         ____________________________  ____________________________
                                                            Amount         Percent           Amount        Percent
                                                         _____________ ______________  ______________ ______________

Non-interest bearing demand                              $   14,413         0.00%      $    14,179        0.00%
Interest bearing demand                                      23,001         2.86%           16,158        3.31%
Savings                                                       8,132         2.48%            6,779        3.05%
Time deposits                                                24,993         3.39%           28,102        4.50%
                                                          ____________ ______________  ______________ ______________
Total                                                    $   70,539         2.42%      $    65,218        3.08%
                                                          ============ ==============  ============== ==============
                                                          ______________________________


          Maturities  of  Time   Deposits  of $100,000 or   More.  The
          maturities  of  time  deposits  of  $100,000  or  more   are
          summarized in the table below:


(Dollars in thousands)
                                                           December 31,
                                                    __________________________
                                                      1993              1992
                                                    __________      __________

Three months or less                                $   4,254       $   6,360
Over three months through 12 months                     3,648           2,166
Over one year through five years                          164               0
Over five years                                             0               0
                                                    __________      __________

Total                                               $   8,066       $   8,526
                                                    ==========      ==========



               Short-Term Borrowings. Short-term borrowings consists mainly of securities sold under an agreement to repurchase which are arrangements with large commercial depositors. Terms vary from 30 to 180 days. Occasionally, Bancorp will also purchase federal funds if needed for short term liquidity purposes. The following table summarizes the activity in short-term borrowings:

(Dollars in thousands)

                                                         1993                                  1992
                                       _____________________________________ _______________________________________
                                                              Sec Sold                                 Sec Sold
                                                               Under                                     Under
                                                             Agreements                                Agreements
                                            Fed Funds           to               Fed Funds                to
                                            Purchased        Repurchase          Purchased             Repurchase
                                       ________________  __________________  __________________  ___________________
Amounts Outstanding
  as of December 31                     $        0         $    4,914          $          0           $   7,219

Weighted Average Interest
  Rate                                       00.00%             2.15%                  0.00%               3.13%

Maximum Amount of Borrowings
  Outstanding at any Month
  End During the Year Ended
  December 31                            $        0        $    8,585          $          0           $   7,219

Average Balance                          $        6        $    4,248          $          0           $   2,764

Weighted Average Rate                          3.24%            1.94%                  0.00%               2.42%

                                          ______________________________

               Liquidity. Liquidity involves Bancorp's ability to raise funds to support asset growth or to reduce assets, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate the company on an ongoing basis.

               As shown in the accompanying 1993 statement of cash flows, cash and cash equivalents increased by $2,871,000 from December 31, 1992 to December 31, 1993. Cash and cash equivalents were generated primarily by proceeds from the sale of securities of $13,566,000 and were partially offset by the purchase of investment securities of $11,677,000. The cash and cash equivalents generated by the increase in deposits was offset by the decrease in federal funds and securities sold under repurchase agreements. In addition, operating activities provided net cash of $108,000.

               Capital Resources.   Bancorp maintains adequate capital
          for regulatory purposes and has sufficient capital to absorb the risks inherent in the business. Risk-based capital requirements have been established that weight different assets according to the level of risk associated with those types of assets. The table below summarizes Bancorp's capital levels for December 31, 1993 and 1992.


(Dollars in thousands)
                                                 December 31,
                                            ____________________    Regulatory
                                              1993         1992       Minimums
                                            ________     ________   __________
Capital:
  Tier I                                   $  7,616       $ 7,327
  Tier II                                       590           527
                                            ________     ________

     Total Capital                          $ 8,206       $ 7,854
                                            ========     =========

Risk Weighted Assets                        $67,303       $71,758
                                           =========     =========

Tier I Capital to Risk Weighted Assets        11.32%        10.21%        4%
Total Capital to Risk Weighted Assets         12.19%        10.95%        8%
Leverage - Tier I Capital to Adjusted
     Total Assets                              9.11%         8.96%    4% - 5%
Equity to Assets                               9.19%         9.07%
Dividend Payout Ratio                         23.99%        23.85%



           BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS FOR THE
                    SIX MONTHS ENDED JUNE 30, 1994 AND 1993

               The following discussion provides certain information concerning the financial condition and results of operations of Bancorp for the six months ended June 30, 1994 and 1993. The financial position and results of operations of Bancorp were due primarily to its banking subsidiary, City Bank.

          Overview

               Net income for the first six months of 1994 was $529,000 compared to $628,000 for the same period in 1993. The decrease of $99,000 was caused by a decrease in the net interest margin of $93,000, a decrease in other income of $62,000, and an increase in other expenses of $18,000, offset by reductions in the provision for loan losses of $25,000 and income tax expense of $49,000.

               Average assets for the first six months of 1994 were $85,757,000, an increase of $3,277,000 over the same period for 1993. Increases occurred in federal funds sold and loans, and decreases occurred in investments and cash instruments.

          Results of Operations

               Net Interest Income.  Net interest income for the first
          six  months  of  1994 was $2,059,000, compared to $2,152,000 for 1993. The $93,000 decrease is attributable to a decrease in the net interest margin and occurs despite an increase in average assets. The net interest margin continues to shrink as assets mature and are repriced at current rates, which are generally lower. The average yield on assets for the first six months of 1994 was .52% lower than for the same period in 1993. The rate paid for deposits decreased by .03%, resulting in a net decrease in the net interest spread of 49 basis points.

               Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the amount of interest bearing assets and interest bearing liabilities maturing in any given time frame. These differences provide a relative indication of the extent to which future interest rate changes will affect net interest income. Bancorp continues to operate at a negative gap, meaning that more liabilities reprice in a short time frame than do assets. At June 30, 1994 the one year repricing gap was -20.48%.

               Provision for Loan Losses. The provision for loan losses is the periodic charge to earnings for potential losses in the loan portfolio. The provision is based on a continuing review and assessment of the loan portfolio, taking into consideration the history of the portfolio, the current economy, the health of specific industries and the condition of individual borrowers. The provision for the first six months of 1994 was $65,000 compared to $90,000 for the first six months of 1993.

               Bancorp maintains an allowance for loan losses which it believes is adequate to absorb reasonably foreseeable losses in the loan portfolio. The allowance for loan losses was $573,000 at June 30, 1994. Net chargeoffs of $82,000 were more than the provision and caused a decrease in the reserve during the first six months of 1994 of $17,000. The balance at June 30, 1994 was 1.38% of outstanding loans.

               Non-Interest Income. Non-interest income for the first six months of 1994 was $331,000, which was a $62,000 decrease from the $393,000 recorded for the first six months of 1993. Modest increases in fees and other income of $18,000 were countered by a decrease in the gain on the sale of mortgage loans of $80,000. The change from a falling to a rising interest rate environment limited the opportunities to make a gain on the sale of mortgage loans originated for resale.

               Non-Interest Expense. Non-interest expense for the first six months of 1994 increased by $18,000 or 1.23% over the same period of 1993. Salaries and employee benefits increased $33,000 and was partially offset by a decrease in other expenses. The components of non-interest expense are detailed below for the first six months of 1994 and 1993.



                                                 Six months ended June 30
                                                __________________________
(Dollars in thousands)                              1994         1993
                                                ____________ _____________

Salaries and Benefits                           $     754     $     721
Occupancy                                             288           286
Income on Foreclosed Real Estate, Net                 (21)          (22)
Other Expenses                                        500           518
                                                ____________ ______________

          Total                                 $   1,521        $1,503
                                                ============ ==============


               In 1991, Bancorp adopted a dividend and bonus plan to allow for a predetermined formula for the payment of yearly dividends and employee bonuses. The plan is ratified each year by the Board, subject to the achieving by Bancorp of certain goals set by the Board. The plan calls for a percentage of net income to be divided between dividends and bonuses. The amount of net income to be paid in bonuses, subject to the meeting of the goals for the year, is 9.3 % of net income. Because of the contingent nature of the bonus it has been Bancorp's policy to not accrue for this liability during the year. Assuming goals are met, the liability at June 30, 1994 based on net income at that date would be approximately $49,900.

               Income Tax Expense. Income tax expense continues to be accrued at the statutory rate of 34%. Deferred taxes are recognized for timing differences between book and tax income.

          Analysis of Financial Condition

               Investment Securities. In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This standard requires that Bancorp classify its securities portfolio into securities held for trading, securities held to maturity, and securities available for sale. Criteria are established for determining whether a security is held for trading or held to maturity. If the security does not fit into either one of those categories, it is classified as available for sale. Gains and losses caused by fluctuations in the market value of securities held for trading are charged to the income statement in the year that the increase or decrease in value occurs. Fluctuations in the market value, net of related tax effect, of securities available for sale are accounted for as a change in a component of shareholders' equity and are not charged to the income statement. No adjustment to carrying value for fluctuations in market value is made for securities held to maturity. Bancorp adopted this accounting method effective January 1, 1994. Approximately 20% of the existing investment portfolio is classified as held to maturity. The remaining 80% of the portfolio is classified as available for sale and includes most mortgaged-backed and agency securities and all U.S. Treasury securities. The classification of these securities as available for sale has resulted in a decrease to shareholders' equity of $234,000. See Note 2 to the accompanying financial statements for an analysis of securities between available for sale and held to maturity, together with the unrealized gains and losses for each category.

               Loans. Total loans outstanding at June 30, 1994 were $41,430,000, an increase of $1,504,000 since December 31, 1993. An increase in consumer loans of $1,632,000 was partially offset by a decrease in mortgage loans of $217,000. Consumer loans continue to be the largest component of the loan portfolio, comprising 58% at June 30, 1994.

               Mortgage Loans Held For Sale. Bancorp originates mortgage loans for resale. The aggregate market value of loans held for sale at June 30, 1994 was approximately $4,245,000. Bancorp is servicing approximately $34,014,000 of mortgage loans previously sold as of June 30, 1994. Servicing fees charged on loans serviced for others are included in interest income.

               Nonperforming Assets. Nonaccrual loans and foreclosed assets are included in nonperforming assets. Nonperforming assets totaled $490,000 at June 30, 1994 and are detailed in the table below.

                                                                             June 30
                                                             __________________________________
(Dollars in thousands)                                               1994           1993
                                                             _________________  _______________
Nonperforming Loans:
          Nonaccrual Loans                                     $        410      $        221
                                                               _______________  _______________
          Total Nonperforming Loans                                     410               221
Real Estate Acquired through Foreclosure                                 49                81
Other Assets Acquired through Repossession                               31                25
                                                               _______________  _______________

          Total Nonperforming Assets                           $        490      $        327
                                                               ===============  ================

Accruing Loans Past Due Ninety Days or More                    $         53      $         98
                                                               ===============  ================


Nonperforming loans as a % of total loans                              0.99%             0.56%
Nonperforming assets as a % of total loans and real estate
          and other property acquired by foreclosure                   1.18%             0.81%
Allowance for loan losses as a % of nonperforming loans              139.76%           257.47%

                                        ______________________________

               Bancorp's management is not aware of any loans classified for regulatory purposes and excluded from the above table which: (1) represent or result from trends or uncertainties that will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes doubts as to the ability of such borrowers to comply with the loan repayment terms.

               Deposits. The average balance for total deposits at June 30, 1994 is not materially different from June 30, 1993. An increase in the average balance in interest bearing demand deposits was offset by a decrease in time deposits. This was caused by depositors electing to keep funds liquid due to low interest rates and a relatively small difference between rates on demand and short-term time deposits.

               Short-Term Borrowings. Short-term borrowings consists of securities sold under an agreement to repurchase, which are arrangements with large commercial depositors. Terms vary from 30 to 180 days. The average balance in repurchase agreements for the first six months of 1994 increased $3,366,000 from the first six months of 1993. This increase was the main source of additional funds for Bancorp.

               Liquidity. Liquidity involves Bancorp's ability to raise funds to support asset growth or to reduce assets, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate the company on an ongoing basis. As shown in the accompanying statement of cash flows for the six months ended June 30, 1994, Bancorp's cash and cash equivalents totaled $10,711,000 at the end of the period, an increase of $3,862,000 since December 31,
          1993. This increase was caused by Bancorp's increased position in federal funds sold at June 30, 1994.

               Capital Resources. Bancorp maintains adequate capital for regulatory purposes and has sufficient capital to absorb the risks inherent in the business. At June 30, 1994 Bancorp had a Tier I capital to risk weighted asset ratio of 11.65% and a leverage ratio of 9.42%. For regulatory purposes, City Bank is considered a well-capitalized institution.


                             INFORMATION ABOUT FCC

               The following documents, or the indicated portions thereof, have been filed by FCC with the Commission, and are incorporated by reference into this Proxy Statement and
          Prospectus: FCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; FCC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994; FCC's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994; and the description of FCC Common Stock set forth in FCC's Applications for Registration on Form 8-A filed with the Commission on November 9, 1972 and December 22, 1976, as amended by a report on Form 8 filed with the Commission on June 19, 1989 and by a report on Form 8-A/A filed with the Commission on August 12, 1993.

               In addition, all other documents that will be filed by FCC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") between the date of this Proxy Statement and Prospectus and the date of the Special Meeting shall be deemed to be incorporated herein by reference from the date of filing. See "Available Information" for information with respect to securing copies of documents incorporated by reference in this Proxy Statement and Prospectus.

               Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS


               If the shareholders of Bancorp approve the Plan and the Mergers are subsequently consummated, all shareholders of Bancorp, other than those exercising dissenters' rights, will become shareholders of FCC and their rights will be governed by and be subject to the Articles of Incorporation and Bylaws of FCC rather than the Articles of Incorporation and Bylaws of Bancorp. The following is a brief summary of certain of the principal differences between the rights of shareholders of FCC and Bancorp not described elsewhere herein.

          Preferred Stock

               The Board of Directors of FCC is authorized, without action of its shareholders, to issue FCC preferred stock (the "FCC Preferred Stock") from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of such FCC Preferred Stock. The authority of the Board of Directors includes but is not limited to the determination or fixing of the following with respect to each series of FCC Preferred Stock which may be issued: (i) the designation of such series; (ii) the number of shares initially constituting such series; (iii) the dividend rate and conditions and the dividend preferences, if any, in respect of the FCC Common Stock and among the series of FCC Preferred Stock; (iv) whether, and upon what terms, the FCC Preferred Stock would be convertible into or exchanged for shares of any other class or other series of the same class;
          (v) whether, and to what extent, holders of one or more shares of a series of FCC Preferred Stock will have voting rights; and (vi) the restrictions, if any, that are to apply on the issue or reissue of any additional FCC Preferred Stock.

               Shares of FCC Preferred Stock that are authorized would
          be available for issuance in connection with the acquisition of other businesses, infusion of capital, or for other lawful corporate purposes, at the discretion of the Board of Directors. The Board of Directors could issue FCC Preferred Stock to a person or persons who would support management in connection with a proxy contest to replace an incumbent director or in opposition to an unsolicited tender offer. As a result, such proposals or tender offers could be defeated even though favored by the holders of a majority of the FCC Common Stock. As of June 30, 1994, FCC had 2,398,170 shares of Series 1992 Preferred Stock outstanding.

               The   Articles  of  Incorporation  of  Bancorp  do  not
          authorize the issuance of preferred stock.

          Preemptive Rights

               Bancorp's Articles of Incorporation provide that holders of common stock have preemptive rights. Such rights enable holders of Bancorp Common Stock to subscribe for their proportionate share of new voting shares being issued by Bancorp for cash. FCC's Articles of Incorporation do not provide for preemptive rights.

          Shareholder Action by Consent

               Bancorp's Articles of Incorporation permit its shareholders to act by written consent that is signed only by shareholders holding that proportion of the total voting power on the question that is required by law or the Articles of Incorporation.

               FCC's Articles of Incorporation do not contain such a provision and therefore its shareholders may act by written consent only if it is unanimous.

          Limitation of Personal Liability of Directors and Officers

               The Articles of Incorporation of FCC contain a provision limiting the personal liability of FCC's directors and officers under certain circumstances (the "Limitation of Liability Provision"). Pursuant to the Limitation of Liability Provision, the officers and directors of FCC have no personal liability to FCC or its shareholders for monetary damages for breach of their fiduciary duty as a director or officer of FCC except for (a) any breach of the director's or officer's duty of loyalty to FCC or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under Section 92(D) of the LBCL (pertaining generally to acts related to an unlawful stock repurchase or payment of a dividend) or (d) any transaction from which the director or officer derived an improper personal benefit.

               The Limitation of Liability Provision also provides that any subsequent amendment or repeal or the adoption of any inconsistent provision cannot retroactively eliminate or reduce the protection it provides directors and officers with regard to claims that arise after the effective date of the proposed amendment but before any such subsequent amendment, repeal or adoption of any inconsistent provision. Additionally, while a two-thirds vote of FCC's voting power present is required generally to amend its Articles of Incorporation, 80% of the total voting power of FCC is required to amend or repeal the Limitation of Liability Provision.

               Bancorp's Articles of Incorporation do not contain a limitation of liability provision.

          Special Meetings of Shareholders

               FCC's Articles of Incorporation provide that a special meeting of shareholders may be called by the holders of a majority of the total voting power of FCC. Because this provision is contained in FCC's Articles of Incorporation, it may only be amended by a vote of FCC's shareholders. Bancorp's Bylaws contain a similar provision; however, because it is contained in Bancorp's By laws, it may be amended under certain circumstances by the directors.


                                 LEGAL MATTERS

               Correro, Fishman & Casteix, L.L.P. New Orleans, Louisiana, has rendered its opinion that the shares of FCC Common Stock to be issued in connection with the Holding Company Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

                                    EXPERTS

               The audited consolidated financial statements of Bancorp and its subsidiary as of and for the years ended December 31, 1993 and 1992 have been audited by Castaing, Hussey & Lolan, independent public accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon the authority of such firm as experts in accounting and auditing.

               The  audited consolidated financial statements  of  FCC
          and its subsidiaries incorporated by reference in this Proxy Statement and Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing. With respect to the unaudited consolidated interim financial information of FCC and its subsidiaries incorporated by reference in this Proxy Statement and Prospectus from FCC's quarterly report on Form 10-Q, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, Arthur Andersen LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by them within the meaning of Sections 7 and 11 of the Securities Act.


                                 OTHER MATTERS


               At the time of the preparation of this Proxy Statement and Prospectus, Bancorp had not been informed of any matters to be presented by or on behalf of Bancorp or its management for action at the Special Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

               Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of Bancorp, and return it at once in the enclosed envelope.


                                     BY ORDER OF THE BOARD OF DIRECTORS



                                     _____________________________
                                     Richard L. Delhomme
                                     President

          New Iberia, Louisiana
          ____________, 1994

                        FIRST COMMERCE CORPORATION

            PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                              (Unaudited)


         In addition to the Merger with City Bancorp, Inc., First Commerce Corporation has several other transactions pending which are described below. The unaudited pro forma condensed combined balance sheets as of December 31, 1993 and June 30, 1994 and the unaudited pro forma condensed combined statements of income for the years ended December 31, 1993, 1992 and 1991 and for the six months ended June 30, 1994 appearing on the following pages give effect to the proposed mergers of Lakeside Bancshares, Inc., First Bancshares, Inc., City Bancorp, Inc., and Wolcott Mortgage Group, Inc. with First Commerce Corporation ("FCC"). A brief description of each of the proposed plans of merger follows.

         FCC and Lakeside Bancshares, Inc. (Lakeside) have signed a definitive agreement to merge the two companies and their respective subsidiaries, The First National Bank of Lake Charles and Lakeside National Bank. Shareholders of Lakeside will receive shares of FCC Common Stock. The number of shares will be determined at the time the mergers are effected, but will not exceed approximately 1,540,000 shares.

         FCC and First Bancshares, Inc. (First) have signed a definitive agreement to merge the two companies and their respective subsidiaries, First National Bank of Commerce and First Bank. Shareholders of First will receive shares of FCC Common Stock. The exact number of shares will be determined at the time the mergers are effected, but in no event will exceed 2,860,169 shares.

         FCC and City Bancorp, Inc. (City) have signed a definitive agreement to merge the two companies and their respective subsidiaries, The First National Bank of Lafayette and City Bank and Trust Company, New Iberia, Louisiana. Shareholders of City will receive shares of FCC Common Stock. The exact number of shares will be determined at the time the mergers are effected, but in no event will exceed 562,500 shares.

        FCC and Wolcott Mortgage Group, Inc. (Wolcott) have signed a definitive agreement for First National Bank of Commerce, a subsidiary of FCC, to acquire Wolcott. The shareholders of Wolcott will receive $1.251 million at closing, in the form of cash. A second contingent payment, in the form of cash, will be made one year from closing, with payment determined by loan origination volume by Wolcott. The maximum total purchase price will not exceed $2.5 million.

       The Lakeside, First, and City mergers will be accounted for under the pooling-of-interests method of accounting. The Wolcott merger will be accounted for under the purchase method of accounting. The pro forma financial statements have been prepared to reflect the consummation of all of the mergers. No assurance can be given, however, that any or all of the mergers will be consummated, and consummation of one or more mergers is not a condition to the consummation of any other merger.

         No provision has been made for nonrecurring charges or credits directly related to the mergers, and any such charges or credits are not expected to be material. Certain direct costs of the mergers which have been incurred and included in the pro forma financial statements are immaterial. The unaudited pro forma condensed combined balance sheets include adjustments directly attributable to the proposed mergers based on estimates derived from information currently available.

         The pro forma financial statements do not purport to be indicative of the financial position or results of operations that would actually have been obtained if the mergers had been in effect at such dates or for such periods, or of the results that may be obtained in the future. These statements and related notes should be read in conjunction with the consolidated financial statements of City and FCC and the notes thereto included elsewhere herein or incorporated by reference hereto.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
           June 30, 1994
          (In thousands)
            (Unaudited)

                                                                     Historical                               Pro            Pro
                                           ---------------------------------------------------------------   Forma          Forma
                                               FCC       Lakeside      First        City        Wolcott    Adjustments<FN1>Combined
                                           -----------  -----------  ----------  -----------  -----------  -----------   ----------
ASSETS
  Cash and due from banks                  $  330,723   $   11,836   $   11,657   $    4,961   $      186  $  (2,500)   $  356,863
  Interest-bearing deposits in other banks     36,134        6,776          269          396           83          -        43,658
  Securities held to maturity                 314,512       48,819        8,124        5,405            -          -       376,860
  Securities available for sale             2,574,140       12,078       48,216       21,521            -          -     2,655,955
  Trading account securities                      526            -            -            -            -          -           526
  Federal funds sold and securities
    purchased under resale agreements          24,225            5        7,730        5,750            -          -        37,710
  Loans and leases, net of unearned income  2,813,840       89,779      155,040       45,675        1,419          -     3,105,753
    Allowance for loan losses                 (58,755)      (2,859)      (2,308)        (573)           -          -       (64,495)
     Net loans and leases                   2,755,085       86,920      152,732       45,102        1,419                3,041,258
  Premises and equipment                      110,157        8,398        6,346        1,949           41          -       126,891
  Goodwill and other intangible assets         14,899            -            -            -            -      2,165 <FN6>  17,064
  Other assets                                155,771        2,378        4,609          843           41          -       163,642
                                           -----------  -----------  -----------  -----------  -----------  ---------   -----------
      Total assets                         $6,316,172   $  177,210   $  239,683   $   85,927   $    1,770  $    (335)   $6,820,427
                                           ===========  ===========  ===========  ===========  ===========  =========   ===========
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits           $1,208,690   $   41,292   $   43,315   $   14,237   $        -  $       -    $1,307,534
    Interest-bearing deposits               4,020,829      118,348      172,902       56,413            -          -     4,368,492
  Foreign branch interest-bearing deposits      6,403            -            -            -            -          -         6,403
                                           -----------  -----------  -----------  -----------  -----------  ---------   -----------
      Total deposits                        5,235,922      159,640      216,217       70,650            -          -      5,682,429
  Short-term borrowings                       437,050             -         500        6,676        1,419          -       445,645
  Other liabilities                            61,560        1,026        1,280          686           16          -        64,568
  Long-term debt                               89,056             -              -            -         -          -        89,056
                                           -----------  -----------  -----------  -----------  -----------  ---------   -----------
      Total liabilities                     5,823,588      160,666      217,997       78,012        1,435                6,281,698
                                           -----------  -----------  -----------  -----------  -----------  ---------   -----------
STOCKHOLDERS' EQUITY
  Preferred stock                              59,954               -            -            -       147       (147)<FN2>  59,954
  Common stock                                130,811        1,250          848          500            3     22,213 <FN2> 155,625
  Capital surplus                             137,559        2,500        3,823        2,504            -    (22,216)<FN2> 124,170
  Retained earnings                           214,230       12,860       17,365        5,145          185       (185)<FN2> 249,600
  Unearned restricted stock compensation       (1,042)              -            -            -         -          -        (1,042)
  Unrealized gain(loss) on securities
    available for sale                        (48,928)         (66)        (350)        (234)           -          -       (49,578)
                                           -----------  -----------  -----------  -----------  -----------  ---------   -----------
      Total stockholders' equity              492,584       16,544       21,686        7,915          335       (335)      538,729
                                           -----------  -----------  -----------  -----------  -----------  ---------   -----------
      Total liabilities and stockholders'
        equity                             $6,316,172   $  177,210   $  239,683   $   85,927   $    1,770   $   (335)   $6,820,427
                                           ===========  ===========  ===========  ===========  ===========  =========   ===========
(See accompanying notes)

PRO FORMA CONDENSED COMBINED BALANCE SHEET
         December 31, 1993
          (In thousands)
            (Unaudited)

                                                                Historical                          Pro               Pro
                                             --------------------------------------------------    Forma             Forma
                                                FCC        Lakeside       First        City      Adjustments<FN1>  Combined<FN7>
                                             -----------  -----------  -----------  -----------  -----------      -----------
ASSETS
  Cash and due from banks                    $  387,548   $   18,915   $   11,042   $    4,424   $        -       $  421,929
  Interest-bearing deposits in other banks       55,422        2,750          357          693            -           59,222
  Securities held for investment              1,523,638       58,916        8,591       24,716            -        1,615,861
  Securities held for sale                    1,779,927            -       47,555            -            -        1,827,482
  Trading account securities                        482            -            -            -            -              482
  Federal funds sold and securities
    purchased under resale agreements            28,600        3,500        2,000        2,425            -           36,525
  Loans and leases, net of unearned income    2,674,697       96,827      160,406       45,557            -        2,977,487
    Allowance for loan losses                   (68,302)      (2,971)      (2,157)        (590)           -          (74,020)
                                             -----------  -----------  -----------  -----------  -----------      -----------
     Net loans and leases                     2,606,395       93,856      158,249       44,967                     2,903,467
  Premises and equipment                        102,230        8,498        6,634        2,053            -          119,415
  Goodwill and other intangible assets           16,143            -            -            -            -           16,143
  Other assets                                  159,900        2,043        4,316          918            -          167,177
                                             -----------  -----------  -----------  -----------  -----------      -----------
      Total assets                           $6,660,285   $  188,478   $  238,744   $   80,196   $                $7,167,703
                                             ===========  ===========  ===========  ===========  ===========      ===========
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits             $1,196,259   $   45,691   $   44,465   $   13,565   $        -       $1,299,980
    Interest-bearing deposits                 4,107,813      125,863      170,926       53,487            -        4,458,089
  Foreign branch interest-bearing deposits        5,787            -            -            -            -            5,787
                                             -----------  -----------  -----------  -----------  -----------      -----------
      Total deposits                          5,309,859      171,554      215,391       67,052                     5,763,856
  Short-term borrowings                         678,316            -        1,951        4,914            -          685,181
  Other liabilities                              72,734          938        1,188          610            -           75,470
  Long-term debt                                 89,704            -            -            -            -           89,704
                                             -----------  -----------  -----------  -----------  -----------      -----------
      Total liabilities                       6,150,613      172,492      218,530       72,576                     6,614,211
                                             -----------  -----------  -----------  -----------  -----------      -----------
STOCKHOLDERS' EQUITY
  Preferred stock                                59,979            -            -            -            -           59,979
  Common stock                                  130,311        1,250          848          500       22,216 <FN2>    155,125
  Capital surplus                               135,911        2,500        3,823        2,504      (22,216)<FN2>    122,522
  Retained earnings                             184,288       12,236       14,859        4,616            -          215,999
  Unearned restricted stock compensation           (817)           -            -            -            -             (817)
  Unrealized gain(loss) on securities
    available for sale                                -            -          684 (3)        -            -              684
                                             -----------  -----------  -----------  -----------  -----------      -----------
      Total stockholders' equity                509,672       15,986       20,214        7,620                       553,492
                                             -----------  -----------  -----------  -----------  -----------      -----------
      Total liabilities and stockholders'
        equity                               $6,660,285   $  188,478   $  238,744   $   80,196   $                $7,167,703
                                             ===========  ===========  ===========  ===========  ===========      ===========
(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
  Six Months Ended June 30, 1994
 (In thousands, except share data)
            (Unaudited)

                                                                    Historical                               Pro           Pro
                                         ---------------------------------------------------------------    Forma         Forma
                                             FCC       Lakeside       First        City        Wolcott    Adjustments   Combined
                                         -----------  ----------   -----------  -----------  -----------  -----------  -----------
Interest income                          $  193,891   $    5,810   $    9,526   $    2,981   $       85   $            $  212,293
Interest expense                             69,155        1,415        2,266          922           60                    73,818
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net interest income                         124,736        4,395        7,260        2,059           25                   138,475
Provision for loan losses                    (8,664)           -          125           65            -                    (8,474)
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net interest income after
  provision for loan losses                 133,400        4,395        7,135        1,994           25                   146,949
Other income                                 49,049        1,630        1,431          331          527                    52,968
Operating expense                           115,483        4,645        4,818        1,521          584           54<FN6> 127,105
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before income tax
  expense                                    66,966        1,380        3,748          804          (32)         (54)      72,812
Income tax expense (benefit)                 21,755          481        1,239          275          (11)                   23,739
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)                            45,211          899        2,509          529          (21)         (54)      49,073
Preferred dividend requirements               2,174            -            -            -            2                     2,176
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) applicable to common
  shares                                 $   43,037   $      899   $    2,509   $      529   $      (23)  $      (54)  $   46,897
                                         ===========  ===========  ===========  ===========  ===========  ===========  ===========

Earnings (loss) per share <FN4>
  Primary                                $     1.63   $     1.80   $     2.96   $     5.29   $  (766.67)               $     1.50
  Fully diluted                          $     1.51   $     1.80   $     2.96   $     5.29   $  (766.67)               $     1.41

Weighted average shares outstanding <FN4>
  Primary                                 26,315,449     500,000      847,658      100,000           30                 31,277,683
  Fully diluted                           32,262,682     500,000      847,658      100,000           30                 37,224,916

(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1993
 (In thousands, except share data)
            (Unaudited)

                                                                     Historical                                Pro         Pro
                                             -------------------------------------------------------------    Forma       Forma
                                                FCC          Lakeside     First        City       Wolcott   Adjustments  Combined
                                             -----------  -----------  -----------  -----------  ---------  ----------- ----------
Interest income                              $  393,334   $   11,999   $   20,640   $    6,033   $    308   $       -   $  432,314
Interest expense                                143,324        3,207        5,030        1,788        254                  153,603
                                             -----------  -----------  -----------  -----------  ---------  -----------  ---------
Net interest income                             250,010        8,792       15,610        4,245         54                  278,711
Provision for loan losses                        (4,504)           -       (1,300)         205          -                   (5,599)
                                             -----------  -----------  -----------  -----------  ---------  -----------  ---------
Net interest income after
  provision for loan losses                     254,514        8,792       16,910        4,040         54                  284,310
Other income                                    102,421        3,256        2,544          807      1,465                  110,493
Operating expense                               221,080        9,764       10,586        3,224      1,391          108<FN6>246,153
                                             -----------  -----------  -----------  -----------  ---------  -----------  ---------
Income before income tax expense                135,855        2,284        8,868        1,623        128         (108)    148,650
Income tax expense                               40,641          822        2,919          552         41                   44,975
                                             -----------  -----------  -----------  -----------  ---------  -----------   --------
Net income <FN5>                                 95,214        1,462        5,949        1,071         87         (108)    103,675
Preferred dividend requirements                   4,348            -            -            -          9                    4,357
                                             -----------  -----------  -----------  -----------  ---------  -----------   --------
Income applicable to common shares           $   90,866   $    1,462   $    5,949   $    1,071   $     78   $     (108)  $  99,318
                                             ===========  ===========  ===========  ===========  =========  ===========  =========

Earnings per share <FN4>
  Primary                                    $     3.48   $     2.92   $     7.02   $    10.71  $ 2,600.00               $    3.19
  Fully diluted                              $     3.18   $     2.92   $     7.02   $    10.71  $ 2,600.00               $    2.98

Weighted average shares outstanding <FN4>
  Primary                                    26,132,211      500,000      847,787      100,000          30              31,094,445
  Fully diluted                              32,125,003      500,000      847,787      100,000          30              37,087,237

(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1992
 (In thousands, except share data)
            (Unaudited)

                                                               Historical                            Pro         Pro
                                             --------------------------------------------------     Forma       Forma
                                                FCC        Lakeside       First        City      Adjustments   Combined
                                             -----------  -----------  -----------  -----------  -----------  -----------
Interest income                              $  398,701   $   13,593   $   20,495   $    6,086   $       -    $  438,875
Interest expense                                163,348        4,798        6,682        2,073           -       176,901
                                             -----------  -----------  -----------  -----------  -----------  -----------
Net interest income                             235,353        8,795       13,813        4,013           -       261,974
Provision for loan losses                        22,040          675          680          236           -        23,631
                                             -----------  -----------  -----------  -----------  -----------  -----------
Net interest income after
  provision for loan losses                     213,313        8,120       13,133        3,777           -       238,343
Other income                                     96,627        4,167        2,106          728           -       103,628
Operating expense                               203,781       10,383        9,785        3,113           -       227,062
                                             -----------  -----------  -----------  -----------  -----------  -----------
Income before income tax expense and
  minority interest                             106,159        1,904        5,454        1,392           -       114,909
Income tax expense                               32,766          689        1,774          226           -        35,455
                                             -----------  -----------  -----------  -----------  -----------  -----------
Income before minority interest                  73,393        1,215        3,680        1,166           -        79,454
Earnings of minority interest                       918            -            -            -           -           918
                                             -----------  -----------  -----------  -----------  -----------  -----------
Net income                                       72,475        1,215        3,680        1,166           -        78,536
Preferred dividend requirements                   4,076            -            -            -           -         4,076
                                             -----------  -----------  -----------  -----------  -----------  -----------
Income applicable to common shares           $   68,399   $    1,215   $    3,680   $    1,166   $       -    $   74,460
                                             ===========  ===========  ===========  ===========  ===========  ===========

Earnings per share <FN4>
  Primary                                    $     2.88   $     2.43   $     4.34   $    11.66                $     2.60
  Fully diluted                              $     2.70   $     2.43   $     4.34   $    11.66                $     2.49

Weighted average shares outstanding <FN4>
  Primary                                     23,728,540     500,000      847,787      100,000                 28,690,774
  Fully diluted                               29,568,365     500,000      847,787      100,000                 34,530,599

(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1991
 (In thousands, except share data)
            (Unaudited)

                                                                 Historical                         Pro           Pro
                                             --------------------------------------------------    Forma         Forma
                                                 FCC        Lakeside      First        City      Adjustments    Combined
                                             -----------  -----------  -----------  -----------  -----------  -----------
Interest income                              $  393,922   $   16,779   $   19,463   $    6,549   $       -    $  436,713
Interest expense                                202,060        7,986        9,187        3,031           -       222,264
                                             -----------  -----------  -----------  -----------  -----------  -----------
Net interest income                             191,862        8,793       10,276        3,518           -       214,449
Provision for loan losses                        43,734          300        1,334           80           -        45,448
                                             -----------  -----------  -----------  -----------  -----------  -----------
Net interest income after
  provision for loan losses                     148,128        8,493        8,942        3,438           -       169,001
Other income                                     83,678        3,720        2,169          369           -        89,936
Operating expense                               185,963       10,005        8,249        3,011           -       207,228
                                             -----------  -----------  -----------  -----------  -----------  -----------
Income before income tax expense and
  minority interest                              45,843        2,208        2,862          796           -        51,709
Income tax expense                               10,936          547          872           13           -        12,368
                                             -----------  -----------  -----------  -----------  -----------  -----------
Income before minority interest                  34,907        1,661        1,990          783           -        39,341
Earnings of minority interest                       878            -            -            -           -           878
                                             -----------  -----------  -----------  -----------  -----------  -----------
Net income                                       34,029        1,661        1,990          783           -        38,463
Preferred dividend requirements                       -            -            -            -           -                      -
                                             -----------  -----------  -----------  -----------  -----------  -----------
Income applicable to common shares           $   34,029   $    1,661   $    1,990   $      783   $       -    $   38,463
                                             ===========  ===========  ===========  ===========  ===========  ===========

Earnings per share <FN4>
  Primary                                    $     1.56   $     3.32   $     2.35   $     7.83                $     1.44
  Fully diluted                              $     1.56   $     3.32   $     2.35   $     7.83                $     1.44

Weighted average shares outstanding <FN4>
  Primary                                     21,808,941     500,000      847,787      100,000                 26,771,175
  Fully diluted                               21,808,941     500,000      847,787      100,000                 26,771,175

(See accompanying notes)

NOTES TO PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Unaudited)

  <FN1>       In connection with the mergers, FCC will issue shares of its
            Common Stock to the shareholders of Lakeside, First, and City. To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC Common Stock includes shares to be issued upon consummation of the mergers. Under the terms of the proposed mergers with Lakeside, First, and City the number of shares of FCC Common Stock to be delivered will be determined at the time the mergers are effected based on the closing sales price of FCC Common Stock with a maximum number of shares to be issued in the transactions of 1,540,000, 2,860,169 and 562,500, respectively. For purposes of these pro formas, it has been assumed that the maximum number of shares issuable under the proposed mergers with Lakeside, First, and City will be issued. Under the terms of the proposed merger with Wolcott, the shareholders of Wolcott will
            receive, upon consummation, $1,251,000, in the form of cash.   A
            second contingent payment will be made one year from closing, with payment determined by loan origination volume at Wolcott. Payment of this second contingent payment will be in the form of cash. The maximum purchase price will not exceed $2,500,000. For purposes of these pro formas, it has been assumed that the maximum amount of $2,500,000, in the form of cash, is paid for Wolcott.

  <FN2>       Calculation of Pro Forma Capital.  As required by generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's Common Stock account has been decreased by the balance in common stock for Lakeside, First, and City and increased by the par value of the FCC Common Stock assumed to be issued under the mergers. As required by generally accepted accounting principles under the purchase method of accounting, FCC's stockholders' equity has been decreased by the balance in Wolcott's stockholders' equity accounts. An analysis of these adjustments follows (in thousands, except share data):

<CPATION>

                                                                             Stockholders' Equity
                                                                                                        Unrealized
                                                                                           Unearned    Gain (Loss) On
                                      Excess                                              Restricted     Securities     Total
                                     Cost Over  Preferred   Common     Capital  Retained    Stock        Available   Stockholders'
                           Cash     Book Value    Stock     Stock     Surplus   Earnings  Compensation   For Sale       Equity
                         ---------- ----------  -------- ----------- ---------- --------  ------------  ------------  ----------
      Lakeside (A)     $       -  $      -   $     -   $    7,700  $  (3,950) $    -    $     -        $     -         $    3,750
                                                           (1,250)    (2,500)                                              (3,750)

      First (B)                -         -         -       14,301     (9,630)      -          -                -            4,671
                                                            (848)     (3,823)                                              (4,671)

      City (C)                 -         -         -        2,813        191       -          -                -            3,004
                                                            (500)     (2,504)                                              (3,004)

      Wolcott (D)         (2,500)    2,165         -            -          -       -          -                -                -
                                                (147)          (3)         -    (185)         -                -             (335)
                       ---------- ---------  --------  ----------- ---------- ------- ------------    --------------  ------------
      Total            $  (2,500) $  2,165   $  (147)  $   22,213  $ (22,216) $ (185)   $     -          $     -       $     (335)
                       ========== =========  ========  =========== ========== ======= ============    ==============  ============

                               (A) Issuance of 1,540,000 shares of FCC
                                   Common Stock for 500,000 shares of
                                   Lakeside common stock in a transaction
                                   accounted for as a pooling-of-interests.
                                   FCC's Common Stock account has been
                                   decreased by the balance in Lakeside's
                                   common stock account ($1,250) and
                                   increased by the par value of the FCC
                                   Common Stock issued ($7,700).

                               (B) Issuance of  2,860,169 shares of FCC
                                   Common Stock for 847,787 shares of First common stock in a transaction accounted for as a pooling-of-interests. FCC's Common Stock account has been decreased by the balance in First's common stock account ($848) and increased by the par value of the FCC Common Stock issued ($14,301).

                               (C) Issuance of 562,500 shares of FCC Common
                                   Stock for 100,000 shares of City common
                                   stock in a transaction accounted for as a pooling-of-interests. FCC's Common Stock account has been decreased by the balance in City's common stock account ($500) and increased by the par value of the FCC Common Stock issued ($2,813).

                               (D) Payment of $2,500 in cash in exchange for 30
                                   shares of Wolcott common stock and 120
                                   shares of Wolcott preferred stock in a
                                   transaction accounted for as a purchase.
                                   Excess cost over fair value of $2,165 will be recorded a of this transaction.


  <FN3>       First adopted Statement of Financial Accounting Standards No.
            115, "Accounting for Certain Investments in Debt and Equity Securities" as of December 31, 1993. FCC, Lakeside, and City adopted SFAS No. 115 as of January 1, 1994.

  <FN4>       Pro forma earnings per share have been computed on the pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC Common Stock, after adjustment for shares of FCC Common Stock assumed to be issued in connection
            with the mergers.   Income for primary earnings per share is
            adjusted for preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends.

  <FN5>       Lakeside and First adopted Statement of Financial Accounting
            Standards No. 109, "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this accounting change in their respective 1993 consolidated statements of income. The effect of this change was a $131,000 decrease in net income for Lakeside and a $672,000 increase in net income for First. These amounts are not considered to be components of ongoing results and accordingly have not been included in the historical or combined pro forma amounts presented.

  <FN6>       To record the excess cost over fair value for the Wolcott merger of $2,165,000. The excess cost is being amortized over 20 years straight line basis.

  <FN7>       The pro forma condensed combined balance sheet as of December 31,
            1993 reflects only those mergers accounted for under the pooling-of-interests method of accounting.

        FIRST COMMERCE CORPORATION

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                (UNAUDITED)
        (City Bancorp Transaction Only)

    The unaudited pro forma condensed combined balance sheets as of December 31, 1993 and June 30, 1994 and the unaudited pro forma condensed combined statements of income for the years ended December 31, 1993, 1992 and 1991 and for the six months ended June 30, 1994 appearing on the following pages give effect to the proposed City Bancorp, Inc. (City) merger with First Commerce Corporation (FCC) using the pooling-of-interests method of accounting. A brief description of the proposed plan of merger follows.

    FCC and City (collectively the "Companies") have signed a definitive agreement to merge the two companies and their respective subsidiaries, The First National Bank of Lafayette and City Bank and Trust Company, New Iberia, Lousiana (the "Mergers"). Shareholders of City will receive shares of FCC Common Stock. The exact number of shares will be determined at the time the mergers are effected, but in no event will exceed 562,500 shares.

    No provision has been made for nonrecurring charges or credits directly related to the Mergers, and any such charges or credits are not expected to be material. Certain direct costs of the Mergers which have been incurred and included in the pro forma financial statements are immaterial. The unaudited pro forma condensed combined balance sheets include adjustments directly attributable to the proposed Mergers based on estimates derived from information currently available.

    The pro forma financial statements do not purport to be indicative of the financial position or results of operations that would actually have been obtained if the Mergers had been in effect at such dates or for such periods, or of the results that may be obtained in the future. These statements and related notes should be read in conjunction with the consolidated financial statements of the Companies and the notes thereto included elsewhere herein or incorporated by reference hereto.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
           June 30, 1994
          (In thousands)
            (Unaudited)

                                                         Historical                Pro                Pro
                                                ----------------------------      Forma              Forma
                                                     FCC            City        Adjustments<FN1>    Combined
                                                -------------  -------------    -------------   -------------
ASSETS
  Cash and due from banks                       $    330,723   $      4,961     $          -    $    335,684
  Interest-bearing deposits in other banks            36,134            396                -          36,530
  Securities held to maturity                        314,512          5,405                -         319,917
  Securities available for sale                    2,574,140         21,521                -       2,595,661
  Trading account securities                             526              -                -             526
  Federal funds sold and securities
    purchased under resale agreements                 24,225          5,750                -          29,975
  Loans and leases, net of unearned income         2,813,840         45,675                -       2,859,515
    Allowance for loan losses                        (58,755)          (573)               -         (59,328)
                                                -------------  -------------    -------------   -------------
     Net loans and leases                          2,755,085         45,102                -       2,800,187
  Premises and equipment                             110,157          1,949                -         112,106
  Goodwill and other intangible assets                14,899              -                -          14,899
  Other assets                                       155,771            843                -         156,614
                                                -------------  -------------    -------------   -------------
      Total assets                              $  6,316,172   $     85,927     $          -    $  6,402,099
                                                =============  =============    =============   =============
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits                $  1,208,690   $     14,237     $          -    $  1,222,927
    Interest-bearing deposits                      4,020,829         56,413                -       4,077,242
  Foreign branch interest-bearing deposits             6,403              -                -           6,403
                                                -------------  -------------    -------------   -------------
      Total deposits                               5,235,922         70,650                -       5,306,572
  Short-term borrowings                              437,050          6,676                -         443,726
  Other liabilities                                   61,560            686                -          62,246
  Long-term debt                                      89,056               -               -          89,056
                                                -------------  -------------    -------------   -------------
      Total liabilities                            5,823,588         78,012                -       5,901,600
                                                -------------  -------------    -------------   -------------
STOCKHOLDERS' EQUITY
  Preferred stock                                     59,954               -               -          59,954
  Common stock                                       130,811            500            2,313 <FN2>   133,624
  Capital surplus                                    137,559          2,504           (2,313)<FN2>   137,750
  Retained earnings                                  214,230          5,145                -         219,375
  Unearned restricted stock compensation              (1,042)              -               -          (1,042)
  Unrealized gain(loss) on securities
    available for sale                               (48,928)          (234)               -         (49,162)
                                                -------------  -------------    -------------   -------------
      Total stockholders' equity                     492,584          7,915                -         500,499
                                                -------------  -------------    -------------   -------------
      Total liabilities and stockholders' equity$  6,316,172   $     85,927     $          -    $  6,402,099
                                                =============  =============    =============   =============
(See accompanying notes)


PRO FORMA CONDENSED COMBINED BALANCE SHEET
         December 31, 1993
          (In thousands)
           (Unaudited)

                                                        Historical                  Pro               Pro
                                                ----------------------------       Froma             Forma
                                                      FCC         City           Adjustments<FN1>  Combined
                                                -------------  -------------    -------------   -------------
ASSETS
  Cash and due from banks                       $    387,548   $      4,424     $          -    $    391,972
  Interest-bearing deposits in other banks            55,422            693                -          56,115
  Securities held for investment                   1,523,638         24,716                -       1,548,354
  Securities held for sale                         1,779,927              -                -       1,779,927
  Trading account securities                             482              -                -             482
  Federal funds sold and securities
    purchased under resale agreements                 28,600          2,425                -          31,025
  Loans and leases, net of unearned income         2,674,697         45,557                -       2,720,254
    Allowance for loan losses                        (68,302)          (590)               -         (68,892)
                                                -------------  -------------    -------------   -------------
     Net loans and leases                          2,606,395         44,967                        2,651,362
  Premises and equipment                             102,230          2,053                -         104,283
  Goodwill and other intangible assets                16,143              -                -          16,143
  Other assets                                       159,900            918                -         160,818
                                                -------------  -------------    -------------   -------------
      Total assets                              $  6,660,285   $     80,196     $               $  6,740,481
                                                =============  =============    =============   =============
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits                $  1,196,259   $     13,565     $          -    $  1,209,824
    Interest-bearing deposits                      4,107,813         53,487                -       4,161,300
  Foreign branch interest-bearing deposits             5,787              -                -           5,787
                                                -------------  -------------    -------------   -------------
      Total deposits                               5,309,859         67,052                        5,376,911
  Short-term borrowings                              678,316          4,914                -         683,230
  Other liabilities                                   72,734            610                -          73,344
  Long-term debt                                      89,704              -                -          89,704
                                                -------------  -------------    -------------   -------------
      Total liabilities                            6,150,613         72,576                        6,223,189
                                                -------------  -------------    -------------   -------------
STOCKHOLDERS' EQUITY
  Preferred stock                                     59,979              -                -          59,979
  Common stock                                       130,311            500            2,313 <FN2>   133,124
  Capital surplus                                    135,911          2,504           (2,313)<FN2>   136,102
  Retained earnings                                  184,288          4,616                -         188,904
  Unearned restricted stock compensation                (817)             -                -            (817)
  Unrealized gain(loss) on securities
    available for sale                                     -              -                -               -
                                                -------------  -------------    -------------   -------------
      Total stockholders' equity                     509,672          7,620                          517,292
                                                -------------  -------------    -------------   -------------
      Total liabilities and stockholders' equity$  6,660,285   $     80,196     $               $  6,740,481
                                                =============  =============    =============   =============
(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
  Six Months Ended June 30, 1994
 (In thousands, except share data)
            (Unaudited)



                                                     Historical                  Pro             Pro
                                             ----------------------------       Forma           Forma
                                                  FCC           City          Adjustments      Combined
                                             -------------  -------------    -------------  -------------
Interest income                              $    193,891   $      2,981     $          -   $    196,872
Interest expense                                   69,155            922                -         70,077
                                             -------------  -------------    -------------  -------------
Net interest income                               124,736          2,059                -        126,795
Provision for loan losses                          (8,664)            65                -         (8,599)
                                             -------------  -------------    -------------  -------------
Net interest income after
  provision for loan losses                       133,400          1,994                -        135,394
Other income                                       49,049            331                -         49,380
Operating expense                                 115,483          1,521                -        117,004
                                             -------------  -------------    -------------  -------------
Income before income tax expense                   66,966            804                -         67,770
Income tax expense                                 21,755            275                -         22,030
                                             -------------  -------------    -------------  -------------
Net income                                         45,211            529                -         45,740
Preferred dividend requirements                     2,174              -                -          2,174
                                             -------------  -------------    -------------  -------------
Income applicable to common shares           $     43,037   $        529     $          -   $     43,566
                                             =============  =============    =============  =============

Earnings per share <FN3>
  Primary                                    $       1.63   $       5.29                    $       1.62
  Fully diluted                              $       1.51   $       5.29                    $       1.50

Weighted average shares outstanding <FN3>
  Primary                                      26,315,449        100,000                      26,877,949
  Fully diluted                                32,262,682        100,000                      32,825,182

(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
       Year Ended December 31, 1993
    (In thousands, except share data)
              (Unaudited)


                                                     Historical                  Pro             Pro
                                             ----------------------------       Forma           Forma
                                                  FCC           City          Adjustments      Combined
                                             -------------  -------------    -------------  -------------
Interest income                              $    393,334   $      6,033     $          -   $    399,367
Interest expense                                  143,324          1,788                -        145,112
                                             -------------  -------------    -------------  -------------
Net interest income                               250,010          4,245                -        254,255
Provision for loan losses                          (4,504)           205                -         (4,299)
Net interest income after                    -------------  -------------    -------------  -------------
  provision for loan losses                       254,514          4,040                -        258,554
Other income                                      102,421            807                -        103,228
Operating expense                                 221,080          3,224                -        224,304
                                             -------------  -------------    -------------  -------------
Income before income tax expense                  135,855          1,623                -        137,478
Income tax expense                                 40,641            552                -         41,193
                                             -------------  -------------    -------------  -------------
Net income                                         95,214          1,071                -         96,285
Preferred dividend requirements                     4,348              -                -          4,348
                                             -------------  -------------    -------------  -------------
Income applicable to common shares           $     90,866   $      1,071     $          -   $     91,937
                                             =============  =============    =============  =============

Earnings per share <FN3>
  Primary                                    $       3.48   $      10.71                    $       3.44
  Fully diluted                              $       3.18   $      10.71                    $       3.16

Weighted average shares outstanding <FN3>
  Primary                                      26,132,211        100,000                      26,694,711
  Fully diluted                                32,125,003        100,000                      32,687,503

(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1992
 (In thousands, except share data)
            (Unaudited)



                                                      Historical                  Pro             Pro
                                             ----------------------------        Forma           Forma
                                                  FCC            City         Adjustments       Combined
                                             -------------  -------------    -------------  -------------
Interest income                              $    398,701   $      6,086     $          -   $    404,787
Interest expense                                  163,348          2,073                -        165,421
                                             -------------  -------------    -------------  -------------
Net interest income                               235,353          4,013                -        239,366
Provision for loan losses                          22,040            236                -         22,276
                                             -------------  -------------    -------------  -------------
Net interest income after
  provision for loan losses                       213,313          3,777                -        217,090
Other income                                       96,627            728                -         97,355
Operating expense                                 203,781          3,113                -        206,894
                                             -------------  -------------    -------------  -------------
Income before income tax expense and
  minority interest                               106,159          1,392                -        107,551
Income tax expense                                 32,766            226                -         32,992
Income before minority interest                    73,393          1,166                -         74,559
Earnings of minority interest                         918              -                -            918
                                             -------------  -------------    -------------  -------------
Net income                                         72,475          1,166                -         73,641
Preferred dividend requirements                     4,076              -                -          4,076
                                             -------------  -------------    -------------  -------------
Income applicable to common shares           $     68,399   $      1,166     $          -   $     69,565
                                             =============  =============    =============  =============

Earnings per share <FN3>
  Primary                                    $       2.88   $      11.66                    $       2.86
  Fully diluted                              $       2.70   $      11.66                    $       2.69

Weighted average shares outstanding <FN3>
  Primary                                      23,728,540        100,000                      24,291,040
  Fully diluted                                29,568,365        100,000                      30,130,865

(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
       Year Ended December 31, 1991
    (In thousands, except share data)
              (Unaudited)



                                                     Historical                   Pro            Pro
                                             ----------------------------        Forma          Forma
                                                  FCC            City         Adjustments     Combined
                                             -------------  -------------    -------------  -------------
Interest income                              $    393,922   $      6,549     $          -   $    400,471
Interest expense                                  202,060          3,031                -        205,091
                                             -------------  -------------    -------------  -------------
Net interest income                               191,862          3,518                -        195,380
Provision for loan losses                          43,734             80                -         43,814
                                             -------------  -------------    -------------  -------------
Net interest income after
  provision for loan losses                       148,128          3,438                -        151,566
Other income                                       83,678            369                -         84,047
Operating expense                                 185,963          3,011                -        188,974
                                             -------------  -------------    -------------  -------------
Income before income tax expense and
  minority interest                                45,843            796                -         46,639
Income tax expense                                 10,936             13                -         10,949
                                             -------------  -------------    -------------  -------------
Income before minority interest                    34,907            783                -         35,690
Earnings of minority interest                         878              -                -            878
                                             -------------  -------------    -------------  -------------
Net income                                         34,029            783                -         34,812
Preferred dividend requirements                         -              -                -              -
                                             -------------  -------------    -------------  -------------
Income applicable to common shares           $     34,029   $        783     $          -   $     34,812
                                             =============  =============    =============  =============

Earnings per share <FN3>
  Primary                                    $       1.56   $       7.83                    $       1.56
  Fully diluted                              $       1.56   $       7.83                    $       1.56

Weighted average shares outstanding <FN3>
  Primary                                      21,808,941        100,000                      22,371,441
  Fully diluted                                21,808,941        100,000                      22,371,441

(See accompanying notes)

NOTES TO PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Unaudited)

  <FN1>         In connection with the Mergers, FCC will issue shares of  its
            Common Stock to the shareholders of City. To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC Common Stock includes shares to be issued upon consummation of the Mergers. Under the terms of the proposed Mergers with City, the number of shares of FCC Common Stock to be delivered will be determined at the time the Mergers are effected based on the closing sales price of FCC Common Stock with a maximum number of shares of 562,500. For purposes of these pro formas, it has been assumed that the maximum number of shares issuable under the proposed Mergers with City will be issued.

  <FN2>         Calculation of Pro Forma Capital.  As required  by  generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's Common Stock account has been decreased by the balance in common stock for City and increased by the par value of the FCC Common Stock assumed to be issued under the Mergers. An analysis of these adjustments follows (in thousands, except share data):

                                                                                     Unrealized
                                                                      Unearned      Gain (Loss) On
                                                                     Restricted      Securities         Total
                       Preferred    Common    Capital   Retained       Stock          Available      Stockholders'
                         Stock      Stock     Surplus   Earnings    Compensation      For Sale          Equity
                      ----------- ----------- -------- ----------- ---------------- ------------     ------------
City (A)              $     -     $    2,813  $   191   $     -     $     -          $     -         $   3,004
                                        (500)  (2,504)                                                  (3,004)
                      ----------- ----------- -------- ----------- ---------------- ------------     ------------
Total                 $     -     $    2,313  $(2,313)  $     -     $     -          $     -         $       -
                      =========== =========== ======== =========== ================ ============     ============

            (A) Issuance of 562,500 shares of FCC Common Stock for 100,000 shares of City common stock in a transaction accounted for as a pooling-of-interests. FCC's Common Stock account has been decreased by the balance in City's common stock account ($500) and increased by the par value the FCC Common Stock issued ($2,813).

  <FN3>         Pro  forma  earnings  per share have been computed on the  pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC Common Stock, after adjustment for shares of FCC Common Stock assumed to be issued in connection with the Mergers. Income for primary earnings per share is adjusted for preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends.

                            CITY BANCORP, INC. AND SUBSIDIARY

                            CONSOLIDATED FINANCIAL STATEMENTS



                                    TABLE OF CONTENTS

                                                                       Page



          INDEPENDENT AUDITORS' REPORT                                F-19

          FINANCIAL STATEMENTS FOR THE YEARS ENDED
           DECEMBER 31, 1993 AND 1992:

           Consolidated Statements of Financial Condition             F-20
           Consolidated Statements of Income                          F-21
           Consolidated Statements of Changes In
             Shareholders' Equity                                     F-23
           Consolidated Statements of Cash Flows                      F-24
           Notes to Consolidated Financial Statements                 F-25

          FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
           JUNE 30, 1994 AND 1993 (UNAUDITED):

           Consolidated Statements of Financial Condition             F-33
           Consolidated Statements of  Income                         F-34
           Consolidated Statements of Changes in Shareholders' Equity F-35
           Consolidated Statements of Cash Flows                      F-36
           Selected Information with respect to Unaudited Consolidated
                    Financial Statements                              F-37

                               INDEPENDENT AUDITORS' REPORT



          Board of Directors
          City Bancorp, Inc. and Subsidiary
          New Iberia, LA


          We have audited the accompanying consolidated statements of financial condition of City Bancorp, Inc. and Subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Holding Corporation and Subsidiary's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial condition of City Bancorp, Inc. and Subsidiary as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.







          New Iberia, Louisiana,           Castaing, Hussey & Lolan
          January 14, 1994




                     CITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS
OF FINANCIAL CONDITION                                                     DECEMBER 31, 1993 AND 1992
__________________________________________________________________________________________________________
                                  ASSETS
                                __________
                                                                            1993                  1992
                                                                        _____________        _____________
Cash and Due from Banks                                                   $ 4,424,178        $   3,603,443
Federal Funds Sold                                                          2,425,000              375,000
                                                                        _____________        _____________
Total Cash and Cash Equivalents                                             6,849,178            3,978,443

Certificates of Deposit                                                       693,000            1,976,000
Investment Securities (market value of approximately
 $24,914,778 and $27,087,793 at 1993 and 1992, respectively)               24,715,875           26,766,189
Mortgage Loans Held for Sale                                                5,631,337            3,971,308
Loans (net of allowance for loan losses of $589,889 and
 $526,929 in 1993 and 1992, respectively)                                  39,335,864           39,273,199
Premises and Equipment, Net                                                 2,052,646            2,144,074
Real Estate and Other Property Acquired by
 Foreclosure, Net                                                              82,451              113,165
Accrued Interest Receivable                                                   581,641              488,094
Other Assets                                                                  253,919              369,224
                                                                        _____________        _____________
TOTAL ASSETS                                                               80,195,911         $ 79,079,696
                                                                        =============        =============

                   LIABILITIES AND SHAREHOLDERS' EQUITY
                   _____________________________________

LIABILITIES
Deposits:
 Non-interest Bearing Deposits                                           $ 13,565,445         $ 15,460,653
 Interest Bearing Deposits                                                 53,487,398           49,067,880
                                                                        ______________      ______________

 Total Deposits                                                            67,052,843           64,528,533

Federal Funds Purchased and Securities
 Sold Under Agreements to Repurchase                                        4,914,491            7,219,231
Accrued Interest Payable                                                      158,380              167,582
Income Taxes Payable and Deferred                                             323,556              188,551
Other Liabilities                                                             126,860              170,281
                                                                         _____________      ______________
TOTAL LIABILITIES                                                          72,576,130           72,274,178
                                                                         _____________      ______________
SHAREHOLDERS' EQUITY
 Common Stock, $5 Par Value; Authorized
  10,000,000 Shares; Issued 100,000 Shares                                    500,000              500,000
 Surplus                                                                    2,503,911            2,503,911
 Undivided Profits                                                          4,615,870            3,801,607
                                                                        ______________      ______________
TOTAL SHAREHOLDERS' EQUITY                                                  7,619,781            6,805,518
                                                                        ______________      ______________
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $ 80,195,911         $ 79,079,696
                                                                        ==============      ==============

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     CITY BANCORP, INC. AND SUBSIDIARY
                                                                               FOR THE YEARS ENDED
CONSOLIDATED STATEMENTS OF INCOME                                           DECEMBER 31, 1993 AND 1992
__________________________________________________________________________________________________________
                                                                            1993                 1992
                                                                       ________________     ______________
INTEREST INCOME:
 Interest and Fees on Loans                                               $ 4,463,760          $ 4,626,276
 Interest on Investment Securities:
  U.S. Treasury                                                               328,454              187,155
  U.S. Government Agencies and Corporations                                   993,678              973,460
  States and Political Subdivisions                                            42,464               42,893
 Interest on Federal Funds Sold                                               152,548              133,695
 Interest on Certificates of Deposit                                           52,195              122,869
                                                                       ________________     _______________
TOTAL INTEREST INCOME                                                       6,033,099            6,086,348
                                                                       ________________     _______________

INTEREST EXPENSE:
 Interest on Deposits                                                       1,705,153            2,006,868
 Interest on Federal Funds Purchased and Securities
  Sold Under Agreements to Repurchase                                         82,775                66,934
                                                                       ________________     _______________
TOTAL INTEREST EXPENSE                                                      1,787,928            2,073,802
                                                                       ________________     _______________
NET INTEREST INCOME                                                         4,245,171            4,012,546

PROVISION FOR LOAN LOSSES                                                     205,000              236,000
                                                                       ________________     _______________
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES                                                                4,040,171            3,776,546
                                                                       ________________     _______________

OTHER INCOME:
 Customer Service Fees                                                        608,218              568,057
 Gain on Sale of Mortgage Loans                                               142,497               77,975
 Gain (Loss) on Sale of Investment Securities                                    (293)              36,240
 Other Income                                                                  56,847               46,210
                                                                       ________________     _______________
TOTAL OTHER INCOME                                                            807,269              728,482
                                                                       ________________     _______________
OTHER OPERATING EXPENSES:
 Salaries and Employee Benefits                                             1,592,853            1,525,977
 Occupancy Expense                                                            593,566              599,930
 (Income) Loss on Foreclosed Real Estate, Net                                 (13,476)              22,403
 Other Operating Expenses                                                   1,050,781              964,677
                                                                       ________________    ________________
TOTAL OTHER EXPENSES                                                        3,223,724            3,112,987
                                                                       ________________    ________________

INCOME BEFORE INCOME TAX EXPENSE                                            1,623,716            1,392,041

INCOME TAX EXPENSE                                                            552,453              226,452
                                                                       ________________    ________________

NET INCOME                                                                $ 1,071,263       $    1,165,589
                                                                       ================    ================

NET INCOME PER SHARE                                                      $     10.71        $       11.66
                                                                       ================    ================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



                     CITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS                                                         FOR THE YEARS ENDED
OF CHANGES IN SHAREHOLDERS' EQUITY                                           DECEMBER 31, 1993 AND 1992
______________________________________________________________________________________________________________

                                                                       Common                       Undivided
                                                                        Stock         Surplus        Profits
                                                                   ______________  _____________   ____________
BALANCE, DECEMBER 31, 1991                                         $   500,000      $ 2,503,911     $ 2,914,018

 Net Income                                                                                           1,165,589

 Dividends ($2.78 per share)                                                                           (278,000)
                                                                   ______________   _____________   ____________

BALANCE, DECEMBER 31, 1992                                             500,000        2,503,911       3,801,607

 Net Income                                                                                           1,071,263

 Dividends ($2.57 per share)                                                                           (257,000)
                                                                   ______________   _____________   ____________

BALANCE, DECEMBER 31, 1993                                         $   500,000       $ 2,503,911    $ 4,615,870
                                                                   ==============   =============   ============


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                     CITY BANCORP, INC. AND SUBSIDIARY

                                                                       FOR THE YEARS ENDED
CONSOLIDATED STATEMENTS OF CASH FLOWS                                DECEMBER 31, 1993 AND 1992
___________________________________________________________________________________________________

                                                                        1993              1992
                                                                   ______________    ______________
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                                         $ 1,071,263       $   1,165,589
 Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
     Loss (Gain) on Sale of Investment Securities                           293             (36,240)
     Net Amortization of Premium                                        160,532              42,461
     Provision for Deferred Income Taxes                                135,005             188,551
     Provision for Loan Losses                                          205,000             236,000
     (Gain) Loss on Sales and Writedowns of Other
        Real Estate and Other Property Acquired                         (19,903)             12,123
     Depreciation and Amortization                                      246,223             257,605
     Loss on Disposal of Equipment                                          722               2,440
     Increase In Mortgage Loans Held For Sale                        (1,660,029)           (115,104)
     Decrease (Increase) In Accrued Interest
        Receivable                                                      (93,547)             38,228
     Decrease (Increase) In Other Assets                                115,305             (53,360)
     Decrease In Accrued Interest Payable                                (9,202)           (141,144)
     Decrease In Income Taxes Payable                                       -0-              (4,130)
     (Decrease) Increase In Other Liabilities                           (43,421)             35,370
                                                                     ______________    _____________

NET CASH PROVIDED BY OPERATING ACTIVITIES                               108,241           1,628,389
                                                                     ______________    _____________

CASH FLOWS FROM INVESTING ACTIVITIES:
 Net Decrease in Certificates of Deposit                              1,283,000           1,885,000
 Purchase of Investment Securities                                  (11,676,635)        (28,264,996)
 Proceeds from Sales and Calls of Investment Securities               2,991,103           4,176,709
 Proceeds from Maturities of Investment Securities                   10,575,021          13,104,876
 Proceeds from Sales of Real Estate and
   Other Property Acquired by Foreclosure                               219,091             637,108
 Proceeds from Reverse Repurchase Agreements                                -0-           2,000,000
 Net Increase in Loans                                                 (436,139)         (4,472,925)
 Purchase of Premises and Equipment                                    (155,517)            (50,596)
                                                                    _______________    _____________

NET CASH PROVIDED BY (USED IN)
 INVESTING ACTIVITIES                                                 2,799,924         (10,984,824)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                  CITY BANCORP, INC. AND SUBSIDIARY

                                                                          FOR THE YEARS ENDED
CONSOLIDATED STATEMENTS OF CASH FLOWS                                 DECEMBER 31, 1993 AND 1992
_____________________________________________________________________________________________________

                                                                        1993                1992
                                                                  ________________    _______________
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net Increase in Customer Deposits                                  $ 2,524,310         $  2,911,446
 Net Increase (Decrease) in Federal Funds Purchased
   and Securities Sold Under Repurchase Agreements                   (2,304,740)           3,162,083
 Dividends Paid                                                        (257,000)            (278,000)
                                                                  ________________    _______________

NET CASH (USED IN) PROVIDED BY
 FINANCING ACTIVITIES                                                   (37,430)           5,795,529


INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                                      2,870,735          (3,560,906)

CASH AND CASH EQUIVALENTS, BEGINNING
 OF YEAR                                                               3,978,443           7,539,349
                                                                  _________________    _______________

CASH AND CASH EQUIVALENTS, END OF YEAR                              $  6,849,178        $  3,978,443
                                                                  =================    ===============


SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:

 Cash Paid During the Year for Interest                             $  1,797,130        $  2,214,946
                                                                  =================    ===============

 Cash Paid During the Year for Income Taxes                         $    383,000        $    129,879
                                                                  =================    ===============

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES

Other Real Estate and Other Property Acquired in
 Settlement of Loans                                                $    168,474        $    229,424
                                                                  =================    ===============

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                         CITY BANCORP, INC. AND SUBSIDIARY

      NOTES TO
      CONSOLIDATED FINANCIAL STATEMENTS             DECEMBER 31, 1993 AND 1992
     _________________________________________________________________________

      NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:

      The accounting and reporting policies of City Bancorp, Inc. (Holding Corporation) and Subsidiary conform to generally accepted accounting principles and the prevailing practices within the banking industry. A summary of significant accounting policies is as follows:

      Principles of Consolidation: The consolidated financial statements include the accounts of City Bancorp, Inc. (a bank holding company) and its wholly-owned subsidiary, City Bank & Trust Company (a state bank). All material intercompany balances and transactions have been eliminated.

      Financial  Reporting:   City  Bancorp,  Inc. and  Subsidiary  use  the
      accrual  method  of  accounting  for  the  preparation   of  financial
      statements and income tax returns.

      Investment Securities: Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income using the level yield method. Gains or losses on disposition are recorded in other income on the trade date based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method. It is the Holding Corporation and Subsidiary's intent, and it has the ability, to hold these securities to maturity.

      In May 1993, the Financial Accounting Standards Board issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Adoption of the new standard is required for fiscal years beginning after December 15, 1993. The Bank plans to adopt this statement on January 1, 1994. After reviewing the investment portfolio, the Bank intends to classify investments with book value of $19,549,724 as "Available for Sale" which will have an effect of increasing shareholders' equity to the extent market value of the securities exceeds book value on January 1, 1994. As of December 31, 1993, this effect would be a $61,156 increase in shareholders' equity, net of tax.

      Loans: Loans are stated at the principal amount outstanding, net of unearned discount and allowance for loan losses. Unearned discount relates principally to consumer installment loans. The related interest income for consumer installment loans is recognized using methods which generally approximate the interest method. For all other loans, interest is accrued daily on the outstanding balance using the simple interest method. Loan fees and related costs which represent an adjustment to the interest yield are deferred and amortized over the estimated life of the loan.

      When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on non-accrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on non-accrual status, interest accrued during the current year prior to the judgement of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for loan losses. Generally, any payments received on non-accrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

      The majority of mortgage loans originated by the Bank are held for sale. The Bank retains the servicing rights to these loans. These loans are reported at the lower of cost or market value determined on an aggregate basis. Loan origination fees and the direct loan origination costs on oans held for resale are deferred until the related loan is sold.

      Allowance For Loan Losses: The allowance for loan losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.


      NOTE A - (continued)

      Management's judgement as to the level of future losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio.

      It should be understood that estimates of future loan losses involve an exercise of judgement. While it is possible that in particular periods the Bank may sustain losses which are substantial relative to the allowance for loan losses, it is the judgement of management that the allowance for loan losses reflected in the consolidated statements of condition is adequate to absorb possible losses in the existing loan portfolio.

      Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed by the straight-line and accelerated methods over the estimated useful lives of the assets which range from 5 to 40 years.

      Real Estate Acquired by Foreclosure: Real estate acquired by foreclosure is recorded at the lower of the Bank's cost or the asset's fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in income (loss) on foreclosed property. Gains on sales of such real estate are taken into income based on the buyer's initial and continuing investment in the property.

      Income Taxes: Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes." The holding company and its subsidiary file a consolidated federal income tax return. The tax sharing agreement between the holding company and subsidiary states that the Bank is responsible for the tax liability less applicable credits calculated as if it were filing a separate return.

      Net Income Per Share: Net income per share is computer by dividing net income by the average common shares outstanding during the year.

      Consolidated Statements of Cash Flows: For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks and short-term federal funds sold.

      Trust Assets and Fees: Assets of the trust department, other than trust cash on deposit at the Bank, are not included in these financial statements. In accordance with general practice within the banking industry, trust fees are recorded when received. Reporting of such revenue on an accrual basis would not materially affect the results of operations reported herein. As of December 31, 1993, the Bank completely phased out all trust operations.

      Reclassifications:    Certain   prior   years'   amounts   have   been
      reclassified   to   conform  with  current  year  financial  statement
      presentation.


      NOTE B - CASH AND DUE FROM BANKS:

      The Bank is required to maintain average non-interest bearing reserve balances, which are based on a percentage of deposit liabilities with the Federal Reserve Bank or in cash on hand. Average amounts so restricted were approximately $821,000 for 1993 and $600,000 for 1992.


      NOTE C - INVESTMENT SECURITIES:

      The carrying value and estimated market value of investment securities are presented below:


                                                      December 31, 1993
                          ______________________________________________________________________
                            Carrying           Unrealized         Unrealized          Market
                             Value               Gains               Losses           Value
                        _____________       _______________     ______________   _______________
U.S. Treasuries         $   5,513,303       $     20,134         $         -0-    $   5,533,437
U.S. Agencies              13,134,930            150,785                36,830       13,248,885
States and Political
   Subdivisions               525,211             69,116                   -0-          594,327
Mortgage-Backed
   Securities               5,089,549             46,090                42,385        5,093,254
Foreign Government
   Securities                 252,882                -0-                 8,007          244,875
Other                         200,000                -0-                   -0-          200,000
                        ______________      ________________    _______________   _______________
Totals                  $  24,715,875       $    286,125         $      87,222   $   24,914,778
                        ==============      ================    ===============   ==============




                                                      December 31, 1992
                          ______________________________________________________________________
                            Carrying          Unrealized        Unrealized          Market
                             Value              Gains              Losses           Value
                        _____________      _______________    ______________   _______________

U.S. Treasuries         $   7,863,133       $    54,069        $       5,143   $   7,912,059
U.S. Agencies              13,469,933           190,561               14,737      13,645,757
States and Political
   Subdivisions               530,253            74,243                  -0-         604,496
Mortgage-Backed
   Securities               4,449,834            64,984               34,337       4,480,481
Foreign Government
   Securities                 253,036               -0-                8,036         245,000
Other                         200,000               -0-                  -0-         200,000
                        ______________     _______________    _______________   ______________

Totals                   $ 26,766,189       $   383,857         $     62,253    $ 27,087,793
                        ==============     ===============    ===============   ==============


      The carrying value and estimated market value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Carrying         Market
                                             Value           Value
                                         _____________  _____________
Due in One Year or Less                  $ 10,475,487   $ 10,521,329
Due After One Year through Five Years       8,282,492      8,417,508
Due After Five Years through Ten Years        415,465        437,812
Due After Ten Years                           252,882        244,875
                                         ____________   ____________
  Subtotal                                 19,426,326     19,621,524
Mortgage-Backed Securities                  5,089,549      5,093,254
                                         ____________   ____________
Total Debt Securities                    $ 24,515,875   $ 24,714,778
                                         ============   ============

      Proceeds from the sales of investments in debt securities during  1993
      were  $2,991,103.   Gross  gains of $-0- and gross losses of $293 were
      realized on those sales.

      Proceeds from the sales of investments  in debt securities during 1992 were $4,176,925. Gross gains of $42,374 and gross losses of $6,134 were realized on those sales.

      Investment   securities   with  a  carrying  amount  of  approximately
      $22,295,002  and  $17,582,896   and   an  estimated  market  value  of
      $22,518,533  and  $17,804,244  at  December   31,   1993   and   1992,
      respectively,  were  pledged  to  secure public deposits and for other purposes required or permitted by law.

      NOTE D - LOANS:

      The loan portfolio consists of various types of loans classified by major type as follows:

                                              1993            1992
                                          ___________   ____________
Real Estate Construction                $      15,300  $     124,785
Real Estate Mortgage                       11,587,360     11,212,040
Commercial and Industrial                   5,755,420      5,195,052
Agriculture                                   177,416        171,201
Term Fed Funds                                    -0-      2,500,000
Consumer Installment                       25,290,262     23,517,200
Unearned Income                            (2,900,005)    (2,920,150)
                                         _____________  ____________

Total Loans                                39,925,753     39,800,128
Allowance for Loan Losses                    (589,889)      (526,929)
                                         _____________  ____________
Loans, Net                               $ 39,335,864   $ 39,273,199
                                         =============  ============


At December 31, 1993, fixed rate loans totaled $31,754,607 and variable rate loans totaled
$8,171,146.  At December 31, 1992, fixed rate loans totaled $31,554,359 and variable rate loans totaled $8,245,769.

At December 31, 1993 and 1992 loans on which the accrual of interest had been discontinued or reduced amounted to $354,479 and $208,526, respectively.  Interest income that would have been earned under these original terms of the loans was $24,968 and $16,835 for the years ended
December 31, 1993 and 1992, respectively.

An analysis of activity in the allowance for loan losses is as follows:

                                            1993             1992
                                        ______________  ______________
Balance at Beginning of Year            $     526,929   $     477,909

   Provision Charged to Operations            205,000         236,000
   Charge-Offs                               (171,756)       (255,113)
   Recoveries                                  29,716          68,133
                                        ______________  ______________

Balance at End of Year                  $     589,889   $     526,929
                                        ==============  ==============

NOTE E - PREMISES AND EQUIPMENT:

Premises and Equipment are summarized below:

                                            1993            1992
                                        ______________  ______________

Land                                    $     306,551   $     306,551
Buildings and Improvements                  2,277,431       2,262,533
Furniture, Fixtures and Equipment           1,828,347       1,715,611
                                        ______________   ______________
   Subtotal                                 4,412,329       4,284,695
Accumulated Depreciation                   (2,359,683)     (2,140,621)
                                        ______________   ______________

Premises and Equipment, Net              $  2,052,646   $   2,144,074
                                        ==============   ==============

     Depreciation expense included in the consolidated statements of income was $246,223 and $257,605 for the years ended December 31, 1993 and 1992.

NOTE F - DEPOSITS:

                                            1993                    1992
                                      ________________       ________________
Deposits are summarized below:

Demand                                 $ 13,565,445             $ 15,460,653
NOW Accounts                             21,681,348               15,371,775
Savings                                   8,096,013                8,271,251
Time Certificates of Deposit
  under $100,000                         15,643,901               16,899,700
Time Certificates of Deposit
  over  $100,000                          8,066,136                8,525,154
                                      ________________      _________________

Totals                                 $ 67,052,843             $ 64,528,533
                                      ================      =================

NOTE G - INCOME TAXES:

The components of income tax expense are as follows:

                                            1993                     1992
                                      _________________     _________________

Current                               $     417,448          $       37,901
Change in Valuation Allowance                   -0-                (333,350)
Deferred                                    135,005                 521,901
                                      _________________     _________________

Income Tax Expense                    $     552,453           $     226,452
                                      =================     =================

Total tax expense on income before taxes resulted in effective tax rates that differed from the federal statutory income tax rate as follows:


                                              1993                 1992
                                          _____________       _____________


                                           Amount    %        Amount      %
                                          _______   ____     ________    ____


Total Calculated at Statutory Rate      $  552,063  34.0    $ 473,294    34.0
Increase (Decrease) in Taxes
  Resulting From:
  Utilization of Net Operating Loss            -0-    -      (246,842)  (17.7)
  Other, Net                                   390    -           -0-       -
                                          _________  ____    _________   ____

Totals                                  $  552,453   34.0   $ 226,452    16.3
                                          =========  ====    =========   ====

The deferred tax liability at December 31, 1993 and 1992 is as follows:

                                            1993           1992
                                          __________    ___________
Deferred Tax Assets:
  Other Real Estate                     $   25,759     $    76,881
  Tax Credits Available                        -0-          68,409
                                          ___________   ____________
  Subtotal                                  25,759         145,290
                                          ___________   ____________

Deferred Tax Liabilities:
  Allowance For Loan Losses                (92,823)       (116,427)
  Bank Premises and Equipment             (217,862)       (215,900)
  Other                                    (38,630)         (1,514)
                                         ____________   ____________
  Subtotal                                (349,315)       (333,841)
                                         ____________   ____________

Net Deferred Tax Liability              $ (323,556)    $  (188,551)
                                         ============   ============

NOTE H - OTHER OPERATING EXPENSES:

The components of other operating expenses were:

                                            1993           1992
                                        ____________  _____________
Advertising                             $   71,242     $   66,983
Directors' Fees                            117,700        101,700
Legal and Professional                     116,801        110,223
Regulatory Assessments                     170,646        153,185
Ad Valorem Taxes                            83,073         77,895
Other Operating Expenses                   491,319        454,691
                                        ____________  _____________
  Total Other Operating Expenses       $ 1,050,781     $  964,677
                                        ============  =============

     NOTE I - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

     The  Bank is a party to various financial instruments with off-balance sheet  risk  in  the  normal  course of business to meet the financing
     needs  of  its  customers.   These   financial   instruments   include
     commitments  to  extend  credit  and  standby  letters  of  credit and involve, to varying degrees, elements of credit risk in excess  of the amounts recognized in the consolidated statements of condition.  As of
     December  31,  1993  and 1992, the Bank's commitments to extend credit totaled $7,460,258 and  $8,318,105,  respectively, and standby letters
     of   credit  totaled  $502,550  and  $285,050,   respectively.    Bank
     management  does not anticipate any material loss as a result of these transactions.

     Commitments to  extend  credit are agreements to lend to a customer as long as there is no violation  of  any  condition  established  in the
     contract.   Commitments generally have fixed expiration dates or other termination clauses  and  may require payment of a fee.  Since some of the commitments are expected  to  expire without being drawn upon, the total commitment amounts disclosed  above do not necessarily represent
     future  cash  requirements.   The  Bank  evaluated   each   customer's
     creditworthiness  on  a  case-by-case basis.  The amount of collateral obtained,  if considered necessary  by  the  Bank  upon  extension  of
     credit,  is  based   on   management's   credit   evaluation   of  the
     counterparty.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending standard lending arrangements.

     NOTE J - CONCENTRATION OF CREDIT RISK:

     The Bank grants primarily consumer  and real estate loans to customers
     in  Iberia  Parish and the immediate surrounding  areas.   The  Bank's
     portfolio consists  of  business  loans extending across many industry types, as well as individuals.  Although  the  Bank  has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon real estate values and  the business economic sector.

     NOTE K - INTEREST-BEARING DEPOSITS:

     As  of  December  31,  1993,  the  Bank  held  interest-bearing demand deposits  for  a  public  entity  which  amounted  to 15.5%  of  total
     interest-bearing  deposits.   The interest paid on these  deposits  is
     computed using a weighted average  U.  S.  Treasury  bill  rate and is determined semi-annually.  Historically, the rate paid on these  funds has  been  higher  than the rate paid on other interest-bearing demand deposits.

     NOTE L - LEASE COMMITMENTS:

     The subsidiary Bank  leases  the  locations  of  four automated teller machines and a branch location under operating leases  which expire in
     1995  through  1998.   All  of  the  leases contain five year  renewal
     options.

     NOTE L - (continued)

     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1993:


Year Ending December 31:
                                   1994   $    26,850
                                   1995        20,850
                                   1996        14,850
                                   1997         9,450
                                   1998         6,350
                             After 1998           -0-
                                          ____________

Total Minimum Payments Required           $    78,350
                                          ============

The composition of total rental expense for all operating leases is as follows:

                               1993                    1992
                          ________________        _______________
Minimum Rentals            $      24,550          $       23,700
Contingent Rentals                    71                     -0-
                         _________________        _______________

Total Operating Lease
  Expense                  $      24,621          $       23,700
                         =================        ===============

     Contingent rentals relate to one ATM location and are determined based on a ten cents fee per transaction.

     NOTE M - REGULATORY MATTERS:

     The  Bank  is  restricted  under  applicable  laws  in the payment  of
     dividends   to   an  amount  equal  to  current  year  earnings   plus
     undistributed earnings  for  the  immediately  preceding  year, unless prior  permission  is  received  from  the  Commissioner  of Financial
     Institutions.   The amount of retained earnings available for  payment
     of dividends without  prior  Commissioner  approval  was $1,705,079 at
     December  31,  1993.   The  Bank is also required to maintain  minimum
     amounts of capital to total "risk  weighted" assets, as defined by the banking regulators.  At December 31,  1993,  the  Bank  is required to have  a minimum risk-based capital ratio of 8% and a leverage  capital ratio of  3%.  The Bank's actual risk-based capital ratio and leverage
     capital  ratio   at   December   31,   1993  were  12.19%  and  9.11%,
     respectively.  The Bank's Tier 1 capital  ratio  at  December 31, 1993 was 11.32%.

     NOTE N - RELATED PARTY TRANSACTIONS:

     As  of  December  31,  1993 and 1992, loans outstanding to  directors, officers,  and  their affiliates  were  approximately  $2,746,206  and
     $1,720,992,  respectively.    In   the   opinion  of  management,  all
     transactions entered into between the Bank  and  such  related parties have  been  and are, in the ordinary course of business, made  on  the same terms and  conditions  as  similar transactions with unaffiliated
     persons.   During  1993,  $2,303,810   of  new  loans  were  made  and
     repayments of $1,278,596 were received.    During  1992, $1,296,644 of
     new  loans  were  made  and  repayments  of $1,384,334 were  received.
     Letters  of  Credit  and  unadvanced  lines of  credit  to  directors, officers, and their affiliates totaled  $1,801,850  and  $2,427,220 at
     December 31, 1993 and 1992, respectively.

     Officers', directors' and their affiliates' demand deposit accounts and securities sold under repurchase agreements were approximately
     $4,988,102 and $4,247,016 at December 31, 1993 and 1992, respectively.

     NOTE O - PROFIT SHARING PLAN:

     The  Bank  has  a  noncontributory  profit-sharing  plan covering  all employees who meet length of service requirements.  All  contributions to  the  plan  are determined annually at the sole discretion  of  the
     board of directors.   No  contributions  were  made  for  either  year
     presented.  During 1993, the Bank added a 401(K) feature to its profit sharing  plan  which  allows  employee  contributions to self directed participant accounts.

     NOTE P - PARENT COMPANY FINANCIAL STATEMENTS:

                                    STATEMENTS OF FINANCIAL CONDITION
                                 ______________________________________
                                          1993                1992
                                       ____________      _____________

Cash                                  $      3,812      $       4,957
Investment in Subsidiary Bank            7,615,969          6,800,561
                                       ____________      _____________

  Total Assets                        $  7,619,781      $   6,805,518
                                       ============      =============

Common Stock                          $    500,000      $     500,000
Surplus                                  2,503,911          2,503,911
Undivided Profits                        4,615,870          3,801,607
                                      _____________      _____________

  Total Liabilities
   and Shareholders' Equity           $  7,619,781      $   6,805,518
                                      =============      =============


                           STATEMENTS OF INCOME
                          ______________________

Dividends from Subsidiary Bank        $    257,000      $    278,000
Less:  Expenses                              1,145             2,082
                                      ______________    ______________

Income Before Equity in
 Undistributed Income of
 Subsidiary Bank                           255,855           275,918
Equity in Undistributed Income
 of Subsidiary Bank                        815,408           905,738
                                      _____________      _____________

  Net Income                          $  1,071,263      $  1,181,656
                                      =============      ==============


                         STATEMENTS OF CASH FLOWS
                      ______________________________
Cash Flows from Operating
  Activities:
  Net Income                          $  1,071,263       $  1,181,656
  Equity in Undistributed Income
   of Subsidiary Bank                     (815,408)          (905,738)
                                      ______________     ______________

     Net Cash Provided By
       Operating Activities                255,855            275,918
                                      ______________     _______________

Cash Flows from Financing Activities:
  Dividends Paid                          (257,000)          (278,000)
                                      ______________     _______________

     Net Cash Used In Financing
       Activities                         (257,000)          (278,000)
                                      ______________      ______________

Decrease in Cash and Cash
 Equivalents                                (1,145)            (2,082)
Cash and Cash Equivalents,
 Beginning of Year                           4,957              7,039
                                      ______________      ______________

Cash and Cash Equivalents,
  End of Year                         $      3,812        $     4,957
                                      ==============      ===============


                         CITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS
OF FINANCIAL CONDITION - UNAUDITED                     JUNE 30, 1994 AND 1993
______________________________________________________________________________

                                            ASSETS
                                          ____________

                                                  1994               1993
                                             ____________       _____________

Cash and Due From Banks                     $  4,960,691        $  4,814,325
Federal Funds Sold                             5,750,000           6,550,000
                                            ______________      _____________

Total Cash and Cash Equivalents               10,710,691          11,364,325

Certificates of Deposit                          396,000           1,485,000
 Investment Securities (market value
 of approximately $26,943,380 and
 $26,286,641 at 1994 and 1993,
 respectively)                                26,925,986          25,954,832
Mortgage Loans Held for Sale                   4,245,144           2,333,115
 Loans (net of allowance for loan
 losses of $573,049 and $586,717 at
 1994 and 1993, respectively)                 40,856,740          39,561,475
Premises and Equipment, Net                    1,949,489           2,042,476
Real Estate and Other Property
 Acquired by Foreclosure, Net                     79,509             106,527
Accrued Interest Receivable                      494,272             555,691
Other Assets                                     269,090             318,672
                                           _______________     ______________

TOTAL ASSETS                                $ 85,926,921        $ 83,722,113
                                           ===============     ==============


                             LIABILITIES AND SHAREHOLDERS' EQUITY
                             ____________________________________

LIABILITIES
Deposits:
  Non-interest Bearing Deposits             $ 14,237,384        $ 13,054,163
  Interest Bearing Deposits                   56,413,109          59,258,063
                                           _______________     ______________

  Total Deposits                              70,650,493          72,312,226

Federal Funds Purchased and Securities
 Sold under Agreements to Repurchase           6,676,231           3,274,231
Accrued Interest Payable                         136,936             151,297
Income Taxes Payable and Deferred                367,001             382,505
Other Liabilities                                181,507             167,962
                                           ________________    ______________

TOTAL LIABILITIES                             78,012,168          76,288,221
                                           ________________    ______________

SHAREHOLDERS' EQUITY
Common Stock, $5 Par Value; Authorized
 10,000,000 Shares; Issued and
 Outstanding 100,000 Shares                      500,000             500,000
Surplus                                        2,503,911           2,503,911
Undivided Profits                              5,145,285           4,429,981
Net Unrealized Loss on Investment
 Securities Available for Sale                  (234,443)                -0-
                                           _________________   _______________

TOTAL SHAREHOLDERS' EQUITY                     7,914,753           7,433,892
                                           _________________   _______________

TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                       $ 85,926,921        $ 83,722,113
                                           =================   ===============

                             See accompanying selected information





                            CITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS                            FOR THE SIX MONTHS ENDED
OF INCOME - UNAUDITED                               JUNE 30, 1994 AND 1993
______________________________________________________________________________

                                               1994                1993
                                          ________________    _______________

INTEREST INCOME:
  Interest and Fees on Loans             $  2,212,140        $  2,245,785
  Interest on Investment Securities
     U.S. Treasury                            136,353             174,315
     U.S. Government Agencies
       and Corporations                       485,841             511,398
     States and Political Subdivisions         21,071              21,286
  Interest on Federal Funds Sold              115,054              55,456
  Interest on Certificates of Deposit          10,165              35,502
                                         _________________    _______________

TOTAL INTEREST INCOME                       2,980,624           3,043,742
                                         _________________    _______________

INTEREST EXPENSE:
  Interest on Deposits                        829,637             859,525
  Interest on Federal Funds
    Purchased and Securities Sold
    Under Agreements to Repurchase             91,994              32,503
                                         _________________    _______________

TOTAL INTEREST EXPENSE                        921,631             892,028
                                         _________________    _______________

NET INTEREST INCOME                         2,058,993           2,151,714

PROVISION FOR LOAN LOSSES                      65,000              90,000

                                         _________________    _______________

NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                               1,993,993           2,061,714
                                         _________________    _______________

OTHER INCOME:
  Customer Service Fees                       295,807             286,778
  Gain on Sale of Mortgage Loans                  322              80,337
  Other Income                                 35,286              26,082
                                         _________________    _______________

TOTAL OTHER INCOME                            331,415             393,197
                                         _________________    _______________

OTHER EXPENSES:
  Salaries and Employee Benefits              753,548             721,167
  Occupancy Expense                           287,762             285,556
  Income on Foreclosed Real Estate, Net       (20,825)            (21,804)
  Other Operating Expenses                    500,504             517,664
                                         __________________   _______________

TOTAL OTHER EXPENSES                        1,520,989           1,502,583
                                         __________________   _______________

INCOME BEFORE INCOME TAX EXPENSE              804,419             952,328

INCOME TAX EXPENSE                            275,004             323,954
                                         __________________   _______________

NET INCOME                               $    529,415         $   628,374
                                         ==================   ===============

NET INCOME PER SHARE                     $       5.29         $      6.28
                                         ==================   ===============

                             See accompanying selected information




                 CITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES                                               FOR THE SIX MONTHS ENDED
IN SHAREHOLDERS' EQUITY - UNAUDITED                                               JUNE 30, 1994 AND 1993
___________________________________________________________________________________________________________________

                                                                                           Net
                                                                                        Unrealized
                                                                                         Loss on
                                                                                        Investment
                                                                                        Securities
                                  Common                               Undivided         Available
                                  Stock                Surplus          Profits          For Sale
                              ________________   _________________  ________________  ________________

Balance, January 1, 1993      $     500,000        $  2,503,911       $  3,801,607     $         -0-

Net Income through
  June 30, 1993                                                            628,374
                              ________________   _________________  ________________  ________________

Balance, June 30, 1993        $     500,000       $   2,503,911       $  4,429,981     $          -0-
                              ================   =================  ================  ================


Balance, January 1, 1994      $     500,000       $   2,503,911       $  4,615,870     $          -0-
                              ================   =================  ================  ================


Net Income through
  June 30, 1994                                                            529,415

Change in Net Unrealized
  Loss on Investment
  Securities Available
  for Sale                                                                                   (234,443)
                             __________________   _________________   ______________   ________________

Balance, June 30, 1994        $     500,000       $   2,503,911       $  5,145,285      $    (234,443)
                             ==================   =================   ==============   ================

                        See accompanying selected information

                       CITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS                            FOR THE SIX MONTHS ENDED
OF CASH FLOWS - UNAUDITED                            JUNE 30, 1994 AND 1993
______________________________________________________________________________

                                               1994                1993
                                          ________________    ______________


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                               $  529,415           $  628,374
  Adjustments to Reconcile Net Income
   to Net Cash Provided by Operating
   Activities:
    Net Amortization of Premium                47,399               62,333
    Provision for Loan Losses                  65,000               90,000
    Gain on Sales and Writedowns of
       Other Real Estate and Other
       Property Acquired                      (24,927)             (24,500)
    Depreciation and Amortization             120,952              118,393
    Decrease in Mortgage Loans Held
       For Sale                             1,386,193            1,638,193
    Decrease (Increase) in Other Assets        72,198              (17,045)
    Increase in Other Liabilities              76,648              175,350
                                          ________________    _______________

NET CASH PROVIDED BY OPERATING
  ACTIVITIES                                2,272,878            2,671,098
                                          ================    ===============

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net Decrease in Certificates of Deposit     297,000              491,000
  Purchase of Investment Securities       (11,419,755)          (8,072,585)
  Proceeds from Sales and Calls of
    Investment Securities                         -0-            2,991,396
  Proceeds from Maturities of
    Investment Securities                   8,927,802            5,830,213
  Proceeds from Sales of Real Estate
    and Other Property Acquired by
    Foreclosure                                92,739              131,223
  Net Increase in Loans                    (1,650,746)            (478,361)
  Purchase of Premises and Equipment          (17,795)             (16,795)
                                          ________________    _______________
NET CASH (USED IN) PROVIDED BY INVESTING
 ACTIVITIES                                (3,770,755)             876,091
                                          _________________   ________________

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase in Customer Deposits         3,597,650            7,783,693
  Net Increase (Decrease) in Federal
   Funds Purchased and Securities Sold
   Under Repurchase Agreements              1,761,740           (3,945,000)
                                          _________________   _________________

NET CASH PROVIDED BY FINANCING ACTIVITIES   5,359,390            3,838,693
                                          _________________   _________________

INCREASE IN CASH AND CASH EQUIVALENTS       3,861,513            7,385,882

CASH AND CASH EQUIVALENTS, BEGINNING        6,849,178            3,978,443
                                         _________________   __________________

CASH AND CASH EQUIVALENTS, END         $   10,710,691        $  11,364,325
                                       ===================   ==================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:

Cash Paid for Interest                     $  943,075           $  908,313
Cash Paid for Income Taxes                 $  231,559           $  130,000

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES

Other Real Estate and Other Property
  Acquired in Settlement of Loans          $   64,870           $  100,085


                             See accompanying selected information

                                 CITY BANCORP, INC. AND SUBSIDIARY

SELECTED INFORMATION - Substantially
All Disclosures Required by Generally
Accepted Accounting Principles are Not Included        JUNE 30, 1994 AND 1993
______________________________________________________________________________


NOTE 1. UNAUDITED STATEMENTS

The accompanying unaudited, consolidated financial statements have been prepared by City Bancorp, Inc. in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the accompanying financial statements contain all adjustments necessary for a fair statement of the result of the interim periods presented, and all adjustments are of a normal, recurring nature.

NOTE 2. INVESTMENT SECURITIES

The carrying value and estimated market value of investment securities are presented below:



                                                                    June 30, 1994
                                          ______________________________________________________________
                                            Amortized        Unrealized      Unrealized      Market
                                              Cost             Gains          Losses          Value
                                          ______________  ________________  _____________  _____________
Investment Securities Held to Maturity
______________________________________

  U.S. Treasuries                        $          -0-    $        -0-      $      -0-     $        -0-
  U.S. Agencies                               3,775,233          21,995        (49,185)        3,748,043
  State and Political Subdivisions              520,168          45,807             -0-          565,975
  Mortgage Backed Securities                    909,982          11,427        (12,650)          908,759
  Other                                         200,000             -0-             -0-          200,000
                                         ________________   ______________   _____________  _____________

       Subtotal                               5,405,383          79,229         (61,835)       5,422,777
                                         ________________   _______________  ______________  _____________


Investment Securities Available for Sale

  U.S. Treasuries                             6,466,997             -0-         (37,167)       6,429,830
  U.S. Agencies                              11,508,049          14,783        (124,183)      11,398,649
  State and Political Subdivisions                5,042              81             -0-            5,123
  Mortgage Backed Securities                  3,522,153             -0-        (106,839)       3,415,314
  Foreign Government Securities                 252,805          18,882             -0-          271,687
                                          _______________   _______________   _____________  _____________

       Subtotal                              21,755,046          33,746        (268,189)      21,520,603
                                          _______________   _______________   _____________  _____________

                  Total                    $ 27,160,429     $   112,975      $ (330,024)    $ 26,943,380
                                          ===============   ===============   =============  =============

                                                                    June 30, 1993
                                          ______________________________________________________________
                                            Amortized        Unrealized      Unrealized      Market
                                              Cost             Gains          Losses          Value
                                          ______________  ________________  _____________  _____________

  U.S. Treasuries                         $  7,813,421    $    48,457        $    (293)     $  7,861,585
  U.S. Agencies                             12,921,931        195,292          (27,543)       13,089,680
  State and Political Subdivisions             530,253         69,248              -0-           599,501
  Mortgage Backed Securities                 4,236,268         89,496          (15,889)        4,309,875
  Foreign Government Securities                252,959            -0-          (26,959)          226,000
  Other                                        200,000            -0-              -0-           200,000
                                          ______________  ________________  _____________  ______________

                  Total                  $ 25,954,832      $  402,493       $  (70,684)     $ 26,286,641
                                         ===============  ================  =============  ==============


The following is a reconciliation of the amortized cost of investment securities to the amount reported in the financial statements for the six months ended June 30, 1994:

Amortized Cost of Investment Securities         $  27,160,429
Unrealized Holding Gains on Securities
        Available for Sale                             33,746
Unrealized Holding Losses on Securities
        Available for Sale                           (268,189)
                                               _________________

Carrying Value of Investment Securities         $   2,925,986
                                               =================

The amortized cost and related market value of investment securities at June 30, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          June 30, 1994
                                                    ________________________
                                                    Amortized     Market
                                                      Cost         Value
                                                    ___________ ____________

Investment Securities Held to Maturity:
________________________________________
  Due in One Year or Less                         $   489,567   $   489,567
  Due After One Year through Five Years             2,046,573     2,043,195
  Due After Five Years through Ten Years            1,759,261     1,781,256
  Due After Ten Years                                     -0-           -0-
                                                  _____________ _____________
                 Subtotal                           4,295,401     4,314,018
Mortgage Backed Securities                            909,982       908,759
Other Securities                                      200,000       200,000
                                                  _____________ _____________

                Subtotal                            5,405,383     5,422,777
                                                  _____________ _____________

Investment Securities Available for Sale
_________________________________________
    Due in One Year or Less                        10,739,773    10,686,000
    Due After One Year through Five Years           7,090,315     6,996,282
    Due After Five Years through Ten Years            150,000       151,320
     Due After Ten Years                              252,805       271,687
                                                 ______________ _____________
                  Subtotal                         18,232,893    18,105,289

    Mortgage Backed Securities                      3,522,153     3,415,314
                                                 ______________ _____________

                  Subtotal                         21,755,046    21,520,603
                                                 ______________ _____________
                  Totals                        $  27,160,429  $ 26,943,380
                                                 ============== =============



NOTE 3. LOANS

A summary of loans by type is as follows:                   June 30
(Dollars in thousands)                            ____________________________
                                                      1994            1993
                                                  ______________  ____________

  Commercial, Industrial and Agricultural         $    5,983      $    5,416
  Real Estate - Construction                              54              90
  Real Estate - Mortgage                              11,371          11,034
  Consumer                                            27,021          26,894
  Unearned Income                                     (2,999)         (3,304)
                                                  ______________  ____________

        Total Loans                               $   41,430      $   40,130
                                                  ==============  ============

An analysis of the activity in the allowance for loan losses is as follows:

                                                       1994            1993

  Balance, January 1                              $  589,889     $   526,929

  Chargeoffs                                         (88,222)        (68,850)
  Recoveries                                           6,382          20,638
  Provision for loans losses                          65,000          90,000
                                                 ______________  _____________

  Balance, June 30                                $  573,049     $   568,717
                                                 ==============  =============


NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized below:

                                                  June 30, 1994
                                  __________________________________________
                                   Original     Accumulated        Present
                                     Cost       Depreciation      Book Value
                                 ____________ _______________ _______________

Bank Building & Improvements     $  2,583,982  $  (1,128,220)   $  1,455,762
Furniture, Fixtures, & Equipment    1,846,142     (1,352,415)        493,727
                                  ____________ _______________ _______________
           Totals                $  4,430,124  $  (2,480,635)   $  1,949,489
                                  ============ =============== ===============

                                                  June 30, 1993
                                  __________________________________________
                                   Original     Accumulated        Present
                                     Cost       Depreciation      Book Value
                                 _____________ _______________ _______________
Bank Building & Improvements     $  2,570,033  $  (1,056,579)  $  1,513,454
Furniture, Fixtures, & Equipment    1,731,456     (1,202,434)       529,022
                                 _____________ _______________ _______________

            Totals              $  4,301,489   $  (2,259,013)  $  2,042,476
                                ============== =============== ===============




NOTE 5. DEPOSITS
                                              June 30
                                    ____________________________
   Deposits are summarized below:      1994            1993
                                    ____________  ______________

  Demand                           $ 14,237,384   $  13,054,163
  NOW Accounts                       25,011,916      25,385,125
  Savings                             8,323,076       8,321,634
  Time Certificates of Deposit
    under $100,000                   15,836,619      15,566,425
  Time Certificates of Deposit
       over $100,000                  7,241,498       9,984,879
                                   _____________  ______________

             Totals               $  70,650,493   $  72,312,226


NOTE 6: FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

In accordance with SFAS 105, there were approximately $6,920,000 and $7,341,000 in unused commitments and $577,000 and $457,000 in financial standby letters of credit as of June 30, 1994 and 1993, respectively.

                                      APPENDIX A

                                  SELECTED PORTIONS

                                          OF

                             AGREEMENT AND PLAN OF MERGER

                             AGREEMENT AND PLAN OF MERGER

                                          OF

                              FIRST COMMERCE CORPORATION

                                         AND

                                  CITY BANCORP, INC.

                                  TABLE OF CONTENTS

          SECTION 1  Mergers and Closing................................  1
            1.01  Bank Merger...........................................  1
            1.02  Holding Company Merger................................  1
            1.03  The Closing...........................................  1
            1.04  The Effective Date and Time...........................  2

          SECTION 2  Conversion of Stock of Holding.....................  2
            2.01  Conversion of Stock of Holding........................  2

          SECTION 3  Representations and Warranties of
                     Holding and Bank...................................  2
            3.01  Consolidated Group; Organization; Qualification.......  3
            3.02  Capital Stock; Other Interests........................  3
            3.03  Corporate Authorization; No Conflicts.................  3
            3.04  Financial Statements, Reports and Proxy Statements....  4
            3.05  Loan and Investment Portfolios........................  4
            3.06  Adequacy of Allowances for Losses.....................  5
            3.07  Examination Reports...................................  5
            3.08  Absence of Certain Changes or Events..................  5
            3.09  Taxes.................................................  7
            3.10  Title to Assets.......................................  7
            3.11  Litigation, Pending Proceedings
                  and Compliance with Laws..............................  8
            3.12  Employee Benefit Plans................................  8
            3.13  Insurance Policies....................................  9
            3.14  Agreements............................................  9
            3.15  Licenses, Franchises and Governmental
                  Authorizations........................................ 10
            3.16  Corporate Documents................................... 10
            3.17  Certain Transactions.................................. 10
            3.18  Brokers' or Finders' Fees............................. 10
            3.19  Environmental Matters................................. 11
            3.20  Community Reinvestment Act............................ 12
            3.21  Accuracy of Statements................................ 12

          SECTION 4  Representations and Warranties of FCC and FNBL..... 13
            4.01  Organization and Qualification........................ 13
            4.02  Capital Stock; Other Interests........................ 13
            4.03  Corporate Authorization; No Conflicts................. 13
            4.04  FCC Corporate Documents............................... 14
            4.05  Reports of FCC........................................ 14
            4.06  Legality of FCC Securities............................ 14
            4.07  Brokers' or Finders' Fees............................. 14
            4.08  Litigation............................................ 15
            4.09  Accuracy of Statements................................ 15

          SECTION 5  Covenants and Conduct of Parties Prior
                     to the Effective Date.............................. 15
            5.01  Investigations; Planning.............................. 15
            5.02  Cooperation and Best Efforts.......................... 16
            5.03  Information for, and Preparation of, Proxy
                  Statement............................................. 16
            5.04  Approval of Bank Merger Agreement..................... 16
            5.05  Press Releases........................................ 16
            5.06  Preservation of Business.............................. 16
            5.07  Conduct of Business in the Ordinary Course............ 17
            5.08  Additional Information from Holding................... 18
            5.09  Holding Shareholder Approval.......................... 19
            5.10  Common Stock.......................................... 19
            5.11  Loan Policy........................................... 19
            5.12  No Solicitations...................................... 19
            5.13  Operating Functions................................... 20
            5.14  FCC Registration Statement............................ 20
            5.15  Application to Regulatory Authorities................. 20
            5.16  Revenue Ruling........................................ 20
            5.17  Benefits Provided to Employees of
                  Holding's Consolidated Group.......................... 20
            5.18  Schedule of Expenses.................................. 21
            5.19  Additional Information from FCC....................... 21
            5.20  Dividend/Bonus Plan................................... 21
            5.21  Publication of Post-merger Financial Statements....... 21
            5.22  Public Funds.......................................... 21
            5.23  Consent of FCC and FNBL............................... 22

          SECTION 6  Conditions of Closing.............................. 22
            6.01  Conditions of All Parties............................. 22
              (a)  Shareholder Approval................................. 22
              (b)  Effective Registration Statement..................... 22
              (c)  No Restraining Action................................ 22
              (d)  Statutory Requirements and Regulatory Approval....... 22
              (e)  Tax Opinion.......................................... 23
            6.02  Additional Conditions of FCC and FNBL................. 23
              (a)  Representations, Warranties and Covenants............ 23
              (b)  No Material Adverse Change........................... 23
              (c)  Accountants' Letters................................. 23
              (d)  Opinion of Counsel................................... 24
              (e)  Joinder of Shareholders; Confirmation................ 24
              (f)  Pooling-of-Interests................................. 24
              (g)  Schedule of Expenses................................. 24
              (h)  Termination of Claim..................................24
              (i)  Severance Benefits....................................24
            6.03  Additional Conditions of Holding and Bank............. 24
              (a)  Representations, Warranties and Covenants............ 25
              (b)  Opinion of Counsel................................... 25
              (c)  Opinion of Investment Bankers........................ 25
              (d)  No Material Adverse Change........................... 25
            6.04  Waiver of Conditions.................................. 25

          SECTION 7  Termination........................................ 25
            7.01  Termination........................................... 25
              (a)  Mutual Consent....................................... 25
              (b)  Material Breach...................................... 25
              (c)  Abandonment.......................................... 26
              (d)  Dissenting Shareholders.............................. 26
              (e)  Holding Recommendation............................... 26
              (f)  Fairness Opinion......................................26
            7.02  Effect of Termination; Survival....................... 26

          SECTION 8  Indemnification of Directors and Officers
                     of Holding and Bank................................ 26
            8.01........................................................ 26
            8.02........................................................ 27
            8.03........................................................ 27
            8.04........................................................ 27

          SECTION 9  Miscellaneous...................................... 27
            9.01  Notices............................................... 27
            9.02  Waiver................................................ 29
            9.03  Expenses.............................................. 29
            9.04  Headings.............................................. 29
            9.05  Exhibits and Schedules................................ 29
            9.06  Integrated Agreement.................................. 29
            9.07  Choice of Law......................................... 29
            9.08  Parties in Interest................................... 29
            9.09  Amendment............................................. 30
            9.10  Counterparts.......................................... 30
            9.11  Nonsurvival of Representations and Warranties......... 30
            9.12  Cross-References...................................... 30

                             AGREEMENT AND PLAN OF MERGER


               THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made August 12, 1994, between First Commerce Corporation, a Louisiana corporation ("FCC"), and its wholly-owned subsidiary, First National Bank of Lafayette, a national banking association ("FNBL"), on the one hand, and City Bancorp, Inc., a Louisiana corporation ("Holding"), and its wholly-owned subsidiary, City Bank & Trust Company, New Iberia, Louisiana, a Louisiana state bank ("Bank"), on the other.

               WHEREAS, the Board of Directors of FNBL and the Board of Directors of Bank have each determined that it is desirable and in the best interests of the institution and its sole shareholder that Bank merge into FNBL (the "Bank Merger") on the terms and subject to the conditions set forth in this Agreement and in the agreement of merger attached hereto as Exhibit A (the "Bank Merger Agreement"); and

               WHEREAS,  the  Board of Directors of FCC and  the  Board  of
          Directors of Holding have each determined that it is desirable and in the best interests of the corporations and their respective shareholders that, immediately following the Bank Merger, Holding merge into FCC (the "Holding Company Merger" and, together with the Bank Merger, collectively called the "Mergers") on the terms and subject to the conditions set forth in this Agreement and in the joint agreement of merger attached hereto as Exhibit B (the "Holding Company Merger Agreement" and, together with the Bank Merger Agreement, collectively called the "Merger Agreements").

               NOW  THEREFORE,  in consideration  of  the  representations,
          warranties,  covenants  and   agreements  herein  contained,  the
          parties hereto agree as follows:

                                      SECTION 1

                                 Mergers and Closing

               1.01 Bank Merger. Simultaneously with the execution of this Agreement, FNBL and Bank have entered into the Bank Merger Agreement, pursuant to which Bank will, subject to the conditions stated herein and therein, merge into FNBL, which shall be the surviving association.

               1.02 Holding Company Merger. Simultaneously with the execution of this Agreement, FCC and Holding have entered into the Holding Company Merger Agreement, pursuant to which Holding will, subject to the conditions stated herein and therein, merge into FCC, which shall be the surviving corporation.

               1.03 The Closing. The "Closing" of the transactions contemplated hereby will take place in the Board Room of FCC, Third Floor, 210 Baronne Street, New Orleans, Louisiana 70112, at 10:00 a.m., Central Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of subsection 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon ten days notice following satisfaction of such conditions. The date on which the Closing occurs is herein
          called  the  "Closing  Date".   If  all  conditions  set forth in
          Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) FCC and FNBL, on the one hand, and Holding and Bank, on the other hand, shall each provide to the other such proof or indication of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request,
          (b) the certificates, letters and opinions required by Section 6 shall be delivered, (c) the appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreements and
          (d) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Merger Agreements. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then any party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of subsection 7.01, and no such delay shall interfere with the right of any party to declare a termination pursuant to Section 7.

               1.04 The Effective Date and Time. The Bank Merger Agreement shall be filed and recorded as provided by law immediately following (or concurrently with) the Closing, and the Bank Merger will be effective at the time specified in a certificate or other written record issued by the Office of the Comptroller of the Currency ("OCC") or by the Louisiana Commissioner of Financial Institutions, whichever time is later. The Holding Company Merger Agreement shall be filed with and recorded by the Secretary of State of Louisiana immediately following (or concurrently with) the Closing, and the Holding Company Merger shall be effective at the date and time specified in the Holding Company Merger Agreement. The date on which and the time at which the Holding Company Merger becomes effective are herein referred to as the "Effective Date" and the "Effective Time," respectively.

                                      SECTION 2

                            Conversion of Stock of Holding

               2.01 Conversion of Stock of Holding. Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the Louisiana Business Corporation Law (the "BCL"), on the Effective Date, by reason of the Holding Company Merger, each issued and outstanding share of the common stock, $5.00 per share par value, of Holding ("Holding Common Stock") shall be converted as set forth in
          Section 4 of the Holding Company Merger Agreement.

                                      SECTION 3

                                 Representations and
                            Warranties of Holding and Bank

               Holding and Bank represent and warrant to FCC and FNBL that, except as set forth in the Schedule of Exceptions that Holding and Bank have delivered to FCC and FNBL:

               3.01 Consolidated Group; Organization; Qualification. Holding's "consolidated group", as such term is used in this
          Agreement, consists of Holding and Bank. Holding is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Bank is a state chartered bank duly organized and validly existing under the laws of the State of Louisiana. Each member of Holding's consolidated group has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on such member's financial condition, results of operations, business or prospects.

               3.02 Capital Stock; Other Interests. The authorized capital stock of Holding consists of 10,000,000 shares of Holding Common Stock, $5.00 par value per share, of which 100,000 shares are issued and outstanding and no shares are held in its treasury. The authorized capital stock of Bank consists of 30,000 shares of common stock, $25.00 par value per share, of which 20,000 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of each member of Holding's consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in La.R.S. 6:262) non-assessable, and all of the outstanding shares of each such member (other than Holding) are owned by Holding, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances (except as provided in La.R.S. 6:262). No member of Holding's consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The capital stock of each member of Holding's consolidated group has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. No member of Holding's consolidated group has a subsidiary or direct or indirect ownership interest exceeding 5% in any corporation, partnership or other entity except for interests in any other such member.

               3.03 Corporate Authorization; No Conflicts.  Subject  to the
          approval of this Agreement and the Holding Company Merger Agreement by the shareholders of Holding in accordance with the BCL and this Agreement and the Bank Merger Agreement by Holding as sole shareholder of Bank, all corporate acts and other corporate proceedings required of each member of Holding's consolidated group for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreements and consummation of the Mergers have been validly and appropriately taken. Subject to such shareholder approvals and to such regulatory approvals as are required by law, and satisfaction of any conditions imposed in connection therewith, this Agreement and the Merger Agreements are legal, valid and binding obligations of the members of Holding's consolidated group that are parties thereto, respectively, and are enforceable against such members in accordance with the respective terms of such instruments, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally, by general equitable principles and by provisions of United States and Louisiana laws relating to deceptive practices, misstatements or omissions of material facts in the sale of securities, fraud and gross fault. With respect to each member of Holding's consolidated group, neither the execution, delivery or performance of this Agreement or the Merger Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provisions of, (ii) constitute a default (or event that, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any material portion of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any material portion of its assets.

               3.04 Financial Statements, Reports and Proxy Statements. Holding has delivered to FCC true and complete copies of (a) the consolidated balance sheets as of December 31, 1992 and 1993 of Holding and its consolidated subsidiaries and the related consolidated statements of income, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto (collectively, the "Financial Statements"), (b) the unaudited consolidated balance sheets as of March 31, 1994 and March 31, 1993 of Holding and its consolidated subsidiaries, and the related unaudited statements of income, changes in shareholders' equity and cash flows for the three-month periods then ended (collectively, the "Interim Financial Statements"), (c) the annual report to the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for the year ended December 31, 1993, of each member of Holding's consolidated group required to file such reports, (d) all call reports made to the Federal Deposit Insurance Corporation ("FDIC") or the Federal Reserve Board, as the case may be, since December 31, 1991, of each member of Holding's consolidated group required to file such reports, and (e) all Proxy Statements disseminated to Holding's shareholders or the shareholders of any of its subsidiaries at any time since December 31, 1991. The Financial Statements and the Interim Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods, and present fairly, in conformity with generally accepted accounting principles, the consolidated results of operations of Holding's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. No member of Holding's consolidated group has, nor are any of any such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known, unknown, matured or unmatured) which is not reflected and adequately reserved against in the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"). The Financial Statements and Interim Financial Statements are supported by and consistent with detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to FCC.

               3.05 Loan and Investment Portfolios. All loans, discounts and financing leases (in which a member of Holding's consolidated group is lessor) reflected on the Latest Balance Sheet (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and
          (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Accurate lists of all such loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of each member of Holding's consolidated group as of such date, have been delivered to FCC.

               3.06 Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and generally accepted accounting principles in all material respects, and there are no facts or circumstances known to any executive officer of Holding or Bank which are likely to require in accordance with applicable regulatory guidelines or generally accepted accounting principles a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding's consolidated group at all times from and after the date of the Latest Balance Sheet has been and will be adequate in accordance with applicable regulatory guidelines and generally accepted accounting principles in all material respects.

               3.07 Examination Reports. To the extent permitted by applicable law, Holding has allowed representatives of FCC to examine true and correct copies of all examination reports with respect to each member of Holding's consolidated group made by any federal or state bank or bank holding company regulatory authority since December 31, 1991.

               3.08 Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or, to the knowledge of Holding or Bank, threatened or contemplated) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of any member of Holding's consolidated group. No such member has, since the date of the Latest Balance Sheet:

               (a) borrowed any money or, except in the ordinary course of business consistent with past practices, (i) loaned any money or pledged any of its credit in connection with any aspect of its business, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $10,000 in the aggregate, other than sales of cars and trucks held as foreclosed assets and sales of mortgage loans in each case consistent with past practices, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether accrued, contingent, known, unknown, matured or unmatured);

               (b) suffered any material damage, destruction or loss, whether or not covered by insurance;

               (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

               (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

               (e) except solely by reason of the transactions contemplated by this Agreement, received notice or had knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate such customer's relationship with it;

               (f) failed to operate its business in the ordinary course consistent with past practices, or failed to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

               (g) incurred any material loss except for losses adequately reserved against on the date of the Latest Balance Sheet or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

               (h) cancelled any debt in excess of $10,000 owed to it, or cancelled any of its claims in excess of $10,000, or paid any of its noncurrent obligations or liabilities in excess of $10,000;

               (i) made any capital expenditure or capital addition or betterment in excess of $25,000 each;

               (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it, or increased the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $25,000, other than increases resulting through the operation of Bank's Bonus Plan, described in subsection 5.20 hereof, consistent with past practices;

               (k) changed any accounting practice followed or employed in preparing the Financial Statements or Interim Financial Statements except changes required to be made in accordance with generally accepted accounting principles;

               (l) made any loan, given any discount or entered into any financing lease which has not been (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

               (m) entered into any agreement, contract or commitment to do any of the foregoing.

               3.09 Taxes. Each member of Holding's consolidated group has timely filed all federal, state, foreign and local income, franchise, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all taxes, interest payments and penalties which have become due, has made (and will make) adequate provision for the payment of all taxes accruable for all periods ending on or before the date of this Agreement (and the Closing
          Date) to any city, parish, state, foreign country, the United States or any other taxing authority (other than with respect to taxes being contested in good faith), and is not delinquent in the payment of any tax or material governmental charge of any nature. Neither the federal nor the state income tax returns of Holding's consolidated group have been audited, nor is any audit, examination or investigation presently being conducted or, to the knowledge of Holding or Bank, threatened or contemplated, by any taxing authority, no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to Holding or Bank by any state or federal governmental representative, and no agreements for an extension of time for any income tax returns to be audited or for the assessment of any tax have been entered into by or on behalf of any member of Holding's consolidated group with the Internal Revenue Service or any state authority or agency. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state, foreign and local laws (including without limitation income, social security and employment tax withholding for all forms of compensation).

               3.10 Title to Assets. (a) On the date of the Latest Balance Sheet, each member of Holding's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Holding's consolidated group owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by Holding or Bank of such property.

               (b) With respect to each lease of any real property or a material amount of personal property to which any member of Holding's consolidated group is a party, except for financing leases in which a member of such consolidated group is lessor,
          (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) neither the Holding Company Merger nor the Bank Merger will constitute a default or a cause for termination or modification of such lease.

               (c) No member of Holding's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets; or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

               3.11 Litigation, Pending Proceedings and Compliance with Laws. (a) Except as described in the list referred to in subparagraph (e) below, no claims of any kind have been asserted and there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Holding or Bank, threatened, nor does any member of Holding's consolidated group have knowledge of any facts or circumstances that would be likely to form the basis for any material claim, in any court or before any governmental agency or instrumentality or arbitration panel or otherwise, against any member of Holding's consolidated group.

               (b) Each member of Holding's consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or, to its knowledge, threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

               (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

               (d) No member of Holding's consolidated group is subject to any written agreement, memorandum or order with or by any bank or bank holding company regulatory authority.

               (e) Each claim, action, suit, proceeding, arbitration, or investigation, pending or known to be threatened, in which any material claim or demand is made or, to the knowledge of Holding or Bank, threatened to be made against any member of Holding's consolidated group is listed in the Schedule of Exceptions.

               3.12 Employee Benefit Plans. The members of Holding's consolidated group maintain only one employee pension benefit plan, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (together with the related trusts, the "Benefit Plan"). The Benefit Plan was qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") prior to its amendment on December 31, 1993, and the related trusts are exempt from taxation under Section 501(a) of the Code. A request for determination of the amended Benefit Plan's exempt status is presently pending before the Internal Revenue Service, and such determination has not been denied. The Benefit Plan is in material compliance with the provisions of ERISA, the Code, and all other applicable laws and is administered in all material respects in accordance with the express provisions of the plan documents and related trust agreements. No member of Holding's consolidated group has any knowledge of any fact which would adversely affect the qualified status of the Benefit Plan, as amended. True and complete copies of the Benefit Plan, related trust agreements, and any communications to or from the Internal Revenue Service and the United States Department of Labor have been delivered to FCC. The Benefit Plan is not subject to regulation by the Pension Benefit Guaranty Corporation; no termination, whether partial or complete, has occurred with respect to the Benefit Plan, and there has been no failure to make required contributions. Except for the qualified Benefit Plan and the Dividend Bonus Plan, there is no profit-sharing, pension, stock purchase, stock option, bonus, retirement or similar employee benefit plan covering persons employed by any member of Holding's consolidated group. All of the plans of Holding's consolidated group have been fully funded, and all necessary accruals therefor have been made on the books of account of such consolidated group, in the manner and to the extent required by generally accepted accounting principles.

               3.13 Insurance Policies. Each member of Holding's consolidated group maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered adequate for institutions of such member's size and type. An accurate list of all such insurance policies is set forth in the Schedule of Exceptions. No member of Holding's consolidated group is now liable, nor will any such member become liable, for any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Holding's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds now in effect. Within the last three years, no member of Holding's consolidated group has been refused any insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and no such member has reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

               3.14 Agreements. No member of Holding's consolidated group is a party to:

               (a) any collective bargaining agreement;

               (b) other than as described in this Agreement or the Schedule of Exceptions hereto, any employment or other agreement or contract with or commitment to any employee except such agreements as are terminable without penalty upon not more than five days notice by the employer;

               (c) any obligation of guaranty or indemnification except indemnification of officers, directors, employees and/or agents of Holding's consolidated group as provided by law and/or in their respective Articles of Incorporation and By-laws and except, if entered into in the ordinary course of business with respect to customers of any member of Holding's consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

               (d) any agreement, contract or commitment which is or if performed would be likely to be materially adverse to the financial condition, results of operations, business or prospects of any member of Holding's consolidated group; or

               (e) any agreement, contract or commitment containing any covenant limiting the freedom of any member of Holding's consolidated group to engage in any line of business or to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by banks or bank holding companies.

               The Schedule of Exceptions contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities) to which any member of Holding's consolidated group is a party or which materially affects any such member. No member of Holding's consolidated group has in any material respect breached, nor is there any pending or, to the knowledge of Holding or Bank, threatened claims that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments.

               3.15 Licenses, Franchises and Governmental Authorizations. Each member of Holding's consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or, to the knowledge of Bank, threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

               3.16 Corporate Documents. Holding has delivered to FCC, with respect to each member of Holding's consolidated group, true and correct copies of its articles of incorporation or articles of association, and its by-laws, all as amended. All of the foregoing and all of the corporate minutes and stock transfer records of each member of Holding's consolidated group are current, complete and correct in all material respects.

               3.17 Certain Transactions. No past or present director, executive officer (as used herein, the term "executive officer" shall refer to officers designated as such by Holding or Bank) or five percent shareholder of any member of Holding's consolidated group, except for Charles A. Dorsey with respect to whom Holding and Bank have no knowledge that he, has, since January 1, 1991, engaged in any transaction or series of transactions which, if such member had been subject to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") at all times since that date, would be required to be disclosed in its proxy materials pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the Securities and Exchange Commission ("SEC").

               3.18 Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Holding's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement other than fees payable to Chaffe & Associates, Inc. pursuant to a written agreement with such firm a copy of which has heretofore been furnished to FCC.

               3.19 Environmental Matters.

               (a) (i) Holding and each member of Holding's consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation properties acquired by foreclosure or in settlement of loans;

                    (ii) Holding and each member of its consolidated group is in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements;

                    (iii)There are no past or present events, conditions, circumstances, activities or plans by any member of Holding's consolidated group related in any manner to Holding or any member of its consolidated group or the Subject Properties that did or would, in any material respect, violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined;

                    (iv) There is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the knowledge of any executive officer of any member of Holding's consolidated group, threatened by any person against Holding or any member of its consolidated group, or any prior owner of any of the Subject Properties and relating to the Subject Properties, and relating in any way to any Environmental Law Requirement or seeking to impose any Environmental Liability; and

                    (v)  No  member  of  Holding's  consolidated  group  is
          subject to or responsible for any material Environmental Liability that is not set forth and adequately reserved against on the Latest Balance Sheet.

               (b)  "Environmental  Law  Requirement"  means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those (i) pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i) drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

               (c) "Hazardous Materials" shall mean: (A) Any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC Section
          9601,   et seq.)  ("CERCLA")  as  amended  from time  to time, or
          regulations  promulgated     thereunder;   (B)    asbestos;   (C)
          polychlorinated   biphenyls;  (D)  any  "regulated substance"  as
          defined by 40 C.F.R. Section 280.12, or La. Admin. Code 33:XI.103;
          (E)  any  naturally   occurring radioactive material ("NORM"), as
          defined by La. Admin.     Code  33:XV,  Chapter  14,  as  amended
          from   time   to   time, irrespective  of  whether  the  NORM  is
          located in Louisiana or  another   jurisdiction;   (F)   any non-
          hazardous  oilfield  wastes  ("NOW") defined under La. R.S. 30:1, et  seq.,  and  regulations  promulgated thereunder, irrespective
          of whether those wastes  are    located  in  Louisiana or another
          jurisdiction; (G) any substance     the presence of  which on the
          Subject   Properties  is  prohibited   by    any lawful rules and
          regulations regarding the environment of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation regarding the environment requires
          special   handling  in  its  collection,  storage,  treatment  or
          disposal.

               (d) "Environmental Liability" shall mean (i) any liability or obligation (of any kind whatsoever, whether absolute or contingent, accrued or unaccrued, known or unknown) arising under any Environmental Law Requirement, or (ii) any liability or obligation (of any kind whatsoever, whether absolute or contingent, accrued or unaccrued, known or unknown) under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

               3.20 Community Reinvestment Act. Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory", and has received no material criticism from regulators with respect to discriminatory lending practices.

               3.21 Accuracy of Statements. No warranty or representation made or to be made by any member of Holding's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Holding's consolidated group pursuant to this Agreement, and no information furnished by any such member pursuant to this Agreement, contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

                                      SECTION 4

                            Representations and Warranties
                                   of FCC and FNBL

               FCC and FNBL represent and warrant to Holding and Bank that:

               4.01 Organization  and  Qualification.  FCC is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act. FNBL is a national banking association duly organized and validly existing under the laws of the United States. Each of FCC and FNBL has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations, business or prospects.

               4.02 Capital Stock; Other Interests. The authorized capital stock of FCC consisted at June 30, 1994 of 100,000,000 shares of common stock, $5.00 par value per share, of which at such date 26,144,036 shares were issued and outstanding and no shares were held in its treasury; and 5,000,000 shares of preferred stock, no par value, of which at such date 2,399,170 shares were issued and outstanding and no shares were held in its treasury. All issued and outstanding shares of capital stock of FCC have been duly authorized and are validly issued, fully paid and non-assessable. FCC owns all of the issued and outstanding shares of capital stock of FNBL free and clear of any encumbrances except as provided in 12 U.S.C. Section 55.

               4.03 Corporate  Authorization; No Conflicts.  Subject to the
          approval of this Agreement and the Bank Merger Agreement by FCC as sole shareholder of FNBL, all corporate acts and other proceedings required of FCC and FNBL for the due and valid authorization, execution, delivery and performance of this
          Agreement and the Merger Agreements and consummation of the Mergers have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement and the Merger Agreements are legal, valid and binding obligations of FCC and FNBL, as the case may be, and are enforceable against them in accordance with the respective terms of such instruments, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each of FCC and FNBL, neither the execution, delivery or performance of this Agreement or the Merger Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or
          (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or articles of association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

               4.04 FCC Corporate Documents. FCC and FNBL have delivered to Holding true and correct copies of their articles of
          incorporation  or  association,  as  amended,   and  by-laws,  as
          amended.

               4.05 Reports of FCC. FCC has delivered to Holding true and complete copies of (i) its Quarterly Reports to the SEC on Form 10-Q for the quarters ended March 31, 1994 and March 31, 1993;
          (ii) its Annual Reports to the SEC on Form 10-K for the years ended December 31, 1993 and 1992; (iii) its 1994 Proxy Statement and all proxy statements disseminated to FCC's shareholders at any time since January 1, 1992; (iv) any reports disseminated to its shareholders since January 1, 1993; (v) any other report made by it to the SEC since December 31, 1992; and (vi) its annual report to the Federal Reserve for the year ended December 31, 1993. The financial statements contained in FCC's annual reports to the SEC on Form 10-K for the years ended December 31, 1993 and 1992 and in its quarterly reports to the SEC on Form 10-Q for the quarters ended March 31, 1994 and March 31, 1993 have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods, and present fairly, in conformity with generally accepted accounting principles, the consolidated results of operations of FCC's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call reports of FNBL filed since December 31, 1991 have been filed on the appropriate form and prepared in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. No member of FCC's consolidated group has, nor are any of such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known, unknown, matured or unmatured) which is not reflected and adequately reserved against in the March 31, 1994 financial statements. The financial statements referred to above are supported by and consistent with detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions.

               4.06 Legality of FCC Securities. All shares of FCC Common Stock (as such term is defined in the Holding Company Merger Agreement) to be issued pursuant to the Holding Company Merger have been duly authorized and, when issued pursuant to the Holding Company Merger Agreement, will be validly issued, fully paid and non-assessable and free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights, other than liens, charges, security interests, mortgages, pledges and other encumbrances placed thereon by holders of Holding Common Stock.

               4.07 Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of FCC or FNBL is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement, except for the financial advisor retained by FCC pursuant to a written agreement which has been delivered to Holding.

               4.08 Litigation.  Except as disclosed  by  FCC in any report filed by it with the SEC prior to the date of this Agreement, there are no material actions, suits, proceedings, arbitrations or investigations pending or, to its knowledge, threatened against FCC or its consolidated subsidiaries which are required to be disclosed pursuant to Items 3 and 5 of Form 8-K, Items 1 and 5 of Form 10-Q and Item 103 of Regulation S-K of the SEC's rules and regulations, nor does FCC or any member of its consolidated group have knowledge of any facts or circumstances that would be likely to form the basis for any material claim, in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, against any member of FCC's consolidated group.

               4.09 Accuracy of Statements. No warranty or representation made or to be made by FCC or FNBL in this Agreement or in any document furnished or to be furnished by FCC or FNBL pursuant to this Agreement, and no information furnished by either pursuant to this Agreement, contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

                                      SECTION 5

                           Covenants and Conduct of Parties
                             Prior to the Effective Date

               The parties covenant and agree as follows:

               5.01 Investigations; Planning. Each member of Holding's consolidated group shall continue to provide to FCC and FNBL and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish FCC and FNBL and such representatives with such financial and operating data and other information of any kind respecting its business and properties as FCC and FNBL shall from time to time reasonably request, except as restricted by applicable law. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of Holding's consolidated group. Each member of Holding's consolidated group agrees to cooperate with FCC and FNBL in connection with planning for the efficient and orderly combination of the parties and the operation of FCC and FNBL after consummation of the Mergers. In the event of termination of this Agreement prior to the Effective Date, FCC and FNBL shall return, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from Holding's consolidated group or their employees, agents or representatives in connection with the transactions contemplated hereby and destroy any work papers, analyses or other materials prepared based on such information and, for a period of not less than three years following such termination, shall keep such information confidential, not disclose such information to any other person or entity except as may be required by law, and not use such information (including any work papers, analyses and other materials prepared by it in reliance upon such information) in connection with its business and shall use its best efforts to cause its employees, agents and representatives to do the same, in each case unless and until such information shall come into the public domain through no fault of FCC or FNBL. Until March 1, 1995, if this Agreement is terminated prior to that time, neither FCC or FNBL will solicit for employment any officers or employees of Holding or Bank without obtaining the prior written consent of Holding or Bank.

               5.02 Cooperation and Best Efforts.  Each of the parties will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals, (b) complete all necessary filings, registrations and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Merger Agreements, and (d) effect the transactions contemplated by this Agreement and the Merger Agreements at the earliest practicable date.

               5.03 Information for, and Preparation of, Proxy Statement. Each of the parties will cooperate in the preparation of the Registration Statement referred to in subsection 5.14 and a proxy statement of Holding (the "Proxy Statement") which complies with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement, the Holding Company Merger Agreement and the transactions contemplated hereby and thereby to Holding's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Proxy Statement and the Registration Statement.

               5.04 Approval of Bank Merger Agreement. FCC, as the sole shareholder of FNBL, and Holding, as the sole shareholder of Bank, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement.

               5.05 Press Releases. The consolidated groups of FCC and Holding will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby or the termination of this Agreement. Without the prior written consent of the chief executive officer of the other party or his designee, no member of Holding's or FCC's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law, and, if practical, prior notice of such release is provided to the other parties.

               5.06 Preservation of Business. Each member of Holding's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business, to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

               5.07 Conduct  of  Business  in  the  Ordinary Course.   Each
          member of Holding's consolidated group shall conduct its business only in the ordinary course consistent with past practices and, except as otherwise provided herein, it shall not, without the prior written consent of the chief executive officer of FCC or his duly authorized designee, which consent will not be unreasonably withheld:

               (a) declare, set aside, increase or pay any dividend or pay any bonuses to employees, other than Holding's regular dividends and regular employee bonuses in amounts consistent with past practices and Holding's current budget, which dividends and bonuses shall not exceed in the aggregate $380,000 (except to the extent otherwise provided in Section 5.20 hereof), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, provided that this subparagraph shall not apply to prevent dividends or distributions from any member of Holding's consolidated group to any other member of such consolidated group, and provided further that no employee bonuses shall be paid earlier than the Effective Date;

               (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

               (c) except as permitted under subsection 5.07(a), enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, extra compensation, pension or severance payment to any of its present or former directors, officers or employees or increase the compensation or the basis for determining compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person whose annual compensation would, following such increase, exceed $25,000, other than increases resulting from the operation of Bank's Bonus Plan, described in subsection 5.20 hereof, consistent with past practices;

               (d) except in the ordinary course of business consistent with past practices or as otherwise permitted in this subsection 5.07, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in subsection 3.10 hereof, or cancel any indebtedness in excess of $10,000 owing to it or any claims in excess of $10,000 which it may have possessed, or waive any right of substantial value in excess of $10,000 or discharge or satisfy any material noncurrent liability;

               (e) merge or consolidate  with  another  entity,  or sell or otherwise dispose of a substantial part of its assets or, except in the ordinary course of business consistent with past practices, or as otherwise permitted in this subsection 5.07, sell any of its assets;

               (f) commit or omit to do any act which act or omission would cause a breach of any covenant of Holding or Bank contained in this Agreement or would cause any representation or warranty of Holding or Bank contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

               (g) violate in any material respect any law, statute, rule, governmental regulation or order;

               (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

               (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (and/or accruable for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, parish, state, foreign country, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

               (j) acquire investment securities, other than investment grade securities having an aggregate market value not exceeding $500,000 and having a maturity not exceeding five years and other than securities acquired from First National Bank of Commerce in New Orleans, make investments in non-investment grade securities or dispose of investment securities having an aggregate market value greater than $500,000;

               (k) enter into any new line of business;

               (l) charge off (except as may otherwise be required by law or by regulatory authorities or by generally accepted accounting principles consistently applied) or sell (except for a price not less than the book value thereof) any of its portfolio of loans, discounts or financing leases, other than sales of mortgage loans in a manner consistent with past practices; or sell any assets held as other real estate or other foreclosed assets, other than
          (i) assets having a book value of $15,000 or less as of the date of the Latest Balance Sheet sold for an amount equal to at least 50% of such asset's book value at the date of the Latest Balance Sheet and (ii) cars and trucks sold upon foreclosure in a manner consistent with past practices;

               (m)  make  any  extension of new credit which, when added to all other extensions of credit to the borrower and its affiliates, would exceed $200,000 or, unless reasonable prior notice is provided the chief executive officer of FCC or his authorized designee, commit or otherwise become obligated to make any such extension of new credit in excess of $200,000; or

               (n) take or cause to be taken any action which would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

               5.08 Additional Information from Holding. Holding will provide FCC and FNBL (a) with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of its consolidated group, (b) as soon as they become available, copies of any financial statements, reports and other documents of the type referred to in subsection 3.04 with respect to each member of its consolidated group, (c) promptly upon its dissemination, any report disseminated to shareholders of Holding and (d) to the extent permitted by law, will allow FCC and FNBL to examine documents of the type referred to in subsection 3.07 with respect to each member of its consolidated group.

               5.09 Holding Shareholder Approval. Holding's Board of Directors shall submit this Agreement and the Holding Company Merger Agreement to its shareholders for approval in accordance with the BCL, together with its recommendation that such approval be given, provided that it has obtained a fairness opinion from Chaffe & Associates, Inc. in form and substance satisfactory to it as provided in Section 6.03(c), at a special meeting of shareholders duly called and convened for that purpose as soon as practicable after all regulatory filings have been made.

               5.10 Common Stock. Holding will use its best efforts to obtain by the Closing Date an agreement from each person (other than Charles A. Dorsey) who beneficially owns, within the meaning of Rule 13d-3 under the Exchange Act, 10% or more of the capital stock of Holding or is a director or executive officer who will receive shares of FCC Common Stock by virtue of the Holding Company Merger to the effect that such person will not dispose of any FCC Common Stock received pursuant to the Holding Company Merger in violation of Section 5 of the Securities Act or the rules and regulations of the SEC thereunder. FCC will seek to obtain such agreement from Charles A. Dorsey.

               5.11 Loan Policy. No member of Holding's consolidated group will make any loans, or enter into any commitments to make loans, which vary in any material respect from its written loan policies, a true and correct copy of which loan policies have been provided to FCC, provided that this covenant shall not prohibit Bank from extending or renewing credit or loans in connection with the workout or renegotiation of loans currently in its loan portfolio.

               5.12 No Solicitations. (a) Prior to the Effective Time or until the termination of this Agreement, no member of Holding's consolidated group shall, without the prior approval of FCC, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except as may be necessary as advised in writing by its counsel to discharge its fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any transaction of the type that is referred to in clauses (B) (i), (ii) and (iii) of subparagraph (e) of subsection 7.01 of this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement that reasonably protects the confidentiality of such information); and each such member shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify FCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Holding or Bank from taking any action that counsel has advised in writing is required by law or is required to discharge his fiduciary duties to Holding's consolidated group and its shareholders.

               (b) Except as may be necessary as advised in writing by its counsel to discharge its fiduciary duties, neither the Board of Directors of Holding nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to FCC, the approval or recommendation to shareholders of this Agreement or the Mergers, provided that Holding shall have received the opinion of Chaffe & Associates, Inc. in form and substance reasonably satisfactory to it to the effect that the terms of the transactions as contemplated by this Agreement and the Merger Agreements are fair to Holding and its shareholders from a financial point of view as required by subsection 6.03(c),
          (ii) approve or recommend, or propose to recommend any takeover proposal with respect to Holding or Bank, except such action that counsel advises in writing is necessary to discharge its fiduciary duties to Holding's consolidated group and its shareholders, or (iii) modify, or waive or release any party from any material provision of, or fail to enforce any material provision of, if FCC so requests such enforcement, any confidentiality agreement entered into by Holding or Bank with any prospective acquiror after the date of this Agreement or within two years prior to such date.

               5.13 Operating Functions. Each member of Holding's consolidated group agrees to cooperate in the consolidation of appropriate operating functions with FCC and FNBL to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

               5.14 FCC Registration Statement.  FCC will prepare  and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the FCC Common Stock which will be issued to the holders of Holding Common Stock pursuant to the Holding Company Merger. FCC shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the FCC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

               5.15 Application to Regulatory Authorities. FCC shall prepare (and Holding's consolidated group will cooperate in the preparation of), as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers.

               5.16 Revenue Ruling. FCC may elect to prepare (and in that event Holding shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Merger Agreements.

               5.17 Benefits Provided to Employees of Holding's Consolidated Group. From and after the Effective Date, FCC or FNBL shall offer to all persons who were employees of Holding or Bank immediately prior to the Effective Date and who become employees of FNBL immediately following the Effective Date, the same employee benefits (including benefits under FCC's retirement, 401(k), flexible benefit, vacation, severance and sick leave plans or policies) as are offered by FCC or FNBL to employees of FNBL, except that there shall be no waiting period for coverage under the First Commerce Corporation Flexible Benefit Plan or any of its constituent plans (including the First Commerce Corporation Medical and Dental Care Plan) and no employee who is in an active employee on the Effective Date shall be denied benefits under such plans for a pre-existing condition. Full credit shall be given for prior service by such employees with Holding or Bank for eligibility vesting purposes under all of FCC's benefit plans and policies, except that credit for prior service shall not be given for eligibility, vesting or benefit accrual purposes under FCC's Retirement Plan. All benefits accrued through the Effective Date under benefit plans of Holding or Bank shall be paid by FCC or FNBL to the extent such benefits are not otherwise provided to such employees through the benefit plans of FCC or FNBL. Neither FCC nor FNBL shall be obligated to continue any employee benefit or ERISA Plan maintained by Holding or Bank including, but not limited to, those set forth on the Schedule of Exceptions.

               5.18 Schedule of Expenses. If the aggregate of accounting, legal, investment banking (including fees and expenses of securing a fairness opinion), printing, and filing fees and expenses of Holding and Bank related to the Mergers will exceed $150,000, Holding will provide to FCC, five days prior to the Closing Date, a schedule showing in reasonable detail such expenses to facilitate the calculation set forth in subsection
          4.1 of the Holding Company Merger Agreement.

               5.19 Additional Information from FCC. FCC will provide Holding with: (a) prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of FCC except to the extent such disclosure is in violation of law, (b) as soon as they become available and are publicly disclosed, copies of any financial statements, reports and other documents of the type referred to in Section
          4.05 with respect to FCC and (c) promptly upon its dissemination, any report disseminated to the shareholders of FCC.

               5.20 Dividend/Bonus Plan. Bank's Dividend/Bonus Plan, full, complete and correct copies of which have been provided to FCC, shall remain in effect until the Effective Date. Dividend payments may be made under such Plan only in accordance with the limitations set forth in subsection 5.07(a) hereof and at times consistent with past practices. Notwithstanding the limitations set forth in Section 5.07(a), if the Closing occurs after December 31, 1994, bonuses may be paid on the Effective Date in the amount calculated under such Plan for 1994, which together with all dividends declared or paid since the date of this Agreement shall not exceed $380,000, plus an amount calculated under such Plan for the then completed period of 1995 not to exceed of the lesser of (i) net earnings for the same period in 1994 as corresponds to the period from December 31, 1994 to the Effective Date, (ii) a pro rata portion of annualized net earnings for 1995 to date or (iii) a pro rata portion of budgeted annual net earnings for 1995.

               5.21 Publication of Post-merger Financial Statements. FCC shall file all Form 10-Qs and Form 10-Ks required to be filed by it with the SEC timely and will issue press releases concerning earnings in accordance with its established practice.

               5.22 Public Funds. Bank shall use its best efforts consistent with sound business judgment and past practice to maintain all public funds deposits at Bank, including deposits of the Iberia Parish School Board; and shall notify FCC and FNBL if it receives notice that any such deposits are to be withdrawn and the related accounts closed and shall take such actions as are reasonably requested by FCC or FNBL to attempt to retain such deposits.

               5.23 Consent of FCC and FNBL. To the extent that any member of Holding's consolidated group is required to obtain the written consent of a representative of FCC or FNBL prior to taking any action, FCC or FNBL, as the case may be, shall provide a prompt written response to such request for consent. Any failure to provide a prompt written response shall be deemed to evidence the consent of FCC and FNBL to the action that is the subject of the request for consent.

                                      SECTION 6

                                Conditions of Closing

               6.01 Conditions of All Parties. The obligations of each of the parties hereto to consummate the Mergers are subject to the satisfaction of the following conditions at or prior to the
          Closing:

               (a) Shareholder Approval. This Agreement and the Holding Company Merger Agreement shall have been duly approved by the shareholders of Holding and this Agreement and the Bank Merger Agreement shall have been duly approved by the shareholders of Bank and FNBL.

               (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and FCC shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

               (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreements or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreements or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of either of the Mergers.

               (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by the Merger Agreements and this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Merger Agreements shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to FCC and FNBL.

               (e) Tax Opinion. FCC and Holding shall have received the opinion of Arthur Andersen & Co., substantially in the Form of Exhibit C annexed hereto, as to certain tax aspects of the Mergers, including an opinion that the receipt of FCC Common Stock by Holding's shareholders will not be a taxable event to such shareholders and an opinion that the consummation of the Mergers will not be a taxable event to FCC.

               6.02 Additional Conditions of FCC and FNBL. The obligations of FCC and FNBL to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

               (a) Representations, Warranties and Covenants. Each of the representations and warranties of Holding and Bank contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same effect as though made at such date, except to the extent of changes permitted by the terms of this Agreement, and each of Holding and Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreements to be performed or complied with by it at or prior to the Closing. In addition, each of Holding and Bank shall have delivered to FCC and FNBL its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

               (b)  No  Material  Adverse  Change.   There  shall  not have
          occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations, business or prospects of Holding's consolidated group taken as a whole. Without limiting the occurrences that would constitute such a material adverse change with respect to Holding's consolidated group, each of the following shall be deemed to constitute such a change with respect to such group for all purposes of this Agreement: (a) any change or changes which, in the aggregate, have resulted or are likely to result in a reduction of either net earnings after taxes or earnings before securities transactions and provision for loan losses when compared to such earnings for the corresponding period in 1993 of $100,000 or more; (b) any net decrease in the core deposits (meaning all deposits other than public funds, provided Bank has complied with subsection 5.22 hereof, and time deposits that exceed $100,000 each) of Holding's consolidated group, if such net decrease exceeds by more than $5,000,000 the amount of such core deposits at the date of the Latest Balance Sheet; and (c) any claim of indemnification made by an officer, director or employee of any member of Holding's consolidated group for which FCC or FNBL would be responsible and which FCC or FNBL concludes could reasonably be expected to exceed $100,000.

               (c) Accountants' Letters. FCC and FNBL shall have received letters from Castaing, Hussey & Lolan, independent public accountants for Holding, dated, respectively, the date of the Proxy Statement and immediately prior to the Closing Date, in form and substance satisfactory to FCC and FNBL, to the effect set forth in Exhibit D to this Agreement.

               (d) Opinion of Counsel. FCC and FNBL shall have received from Gordon, Arata, McCollam & Duplantis, L.L.P., counsel for Holding's consolidated group, an opinion dated as of the Closing Date, in form and substance satisfactory to FCC and FNBL, to the effect set forth in Exhibit E-1 to this Agreement and shall have received the opinion set forth in Exhibit E-2 from Meeks and Company.

               (e) Joinder of Shareholders; Confirmation. A Joinder of Shareholders in the form of Exhibit F-1 annexed hereto shall have been executed by each person who serves as an executive officer or director of Holding or Bank or who owns 9% or more of the Holding Common Stock outstanding; provided that Arthur Schexnayder shall sign the Joinder set forth as Exhibit F-2 and Martha Moore and Patrick Burke shall sign the Joinder set forth as Exhibit F-3; and FCC and FNBL shall have received from each person who executes a Joinder of Shareholders a written confirmation dated not earlier than 5 days prior to the Closing Date to the effect that each representation made by such person in the Joinder of Shareholders is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation. It shall be an obligation of FCC to use its reasonable best efforts to secure a Joinder of Shareholders and confirmation from Charles A. Dorsey, who owns 9.9% of the Holding Common Stock outstanding.

               (f) Pooling-of-Interests. Neither FCC's independent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Merger Agreements do not qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

               (g) Schedule of Expenses. FCC and FNBL shall have received from Holding a schedule showing expenses as required by subsection 5.18, or a certificate of Holding that such expenses will not exceed $150,000, at least five days prior to the Closing Date.

               (h) Termination of Claim. That certain suit captioned Dorsey v. City Bank & Trust, no. 76899-A of the docket of the 16th Louisiana District Court, shall have been dismissed without cost to Holding or the Bank, and the plaintiff therein shall have executed a full and complete release with respect to actions or claims against Holding, the Bank or any person who would be entitled to indemnification from Holding or the Bank. Holding and Bank shall have no obligation to seek or obtain such dismissal or release.

               (i) Severance Benefits. The Board of Directors of Holding and Bank shall have adopted the severance benefit plan heretofore agreed upon by the parties hereto and shall have taken any and all action necessary to insure that such plan, as adopted, is the only plan pursuant to which employees of Holding or Bank are provided with severance benefits from the date of this Agreement through the Effective Date.

               6.03 Additional Conditions of Holding and Bank. The obligations of Holding and Bank to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

               (a) Representations, Warranties and  Covenants.  Each of the
          representations and warranties of FCC and FNBL contained in this Agreement shall be true and correct on the Closing Date, with the same effect as though made at such date, except to the extent of changes permitted by the terms of this Agreement, and each of FCC and FNBL shall have performed all obligations and complied with all covenants required by this Agreement and the Merger Agreements to be performed or complied with by it at or prior to the Closing. In addition, each of FCC and FNBL shall have delivered to Holding and Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

               (b) Opinion of Counsel. Holding and Bank shall have received from Correro, Fishman & Casteix, counsel for FCC and FNBL, an opinion, dated as of the Closing Date, in form and substance satisfactory to Holding and Bank, to the effect set forth in Exhibit G annexed to this Agreement.

               (c) Opinion of Investment Bankers. Holding shall have received an opinion, dated within five days prior to the mailing of the Proxy Statement to shareholders of Holding, from Chaffe and Associates, in form and substance reasonably satisfactory to Holding, to the effect that the terms of the transactions as contemplated by this Agreement and the Merger Agreements are fair to Holding and its shareholders from a financial point of view.

               (d) No Material Adverse Change. There shall not have occurred any material adverse change from March 31, 1994 to the Closing Date in the financial condition, results of operations, business or prospects of FCC's consolidated group.

               6.04 Waiver of Conditions. Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of subsection 6.01. The failure to waive any condition hereunder shall not be deemed a breach of subsection 5.02 hereof.

                                      SECTION 7

                                     Termination

               7.01 Termination. This Agreement may be terminated at any time before the time at which the Bank Merger becomes effective:

               (a) Mutual Consent. By the mutual consent of the Boards of Directors of FCC and Holding.

               (b) Material Breach. By the Board of Directors of either FCC or Holding in the event of a material breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be cured within 10 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

               (c) Abandonment. By the Board of Directors of either FCC or Holding if (i) all conditions to Closing required by Section 6 have not been met or waived by March 31, 1995, or (ii) any such condition cannot be met by such date and has not been waived by each party in whose favor such condition runs or (iii) the Bank Merger has not occurred by such date.

               (d) Dissenting Shareholders. By the Board of Directors of FCC or FNBL, if the number of shares of Holding Common Stock as to which the holders thereof are, at the time of the Closing, legally entitled to assert dissenting shareholder's rights exceeds 5% of the total number of shares of Holding Common Stock issued and outstanding on the Closing Date.

               (e) Holding Recommendation. By the Board of Directors of either FCC or FNBL if the Board of Directors of Holding (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Mergers or shall have resolved to do any of the foregoing; (B) shall have recommended to the shareholders of Holding (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement), (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Holding's consolidated group, or
          (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Holding capital stock; or (C) shall have made any announcement of a proposal, plan or intention to do any of the foregoing or agreement to engage in any of the foregoing.

               (f) Fairness Opinion. By the Board of Directors of Holding if the opinion referred to in Section 6.03(c) cannot be rendered at the time referred to in such Section.

               7.02 Effect of Termination; Survival. Upon termination of this Agreement pursuant to this Section 7, the Merger Agreements shall also terminate, and this Agreement and the Merger Agreements shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreements, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability arising out of an intentional breach of any covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority, or any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the last two sentences of subsection 5.01; subsection 5.05; subsection 7.02; and Section 9.

                                      SECTION 8

            Indemnification of Directors and Officers of Holding and Bank

               8.01 From and after the Effective Time of the Mergers, FCC and FNBL agree to indemnify and hold harmless each person who is an officer or director of Holding or Bank on the date of this Agreement or who has previously served as an officer or director of Holding or Bank during the period beginning May 1, 1992 (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses, including, but not limited to, attorneys' fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of Holding or Bank, to the same extent as he would have been indemnified under the articles of association (or articles of incorporation) or bylaws of Holding or Bank, as appropriate, as such articles of association (or articles of incorporation) or bylaws were in effect on the date of execution of this Agreement.

               8.02 The rights granted to the Indemnified Persons hereby will be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of FCC or FNBL.

               8.03 The rights to indemnification granted by this Section 8 are subject to the following limitations: (a) the total aggregate indemnification to be provided by FCC or FNBL pursuant to Section 8.01 hereof will not exceed, as to all of the Indemnified Persons described herein as a group, the sum of $3.5 million, and FCC and FNBL will have no responsibility to any Indemnified Person for the manner in which such sum is allocated among that group (but the Indemnified Persons may seek reallocation among themselves); (b) a director of officer who would otherwise be an Indemnified Person under this Section 8 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder of Shareholders (the "Joinder of Shareholders") substantially in the form annexed to this Agreement; provided that officers not otherwise required to sign a Joinder of Shareholders shall sign an agreement containing the waiver set forth in paragraph (4) of such Joinder of Shareholders; (c) amounts otherwise required to be paid by FCC to an Indemnified Person pursuant to this Section 8 will be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which indemnification is sought; (d) no Indemnified Person shall be entitled to indemnification for any claim made or threatened prior to the Closing Date of which such Indemnified Person, Holding or Bank was aware but did not disclose to FCC and FNBL prior to the execution of this Agreement, if the claim or threatened claim was known on or before such time, or prior to the Closing Date, if such claim became known after execution of this Agreement; and (e) any claim for indemnification pursuant to this Section 8 must be submitted in writing to the Chief Executive Officer of FCC promptly upon such Indemnified Person becoming aware of such claim and, in no event, more than ten years and one day from the Effective Date.

               8.04 FCC and FNBL agree that the indemnification limits set forth in Section 8.03(a) will not apply to any damages, liabilities, judgments and claims (and related expenses, including, but not limited to, attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon any misstatement by FCC or FNBL of a material fact in the Registration Statement or are based upon an omission by FCC or FNBL of a material fact required to be stated therein, or necessary in order to make a statement therein not misleading.

                                      SECTION 9

                                    Miscellaneous

               9.01 Notices. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively called "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Merger Agreements or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

               If to FCC:

                    First Commerce Corporation
                    210 Baronne Street
                    New Orleans, Louisiana  70112
                    Attention:  Mr. Ian Arnof

                    With copies to:

                    First Commerce Corporation
                    210 Baronne Street
                    New Orleans, Louisiana  70112
                    Attention:  Mr. David B. Kelso

                         and

                    Anthony J. Correro, III
                    Correro, Fishman & Casteix
                    201 St. Charles Avenue, 47th Floor
                    New Orleans, Louisiana  70170

               If to FNBL:

                    First National Bank of Lafayette
                    600 Jefferson Street
                    Lafayette, Louisiana  70501
                    Attention:  Mr. E. Graham Thompson

                    With copies as aforesaid

               If to Holding or Bank:

                    City Bancorp, Inc.
                    712 Center Street
                    New Iberia, Louisiana  70560
                    Attention:  Arthur L. Schexnayder, Jr.

                    With copy to:

                    Gordon, Arata, McCollam & Duplantis, L.L.P.
                    201 St. Charles Avenue, 47th Floor
                    New Orleans, Louisiana  70170
                    Attention:  Cathy E. Chessin

          or such substituted persons or addresses of which any of the parties may give notice to the other in writing.

               9.02 Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

               9.03 Expenses. Regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

               9.04 Headings.   The  headings in this Agreement  have  been
          included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

               9.05 Exhibits and Schedules.   The exhibits and schedules to
          this Agreement are incorporated herein by this reference and expressly made a part hereof.

               9.06 Integrated Agreement. This Agreement, the Merger Agreements, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein or herein or therein provided for, all prior agreements and understandings being superseded hereby.

               9.07 Choice of Law. The validity of this Agreement and the Merger Agreements, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State.

               9.08 Parties in Interest. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of Holding's consolidated group without the prior written consent of FCC and FNBL, including any transfer or assignment by operation of law. Nothing in this Agreement or the Merger Agreements is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Merger Agreements, except as expressly provided for herein and therein.

               9.09 Amendment. The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Merger Agreements, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

               9.10 Counterparts. This Agreement may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

               9.11 Nonsurvival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Date of the Mergers. None of the covenants in this Agreement or in any instrument delivered pursuant hereto other than the last two sentences of subsection 5.01, subsection 5.17, subsection 5.21, subsection 7.02, Section 8 and Section 9 shall survive the Effective Date of the Mergers. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty by the other party or the breach of any covenant that does not survive hereunder by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach was required by law or by any bank or bank holding company regulatory authority, it being understood that a disclosure in any closing certificate provided in accordance with Sections 6.02(a) or 6.03(a) hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty.

               9.12 Cross-References.   Any  disclosure made in any exhibit
          or schedule to this Agreement shall be considered a disclosure made for all purposes under this Agreement.



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


                                                                  EXHIBIT A



                                 AGREEMENT OF MERGER
                                          OF
                   CITY BANK & TRUST COMPANY, NEW IBERIA, LOUISIANA
                                         INTO
                           FIRST NATIONAL BANK OF LAFAYETTE


               This Agreement of Merger (this "Agreement") is made and entered into as of this ______ day of ________, 1994, between City Bank & Trust Company, New Iberia, Louisiana, a Louisiana state bank domiciled at New Iberia, Louisiana ("Bank"), and First National Bank of Lafayette, a national banking association domiciled at Lafayette, Louisiana ("FNBL" or the "Receiving Association").

               WHEREAS, the respective Boards of Directors of Bank and FNBL (collectively called the "Merging Associations") deem it advisable that Bank be merged with and into FNBL (the "Bank Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated ________, 1994 (the "Plan"), among the Merging Associations, First Commerce Corporation, a Louisiana corporation ("FCC") of which FNBL is a wholly-owned subsidiary, and City Bancorp, Inc., a Louisiana corporation ("Holding") of which Bank is a wholly-owned subsidiary, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Bank Merger; and

               WHEREAS, the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Comptroller of the Currency of the United States (the "Comptroller") being duly given and to such other approvals as may be required by law, to effect the Bank Merger, all in accordance with the provisions of this Agreement.

               NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Bank Merger, the parties hereto agree as follows:

               1.   The Bank Merger.  At the Effective Time (as defined  in
          Section 2 hereof), Bank shall be merged with and into FNBL under the Articles of Association of FNBL, as amended, existing Charter No. 5023, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. Section 215a and La. R.S. 6:351 et seq. At the Effective Time, FNBL, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in Lafayette, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Bank conducted business immediately prior to the Effective Time). The Articles of Association of FNBL shall not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of FNBL shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger.

               2. Effective Time. FNBL shall file the Bank Merger Agreement with the Louisiana Commissioner of Financial Institutions (the "Commissioner") pursuant to La. R.S. 6:352 and make appropriate filings with the Comptroller, and the Bank Merger shall become effective at the time (the "Effective Time") specified in the Certificate of Merger by the Commissioner, or in the certificate or other written record issued by the Comptroller, whichever date is later.

               3.   Cancellation  of  Capital   Stock   of  Bank.   At  the
          Effective Time, by virtue of the Bank Merger, all shares of the capital stock of Bank shall be cancelled.

               4. Capital Stock of the Receiving Association. The shares of the capital stock of FNBL, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of FNBL shall be issued as a result of the Bank Merger. Therefore, at the Effective Time, the amount of capital stock of FNBL, the Receiving Association, shall be $4,000,000, divided into 100,000 shares of common stock, par value $10 per share and 30,000 shares of preferred stock par value $100 per share.

               5. Assets and Liabilities of the Merging Associations. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in FNBL, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and chooses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging
          Associations  at  the time of the Bank  Merger,  subject  to  the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

               6. Shareholder Approval; Conditions; Filing. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Bank Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Vice-President of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the Commissioner and to the Comptroller for filing in the manner required by law.

               7. Miscellaneous. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.



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
                                                                  EXHIBIT B


                              JOINT AGREEMENT OF MERGER
                                          OF
                                     CITY BANCORP
                                    WITH AND INTO
                              FIRST COMMERCE CORPORATION


               This Joint Agreement of Merger (this "Joint Agreement") is dated as of the ______ day of ________, 1994, between City Bancorp, Inc., a Louisiana corporation ("Holding"), and First Commerce Corporation, a Louisiana corporation ("FCC"); and is entered into pursuant to the provisions of Sections 111 et seq. of the Louisiana Business Corporation Law ("LBCL").

               WHEREAS, the respective Boards of Directors of Holding and FCC (collectively, the "Merging Corporations") deem it advisable that Holding be merged with and into FCC (the "Merger"), as provided in this Joint Agreement and in the Agreement and Plan of Merger dated ________, 1994 (the "Plan"), among First National Bank of Lafayette (which is a wholly-owned subsidiary of FCC), City Bank & Trust Company, New Iberia, Louisiana ("Bank") (which is a wholly-owned subsidiary of Holding), Holding and FCC, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Merger; and

               WHEREAS, the respective Boards of Directors of the Merging Corporations wish to enter into this Joint Agreement and submit it to the shareholders of Holding for approval in the manner required by law (approval by the shareholders of FCC not being required by virtue of Section 112E of the LBCL) and, subject to such approval and to such other approvals as may be required, to effect the Merger, all in accordance with the provisions of this Joint Agreement.

               NOW THEREFORE, in consideration of the mutual benefits to be derived from this Joint Agreement and the Merger, the parties hereto agree as follows:

                                    1.  THE MERGER

               In accordance with the applicable provisions of the LBCL, Holding shall be merged with and into FCC; the separate existence of Holding shall cease; and FCC shall be the corporation surviving the Merger.

                           2.  EFFECTIVENESS OF THE MERGER

               2.1 Effective Time of the Merger. The Merger shall become effective at the time (the "Effective Time") at which this Joint Agreement, having been executed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Louisiana.

               2.2 Effect of the Merger. At the Effective Time, (i) the separate existence of Holding shall cease and Holding shall be merged with and into FCC; (ii) FCC shall continue to possess all of the rights, privileges and franchises possessed by it and shall, at the Effective Time, become vested with and possess all rights, privileges and franchises possessed by Holding; (iii) FCC shall be responsible for all of the liabilities and obligations of Holding in the same manner as if FCC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with the Merging Corporations; (iv) the Merger will not of itself cause a change, alteration or amendment to the Articles of Incorporation or the By-Laws of FCC; (v) the Merger will not of itself affect the tenure in office of any officer or director of FCC and no such person will succeed to such positions solely by virtue of the Merger; and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable Louisiana law.

               2.3 Additional Actions. If, at any time after the Effective Time, FCC shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in FCC, title to or the possession of any property or right of Holding acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Joint Agreement, Holding and its proper officers and directors shall be deemed to have granted to FCC an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in FCC and otherwise to carry out the purposes of this Joint Agreement; and the proper officers and directors of FCC are fully authorized in the name of Holding to take any and all such action.

                      3.  METHOD OF CARRYING MERGER INTO EFFECT

               This Joint Agreement shall be submitted to the shareholders of Holding for their approval. If such approval is given, then the fact of such approval shall be certified hereon by the Secretary of Holding. Approval of this Joint Agreement by the shareholders of FCC is not required by virtue of Section 112E of the LBCL, and that fact shall be certified hereon by the Secretary of FCC. This Joint Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Vice President of each of the Merging Corporations. As soon as may be practicable thereafter, this Joint Agreement, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Louisiana for filing in the manner required by law and shall be effective at the Effective Time; and thereafter, as soon as practicable, a copy of the Certificate of Merger issued by the Secretary of State of Louisiana, and certified by him to be a true copy, shall be filed for record in the Office of the Recorder of Mortgages of the parishes in which the Merging Corporations have their respective registered offices and in the Office of the Recorder of Conveyances of each parish in which Holding has immovable property.

                               4.  CONVERSION OF SHARES

               4.1 Conversion of Holding Shares. (a) On the Effective Date, by reason of the Merger, each issued and outstanding share of the common stock, par value $5.00 per share, of Holding ("Holding Common Stock") shall be converted into that number of shares of common stock, $5.00 par value per share, of FCC ("FCC Common Stock") equal to (i) $13,500,000, less the Deductible Amount, as defined below, divided by the average of the closing sales prices of a share of FCC Common Stock on the NASDAQ Stock Market for the five trading days ending on the last trading day immediately prior to the closing date for the Merger; provided, that if the market value of a share of FCC Common Stock as so determined is less than $24, then the divisor shall be 24, and if such market value is greater than $30, then the divisor shall be 30, divided by (ii) the number of outstanding shares of Holding Common Stock on the date of consummation of the Merger; provided that the formula set forth above shall be adjusted to take into account any change in the number of shares of FCC Common Stock outstanding as a result of a stock split or stock dividend. All treasury shares of Holding shall be cancelled. Holders of shares of Holding Common Stock as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the LBCL shall not receive the shares of FCC Common Stock into which such stock has been converted in accordance with the formula set forth above, but shall have such rights as are provided to them by Section 131 of the LBCL.

                    (b) The term "Deductible Amount" means the legal, accounting, investment banking (including fees and expenses related to obtaining a fairness opinion), printing and filing fees and expenses of Holding and Bank incurred in connection with or related to the transactions contemplated by this Agreement and the Plan in excess of $150,000.

               4.2 Fractional Shares. In lieu of the issuance of any fractional share of FCC Common Stock to which a holder of Holding Common Stock may be entitled (after aggregation of all fractional shares to which such holder is entitled), each shareholder of Holding, upon surrender of the certificate or certificates which immediately prior to the Effective Time represented Holding Common Stock held by such shareholder, shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the fair market value of a share of FCC Common Stock as determined in accordance with Section 4.1(i)(B).

               4.3  Exchange of Certificates.   After  the  Effective Time,
          each holder of an outstanding certificate or certificates theretofore representing shares of Holding Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the
          LBCL), upon surrender thereof to FCC, shall be entitled to receive the property into which such shares have been converted as provided in Section 4.1 and cash in lieu of any fractional share as provided in Section 4.2. Until so surrendered, each outstanding certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions, if any, in respect of the FCC Common Stock, to represent the number of whole shares of FCC Common Stock into which the shares of Holding Common Stock theretofore represented thereby shall have been converted. FCC may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of FCC Common Stock to the holders of unsurrendered certificates evidencing Holding Common Stock provided, however, that upon surrender of such certificates there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of FCC Common Stock into which the shares of Holding Common Stock theretofore represented thereby shall have been converted and which have not previously been paid, unless such dividend shall have reverted to FCC in full ownership pursuant to its Articles of Incorporation. Whether or not a stock certificate representing Holding Common Stock is surrendered, from and after the Effective Time such certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest in Holding or any other person, firm or corporation (other than FCC).

               4.4 Shares of FCC. The shares of capital stock of FCC outstanding immediately prior to the Effective Time shall not be changed or converted by virtue of the Merger.

                                  5.  MISCELLANEOUS

               5.1 Termination. Prior to the Effective Time, this Joint Agreement may be terminated, and the Merger abandoned, as set forth in the Plan.

               5.2  Headings.   The descriptive headings of the sections of
          this Joint Agreement are inserted for convenience only and do not constitute a part hereof for any other purpose.

               5.3 Modifications, Amendments and Waivers. At any time prior to the Effective Time (notwithstanding any shareholder approval that may have already been given), the parties hereto may, to the extent permitted by and as provided in the Plan, modify, amend or supplement any term or provision of this Joint Agreement.

               5.4 Governing Law. This Joint Agreement shall be governed by the laws of the State of Louisiana (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.





                [ALL SIGNATURE PAGES HAVE BEEN INTENTIONALLY OMITTED.]

                                      APPENDIX B

                              CHAFFE & ASSOCIATES, INC.

                                   FAIRNESS OPINION

                             DRAFT - SUBJECT TO REVISION
                               PROXY STATEMENT OPINION




                                   ________ , 1994



          The Board of Directors
          City Bancorp, Inc.
          712 Center Street
          New Iberia, LA  70560-5504



          Gentlemen:

          You have requested our opinion as to the fairness, from a financial point of view, to City Bancorp, Inc. ("Bancorp") and its shareholders, of the proposed acquisition of its common stock, $5.00 par value per share (the "Common Stock" or "Shares"), by First Commerce Corporation ("FCC"). The terms of the transaction contemplated are set forth in a Agreement and Plan of Merger dated August 12, 1994 and two related merger agreements (collectively, the "Plan"); and provide that Bancorp will merge into FCC, and City Bank & Trust Company, Bancorp's wholly-owned subsidiary, will merge into The First National Bank of Lafayette, FCC's wholly-owned subsidiary. Under the terms of the Plan, on the date the holding company merger becomes effective, the shareholders of Bancorp will become shareholders of FCC, as follows:

               Each issued and outstanding share of the common stock, par value $5.00 per share, of Bancorp ("Bancorp Common Stock"), except for the shares as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited in accordance with applicable law, shall be converted into a number of shares of the common stock, $5.00 par value per share, of FCC ("FCC Common Stock") equal to the quotient of
               (a) (i) $13,500,000, less the Deductible Amount, as defined below, divided by (ii) the "Average Sale Price", as defined below, of a share of FCC Common Stock (the "Exchange Ratio"); provided, that if the Average Sales Price is less than $24, then the divisor shall be $24, and if the Average Sales Price is greater than $30, then the divisor shall be $30, divided by (b) the number of outstanding shares of Bancorp Common Stock on the date of consummation of the merger. The term, "Deductible Amount", is defined in the Plan as the legal, accounting, investment banking, printing and filing fees and expenses of Bancorp incurred in connection with the transaction contemplated by the Plan in excess of $150,000. The term, "Average Sales Price", is defined in the Plan as the average of the closing sales price of a share of FCC Common Stock reported on the
               National Association of Securities Dealers Automated Quotation System for securities listed for trading on the NASDAQ National Market for the five trading days ending on the last trading day immediately prior to the closing date for the merger. In lieu of the issuance of any fractional share of FCC Common Stock to which a Bancorp Shareholder shall be entitled, each such Bancorp Shareholder shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Average Sales Price.

          Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for estate, corporate and other purposes, states that it is competent to provide an opinion as to the fairness of the transaction contemplated herein. Neither Chaffe nor any of its officers or employees has an interest in the common stocks of Bancorp or FCC. During the past year, Chaffe has provided financial advisory services to Bancorp, including assistance in negotiating the proposed transaction ("Advisory Services"). The fee received for the preparation of this report is not, and fees received for Advisory Services were not, dependent or contingent upon any transaction.

          In connection with this opinion, we have reviewed materials bearing upon the transaction and upon the financial and operating condition of Bancorp and City Bank and Trust Company (the "Bank"), including, among other information: a) the Plan; b) Bancorp's audited financial statements with examination and opinion by Broussard, Poche, Lewis & Breaux, Inc., Certified Public Accountants, for the years 1988 through 1991; c) Bancorp's audited financial statements with examination and opinion by Castaing, Hussy & Lolan, Certified Public Accountants, for the years 1992 and 1993; d) Bancorp's Federal Reserve Forms FR-Y6 dated December 31, 1992 and 1993, and Form FRY9-SP dated June 30, 1994; e) Bancorp's Income Tax Return for the years 1992 and 1993 prepared by Castaing, Hussy & Lolan, Certified Public Accountants; f) Bank CALL Reports for each quarter ended December 31, 1992 through June 30, 1994; g) Bank's Uniform Bank Performance Report dated December 31, 1993;
          h) Bank's 1994 Profit Plan, with actual performance through August 1994; i) Bank's Five-Year Plan through 1998, dated
          December 31, 1993, prepared with the assistance of National Consulting Corporation; j) Articles of Incorporation and By-Laws of both Bancorp and Bank; and k) various Bancorp and Bank reports, unaudited financial statements, information, documents and regulatory correspondence;

          In addition, we have reviewed materials bearing upon the financial and operating condition of FCC, including: a) FCC's audited financial statements for the years 1988 through 1993; b) FCC's Proxy Statements for Annual Shareholders Meetings held in 1990 through 1994; c) FCC's Annual Reports on Form 10-K for the years 1989 through 1993 and quarterly reports on Form 10-Q for the quarters ended
          March 31, June 30 and September 30, 1993, and March 31 and June 30, 1994; d) FCC's Registration Statements on Form S-4 dated August 8, 1994; Form S-4 dated August 5, 1994, and Form S-4 dated September 9, 1993; and Form 8-A dated August 12, 1993; and FCC's
          Schedule 13G dated April 8, 1994, and Schedule 13G dated February 10, 1994, e) FCC's Registration Statement on Form S-4 dated _______, related to this proposed transaction, of which Bancorp's Proxy Statement /FCC's Prospectus, to be dated October 3, 1994, is a part; f) various FCC information and correspondence. We have also reviewed statistical and financial information derived from various statistical services for Bancorp, FCC, and comparable companies, as well as certain publicly-available information and analysis relating to them.

          We have reviewed certain historical market information for the common stock of Bancorp and note that no independent market exists for the shares. We note that, at present, Bancorp has authorized 10,000,000 shares, of which 100,000 shares are issued and outstanding and no shares are held in its treasury. In addition, we have reviewed certain historical market information for the common stock of FCC. We note that at June 30, 1994, FCC had authorized 100 million shares of FCC common stock, of which at such date 26,144,036 shares were issued and outstanding, and no shares were held as treasury stock. In addition, FCC had authorized 5,000,000 shares of preferred stock , no par value, authorized of which 2,399,170 shares were issued and outstanding and no shares were held in its treasury.

          We have analyzed the historical performance of Bancorp and FCC and have considered the current financial condition, operations and prospects for both companies. We have held discussions with the management of both companies about these matters. We analyzed information and data provided by the management of Bancorp concerning the loans, other real estate, securities portfolio, fixed assets and operations, although we did not perform an independent review of Bancorp's assets or liabilities. We have relied solely on Bancorp and FCC for information as to the adequacy of the loan loss reserve and the value of other real estate held.

          Also, we compared certain financial and stock market data for peer groups of bank holding companies whose securities are publicly traded; reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally; considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and performed such other studies and analyses as we deemed appropriate to this analysis. This opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

          In our review, we have relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and other information reviewed by us for purposes of this opinion. We express no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value received by the holders of Bancorp Common Stock.

          Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion that the proposed Exchange Ratio is fair to City Bancorp, Inc., and its shareholders, from a financial point of view.

          Very truly yours,

          CHAFFE & ASSOCIATES, INC.

                                      APPENDIX C

                           EXCERPT FROM SECTION 131 OF THE

                          LOUISIANA BUSINESS CORPORATION LAW

                                                                 APPENDIX C


                             EXCERPT FROM SECTION 131 OF
                        THE LOUISIANA BUSINESS CORPORATION LAW


               C. [A]ny shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken....

               D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

               E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

               F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corpora-tion has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

               G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

               H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


          Item 20.  Indemnification of Directors and Officers

               Section 83 of the Louisiana Business Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of the fact that he is or was a director, officer, employee or agent of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

               The indemnification provisions of the Louisiana Business Corporation Law are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

               Section 11 of FCC's by-laws (the "Indemnification By-Law") provides for mandatory indemnification for directors and officers or former directors and officers of FCC to the full extent permitted by Louisiana law. The right to indemnification provided by the Indemnification By-law applies to all covered claims, whether such claims arose before or after the date the Indemnification By-law was adopted.

               As permitted by FCC's Articles of Incorporation, FCC has entered into contracts with its directors and officers providing for indemnification to the fullest extent permitted by law ("Indemnification Contracts"). The rights of the directors and officers under the Indemnification Contracts substantially mirror those granted under the Indemnification By-law.

               FCC maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

               The Indemnification Contracts provide that, to the extent insurance is reasonably available, FCC will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if FCC does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

          Item 21.  Exhibits and Financial Statement Schedules

          (a)  Exhibits

               The   following  Exhibits  are  filed  as   part   of   this
          Registration Statement:

            Exhibit No.                        Description

                 2 Agreement and Plan of Merger dated August 12, 1994 included in the Registration Statement as Appendix A.

                4.1 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible
                              Debenture  due  2000, Series  A  included  as
                              Exhibit 4.1 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

                4.2 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible
                              Debenture  due  2000, Series  B  included  as
                              Exhibit 4.2 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1986 and incorporated herein by reference.

                 5            Opinion of Correro, Fishman & Casteix, L.L.P.

                 8 Form of opinion of Arthur Andersen LLP as to certain tax matters.

                 15           Letter   of  Arthur  Andersen  LLP  regarding
                              unaudited interim financial information.

                23.1          Consent of Arthur Andersen LLP

                23.2          Consent of Castaing, Hussey & Lolan.

                23.3          Consent   of   Correro,  Fishman  &  Casteix,
                              L.L.P., included in Exhibit 5.

                 24 Powers of Attorney of directors of First Commerce Corporation contained on page S-1 of the registration statement.

                 99           Form of Proxy of City Bancorp, Inc.
               _________________

          (b)  Financial Statement Schedules

               None

          Item 22.  Undertakings

               The undersigned Registrant hereby undertakes as follows:

                    (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                    (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                    (3) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                    (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                      Signatures

               Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Orleans, State of Louisiana on the 30th day of September, 1994.

                                             FIRST COMMERCE CORPORATION


                                             By:  /s/  DAVID B. KELSO
                                                       David B. Kelso
                                                Executive Vice President and
                                                  Chief Financial Officer



               Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints David B. Kelso and Thomas L. Callicutt, Jr., or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to such Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Signature                  Title                Date

          /s/ IAN ARNOF               President and Chief    September 23, 1994
                  Ian Arnof           Executive   Officer
                                      and Director

          /s/ HERMANN MOYSE, JR.      Chairman   of   the    September 23, 1994
              Hermann Moyse, Jr.      Board

          /s/ DAVID B. KELSO          Executive      Vice    September 23, 1994
                David B. Kelso        President and Chief
                                      Financial Officer

          /s/ THOMAS L. CALICUTT, JR. Senior Vice President  September 23, 1994
             Thomas L. Callicutt, Jr. and  Controller
                                      (Principal Accounting
                                      Officer)

                                            Director                     , 1994
             James J. Bailey III

          /s/ JOHN W. BARTON                Director         September 23, 1994
                John W. Barton

                                            Director                     , 1994
            Sydney J. Bestoff III

          /s/ ROBERT H. BOLTON              Director         September 23, 1994
               Robert H. Bolton

          /s/ FRANCES B. DAVIS              Director         September 23, 1994
               Frances B. Davis

          /s/ LAURANCE EUSTIS, JR.          Director         September 23, 1994
             Laurance Eustis, Jr.

          /s/ WILLIAM P. FULLER             Director         September 23, 1994
              William P. Fuller

          /s/ ARTHUR HOLLINS III            Director         September 23, 1994
              Arthur Hollins III

          /s/ F. BEN JAMES, JR.             Director         September 23, 1994
              F. Ben James, Jr.

          /s/ ERIK F. JOHNSEN               Director         September 23, 1994
               Erik F. Johnsen

          /s/ JOSEPH MERRICK JONES, JR.     Director         September 23, 1994
            Joseph Merrick Jones, Jr.

                                            Director                     , 1994
               Edwin Lupberger

          /s/ O. MILES POLLARD, JR.         Director         September 23, 1994
            O. Miles Pollard, Jr.

          /s/ G. FRANK PURVIS, JR.          Director         September 23, 1994
             G. Frank Purvis, Jr.

          /s/ EDWARD M. SIMMONS             Director         September 23, 1994
              Edward M. Simmons

          /s/ H. LEIGHTON STEWARD           Director         September 23, 1994
             H. Leighton Steward


          /s/ JOSEPH B. STOREY              Director         September 23, 1994
               Joseph B. Storey

          /s/ ROBERT A. WEIGLE              Director         September 23, 1994
               Robert A. Weigle

                                         EXHIBIT INDEX
                                                                Sequentially
                                                                  Numbered
          Exhibits                                                 Pages

            2       Agreement  and  Plan of Merger dated August
                    12,  1994  included   in  the  Registration
                    Statement as Appendix A.

           4.1 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible Debenture due 2000, Series A included as Exhibit 4.1 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

           4.2 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible Debenture due 2000, Series B included as Exhibit 4.2 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1986 and incorporated herein by reference.

            5       Opinion  of  Correro,  Fishman  &  Casteix,
                    L.L.P.

            8       Form  of  opinion  of  Arthur Andersen LLP,
                    independent   public  accountants   as   to
                    certain tax matters.

            15 Letter of Arthur Andersen LLP regarding unaudited interim financial information.

           23.1     Consent of Arthur Andersen LLP

           23.2     Consent of Castaing, Hussey & Lolan.

           23.3     Consent  of  Correro,  Fishman  &  Casteix,
                    L.L.P. included in Exhibit 5.

            24      Powers  of  Attorney  of directors of First
                    Commerce Corporation contained on page S-1 of the registration statement.

            99      Form of Proxy of City Bancorp, Inc.

               _________________